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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Travelers Companies, Inc.
(Name of Registrant as Specified In Its Charter)

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485 Lexington Avenue New York, New York 10017

April 6, 2018

Dear Shareholders:

Please join us for The Travelers Companies, Inc. Annual Meeting of Shareholders on Wednesday, May 23, 2018, at 9:00 a.m. (Eastern Daylight Time) at the Hartford Marriott Downtown, 200 Columbus Boulevard, Hartford, Connecticut 06103.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

At this year's meeting, you will be asked to:

  1.
  Elect the 12 director nominees listed in the Proxy Statement;

  2.
  Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018;

  3.
  Consider a non-binding vote to approve executive compensation;

  4.
  Consider a shareholder proposal relating to a diversity report, including EEOC data, if presented at the Annual Meeting; and

  5.
  Consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors recommends that you vote FOR each of the nominees listed in the Proxy Statement, FOR items 2 and 3 and AGAINST item 4.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone, or by completing a paper proxy card and returning it by mail. You may also vote in person at the Annual Meeting.

Thank you for your continued support of Travelers.

Sincerely,

Alan D. Schnitzer
Chairman and Chief Executive Officer

HOW TO VOTE BY PROXY

If, at the close of business on March 27, 2018 (the "Record Date"), you were a shareholder of record or held shares through The Travelers Companies, Inc. (the "Company" or "Travelers") 401(k) Savings Plan or through a broker or nominee, you may vote your shares by proxy on the Internet, by telephone or by mail. For shares held of record or through a broker or nominee, you may also vote in person at the Annual Meeting of Shareholders to be held on May 23, 2018 (the "Annual Meeting"). For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce our administrative and postage costs, we ask that you vote on the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies or change your vote at the times and as described on page 68.

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 22, 2018 to be counted.

If you hold shares through Travelers' 401(k) Savings Plan, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 21, 2018 to be counted. Those votes cannot be changed or revoked after that time, and those shares cannot be voted in person at the Annual Meeting.

To Vote by Proxy Over the Internet
•
Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•
You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials (the "Notice") or on your proxy card.

To Vote by Proxy Over the Telephone
•
From a touch-tone telephone, dial (800) 690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•
You will need the 16-digit number included on your Notice or on your proxy card.

To Vote by Proxy by Mail
•
If you have not already received a proxy card, you may request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•
When you receive the proxy card, mark your selections on the proxy card.

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Date and sign your name exactly as it appears on your proxy card.

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Mail the proxy card in the postage-paid envelope that will be provided to you.

HOW TO VOTE IN PERSON

If you plan to attend the Annual Meeting and vote in person, you must present a form of personal identification (such as a driver's license) along with your Notice, proxy card or proof of ownership (and if your shares are held in street name, a bank or brokerage account statement as proof of ownership). You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the recordholder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance using one of the voting methods described above so that your vote will be counted if you later decide not to attend the meeting.

Your vote is important. Thank you for voting.

Notice of Annual Meeting of Shareholders

Wednesday, May 23, 2018
9:00 a.m. Eastern Daylight Time

Hartford Marriott Downtown, 200 Columbus Boulevard, Hartford, Connecticut 06103

Items of Business

1.
Elect the 12 director nominees listed in the Proxy Statement.

2.
Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018.

3.
Consider a non-binding vote to approve executive compensation.

4.
Consider a shareholder proposal relating to a diversity report, including EEOC data, if presented at the Annual Meeting.

5.
Consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date
You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 27, 2018.

Voting by Proxy
To ensure your shares are voted, you may vote your shares by proxy on the Internet, by telephone or by completing a paper proxy card and returning it by mail. Internet and telephone voting procedures are described on the preceding page and in the General Information About the Meeting section beginning on page 68 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Wendy C. Skjerven Corporate Secretary
This Notice of Annual Meeting and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about April 6, 2018.

Proxy Statement

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	i

Corporate Governance | Item 1 – Election of Directors and Nominees for Election of Directors

ITEM 1 — ELECTION OF DIRECTORS

There are currently 13 members of the Board of Directors (the "Board"). On February 7, 2018, the Board, upon recommendation of its Nominating and Governance Committee, unanimously nominated the 12 directors listed below for re-election to the Board at the Annual Meeting. Mr. Cleve Killingsworth Jr., who currently serves as a director, notified the Board that he would not stand for re-election to the Board at the Annual Meeting. Mr. Killingsworth's decision was not due to any disagreement with the Company's management or the Board. Mr. Killingsworth will serve out the remainder of his term, which will end at the Annual Meeting. The Company is grateful to Mr. Killingsworth for his many years of service on the Board.

The directors elected at the Annual Meeting will hold office until the 2019 annual meeting of shareholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the form of proxy card (the "proxyholders") attached to this Proxy Statement as filed with the Securities and Exchange Commission ("SEC") intend to vote the proxies held by them for the election of the 12 nominees named below. The proxies cannot be voted for more than 12 candidates for director. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that would be the case, proxies received will be voted for the election of such other persons, if any, as the Board of Directors may designate.

Your Board recommends you vote "FOR" the election of all director nominees.

NOMINEES FOR ELECTION OF DIRECTORS

Director since 2007 Committees: Audit Risk

 Alan L. Beller

Background

Mr. Beller, 68, is Senior Counsel of the law firm of Cleary Gottlieb Steen & Hamilton LLP ("Cleary"), based in the New York City office. Mr. Beller joined Cleary in 1976 and was a partner in the firm from 1984 through 2001. From 2002 to 2006, he served as the Director of the Division of Corporation Finance of the SEC and as Senior Counselor to the SEC. He returned to Cleary in August 2006 and was a partner in the firm until 2014 when he became Senior Counsel.

Other Board Service

Mr. Beller is a member of the Board of Trustees of the IFRS Foundation and the Board of Directors of the Sustainability Accounting Standards Board (SASB) Foundation.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Mr. Beller's senior-level public service and his significant experience and expertise in the areas of law, risk management oversight and corporate governance. In addition, the Committee considered Mr. Beller's significant experience and expertise with respect to financial, accounting and auditing matters and their regulation.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	1

Corporate Governance | Nominees for Election of Directors

Director since 1994 Committees: Audit Executive Risk

 John H. Dasburg

Background

Mr. Dasburg, 75, has been Chairman and Chief Executive Officer of ASTAR USA, LLC, a holding company investing in aviation operations, since April 2003. He served as Chairman, Chief Executive Officer and President of Burger King Corporation from April 2001 through January 2003. Mr. Dasburg served as President and Chief Executive Officer of Northwest Airlines from 1989 through March 2001. From 1980 to 1989, he held a number of positions at Marriott Corporation, including President of The Lodging Group, Chief Financial Officer and Chief Real Estate Officer. From 1973 to 1980, Mr. Dasburg was employed by KPMG Peat Marwick, serving as a Tax Partner from 1978 to 1980.

Other Board Service

Mr. Dasburg is a director of the Miami Cancer Institute.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Mr. Dasburg's experience as a public company CEO and his significant experience and expertise in areas of management, accounting and finance.

The Board and Nominating and Governance Committee also considered that Mr. Dasburg will have reached the age of retirement under our Governance Guidelines prior to the Annual Meeting and, accordingly, would not be eligible to be nominated for re-election to the Board at the Annual Meeting absent a waiver of the Governance Guidelines age limit. The Board and Nominating and Governance Committee considered Mr. Dasburg's expertise, his extensive experience with the Company, his position as Lead Director of the Board, as well as the needs of the Company and the benefit his continued service on the Board could provide and decided to waive the age limit with respect to Mr. Dasburg this year to allow for his nomination for election at the Annual Meeting.

Director since 2001 Committees: Compensation Executive Investment and Capital Markets Nominating and Governance

 Janet M. Dolan

Background

Ms. Dolan, age 68, has been President of Act 3 Enterprises, LLC, a consulting services company, since August 2006. She served as President and Chief Executive Officer of Tennant Company, a manufacturer of nonresidential floor maintenance equipment and products, from April 1999 until her retirement in December 2005, and she had served in a number of senior executive positions with Tennant Company from 1986 until April 1999. Prior to joining Tennant Company, Ms. Dolan was a director of the Minnesota Lawyers' Professional Responsibility Board.

Other Board Service

Ms. Dolan is a director of Wenger Corporation and was a director of Donaldson Company, Inc. until November 2014.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Ms. Dolan's experience as a public company CEO and her significant experience and expertise in management and in legal and compliance matters.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	2

Corporate Governance | Nominees for Election of Directors

Director since 1998 Committees: Compensation Executive Investment and Capital Markets Nominating and Governance

 Kenneth M. Duberstein

Background

Mr. Duberstein, age 73, has been Chairman and Chief Executive Officer of The Duberstein Group, Inc., a strategic advisory and consulting firm, since 1989. Previously, Mr. Duberstein served as Chief of Staff to President Ronald Reagan from 1988 to 1989 and as Deputy Chief of Staff during 1987. From 1984 to 1986, Mr. Duberstein was Vice President of Timmons & Company in Washington, D.C. Prior to that, he held the White House position as Assistant to the President, Legislative Affairs from 1981 to 1983. From 1977 to 1980, Mr. Duberstein was Vice President of the Committee for Economic Development.

Other Board Service

Mr. Duberstein is a director of The Boeing Company and Mack-Cali Realty Corporation and was a director of Dell Inc. until October 2013. Mr. Duberstein serves as Chairman of the Harvard Institute of Politics at the Kennedy School of Government, is a director of the Brookings Institution and the National Alliance to End Homelessness and is a lifetime trustee for the Kennedy Center for the Performing Arts.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Mr. Duberstein's experience both in the highest levels of the U.S. government and as an outside strategic corporate advisor and his significant experience and expertise in public policy, public and government affairs and corporate governance.

The Board and Nominating and Governance Committee also considered that Mr. Duberstein will have reached the age of retirement under our Governance Guidelines prior to the Annual Meeting and, accordingly, would not be eligible to be nominated for re-election to the Board at the Annual Meeting absent a waiver of the Governance Guidelines age limit. The Board and Nominating and Governance Committee considered Mr. Duberstein's expertise, his extensive experience with the Company, his position as Chair of the Nominating and Governance Committee, as well as the needs of the Company and the benefit his continued service on the Board could provide and decided to waive the age limit with respect to Mr. Duberstein this year to allow for his nomination for election at the Annual Meeting.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	3

Corporate Governance | Nominees for Election of Directors

Director since 2007 Committees: Audit Risk

 Patricia L. Higgins

Background

Ms. Higgins, age 68, served as President and Chief Executive Officer of Switch and Data Facilities, Inc., a provider of neutral interconnection and collocation services, from September 2000 until her retirement in February 2004. In 1999 and 2000, Ms. Higgins served as Executive Vice President of the Gartner Group and Chairman and Chief Executive Officer of the Research Board, a segment of the Gartner Group. From 1997 to 1999, she served as Corporate Vice President and Chief Information Officer of Alcoa Inc., and from 1995 to 1997, she served as Vice President and President (Communications Market Business Unit) of Unisys Corporation. From 1977 to 1995, she served in various managerial positions, including as Corporate Vice President and Group Vice President (State of New York) for Verizon (NYNEX) and Vice President, International Sales Operations (Lucent) for AT&T Corporation/Lucent.

Other Board Service

Ms. Higgins is a director of Barnes & Noble,  Inc., Internap Corporation, Dycom Industries and the Dali Museum.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Ms. Higgins' experience as a public company Chief Information Officer and her significant experience and expertise in management as well as information technology strategy and operations.

Director since 2012 Committees: Audit Executive Risk

 William J. Kane

Background

Mr. Kane, age 67, served as an audit partner with Ernst & Young for 25 years until his retirement in 2010, during which time he specialized in providing accounting, auditing and consulting services to the insurance and financial services industries. Prior to that he served in various auditing roles with Ernst & Young.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Mr. Kane's experience as an audit partner of a registered public accounting firm and his significant experience and expertise in financial controls, financial reporting, management and the insurance industry.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	4

Corporate Governance | Nominees for Election of Directors

Director since 2017 Committees: Compensation Investment and Capital Markets Nominating and Governance

 Clarence Otis Jr.

Background

Mr. Otis, age 61, served as Chairman and Chief Executive Officer of Darden Restaurants, Inc., the largest company-owned and operated full-service restaurant company in the world. He became Darden's Chief Executive Officer in 2004, assumed the additional role of Chairman in 2005 and served in both capacities until his retirement in 2014. Mr. Otis joined Darden Restaurants, Inc. in 1995 and served in various roles with Darden, including Vice President and Treasurer, and Senior Vice President and Chief Financial Officer.

Other Board Service

Mr. Otis is a director of Verizon Communications,  Inc., VF Corporation and MFS Mutual Funds and was a Class B director of the Federal Reserve Bank of Atlanta until December 2015.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Mr. Otis's experience as a public company CEO and his significant experience and expertise in operations, financial oversight and risk management.

Director since 2014 Committees: Compensation Investment and Capital Markets Nominating and Governance

 Philip T. (Pete) Ruegger III

Mr. Ruegger, age 68, served as Chairman of the Executive Committee of the law firm Simpson Thacher & Bartlett LLP from 2004 until his retirement in 2013. He was a member of the firm's executive committee from 1993 through June 2013. Mr. Ruegger joined Simpson Thacher & Bartlett LLP in 1974 and became a partner in 1981. At Simpson Thacher & Bartlett LLP, he advised clients on mergers and acquisitions, corporate governance, investigations, corporate finance and general corporate and securities law matters.

Other Board Service

Mr. Ruegger is Chairman of the Executive Committee of the Henry Street Settlement, a New York City based not-for-profit.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Mr. Ruegger's experience as the leader of a large international corporate law firm and his significant experience and expertise in mergers and acquisitions and other corporate transactional matters, as well as risk management.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	5

Corporate Governance | Nominees for Election of Directors

Director since 2016 Committees: Audit Executive Risk

 Todd C. Schermerhorn

Background

Mr. Schermerhorn, age 57, served as Senior Vice President and Chief Financial Officer of C. R. Bard, Inc., a multinational developer, manufacturer and marketer of life-enhancing medical technologies, from 2003 until his retirement in 2012. Prior to that, he had been Vice President and Treasurer of C. R. Bard from 1998 to 2003. From 1985 to 1998, Mr. Schermerhorn held various other management positions with C. R. Bard.

Other Board Service

Mr. Schermerhorn was a director of The Spectranetics Corporation until August 2017 and was a director of Thoratec Corporation until October 2015.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Mr. Schermerhorn's experience as a public company Chief Financial Officer and his significant experience and expertise in management, accounting and business operations, including international operations.

Director since 2015 Committees: Executive

 Alan D. Schnitzer

Background

Mr. Schnitzer, age 52, is Chairman and Chief Executive Officer of Travelers. He was previously the Company's Vice Chairman and Chief Executive Officer, Business and International Insurance from July 2014 to December 2015. He was Vice Chairman—Financial, Professional and International Insurance and Field Management; Chief Legal Officer from May 2012 until July 2014. Prior to that, he was Vice Chairman and Chief Legal Officer since joining the Company in April 2007 and Executive Vice President—Financial, Professional and International Insurance since May 2008. Prior to joining the Company, he was a partner at Simpson Thacher & Bartlett LLP.

Other Board Service

Mr. Schnitzer serves as a member of the Board of Trustees of the University of Pennsylvania, the Board of Overseers of the Memorial Sloan Kettering Cancer Center and the Board of Directors of the Connecticut Council for Education Reform.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Mr. Schnitzer's position as Chairman and CEO of the Company and his significant experience in the management of the Company in various roles, including as Chief Executive Officer of Business and International Insurance, the Company's largest business segment, as well as his significant experience and expertise in management, finance and law.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	6

Corporate Governance | Nominees for Election of Directors

Director since 2009 Committees: Compensation Executive Investment and Capital Markets Nominating and Governance

 Donald J. Shepard

Background

Mr. Shepard, age 71, served as Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., an international life insurance and pension company, from April 2002 until his retirement in April 2008. Prior to that, he served as Chief Executive Officer of AEGON USA since 1989, and in 1992, he became a member of the Executive Board of AEGON N.V.

Other Board Service

Mr. Shepard is a director of PNC Financial Services Group, Inc. and was a director of CSX Corporation until June 2017.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Mr. Shepard's experience as a public insurance company CEO and his significant experience and expertise in management and international business.

Director since 2004 Committees: Audit Risk

 Laurie J. Thomsen

Background

Ms. Thomsen, age 60, served as an Executive Partner of New Profit, Inc., a venture philanthropy firm, from 2006 to 2010, and she served on its board from 2001 to 2006. Prior to that, from 1995 to 2004, she was a co-founder, General Partner and Retiring General Partner of Prism Venture Partners, a venture capital firm investing in healthcare and technology companies. From 1984 until 1995, she worked at the venture capital firm Harbourvest Partners in Boston, where she was a General Partner from 1988 until 1995. Ms. Thomsen was in commercial lending at U.S. Trust Company of New York from 1979 until 1984.

Other Board Service

Ms. Thomsen is a director of Dycom Industries and MFS Mutual Funds and an emeritus Trustee of Williams College.

Nomination Considerations

The Board and the Nominating and Governance Committee considered in particular Ms. Thomsen's experience as a general partner of a venture capital firm and her significant experience and expertise in investments, finance and the development of emerging businesses.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	7

Corporate Governance | Governance of Your Company

GOVERNANCE OF YOUR COMPANY

Governance Highlights

Our commitment to good corporate governance is reflected in our Governance Guidelines, which describe the Board's views on a wide range of governance topics. These Governance Guidelines are reviewed annually by the Nominating and Governance Committee, and any changes deemed appropriate by the Committee in light of emerging practices or otherwise are submitted to the full Board for consideration. Our Governance Guidelines can be found on the Corporate Governance page of the "For Investors" section on our website at www.travelers.com.

Board Composition and Accountability

Independence	All of our director nominees other than our Chairman and CEO are independent.

Committee independence	All committees are comprised of independent directors other than the Executive Committee on which our Chairman and CEO serves.

Independent Chair or independent Lead Director	The Board has an independent Chair or independent Lead Director whenever the Chair is a member of management or not otherwise independent.

Executive session	Independent members of the Board and each of the committees regularly meet in executive session with no member of management present.

Risk oversight	The Board and committees annually review their oversight of risk and the allocation of risk oversight among the committees.

Director education	The Nominating and Governance Committee oversees educational sessions for directors on matters relevant to the Company, its business plan and risk profile.

Board evaluation	The Board and each of its committees evaluate and discuss their respective performance and effectiveness every year.

Diversity of skills and experience	The composition of the Board encompasses a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to our business.

Board tenure	The Board's balanced approach to refreshment results in an appropriate mix of long-serving and new directors.

Shareholder Rights

Annually elected directors	The annual election of directors reinforces the Board's accountability to shareholders.

Majority voting standard for director elections	Directors must be elected under a "majority voting" standard in uncontested elections–a director who receives fewer votes "For" his or her election than "Against" must promptly tender his or her resignation to the Board.

Single voting class	Our common stock is the only class of shares outstanding.

Proxy access	Each shareholder, or a group of up to 20 shareholders, owning 3% or more of our common stock continuously for at least three years may, in accordance with the terms specified in our bylaws, nominate and include in our proxy materials director nominees constituting the greater of two directors or 20% of the Board.

Poison pill	The Company does not have a poison pill.

Board Compensation

Director stock ownership	Non-management directors are required to accumulate and retain a level of ownership of our equity securities to align the interests of the non-management directors and the shareholders.

Deferred stock units	Non-management directors receive over 50% of their annual compensation under the Director Compensation Program in the form of deferred stock units, and the shares underlying these units are not distributed to a director until at least six months after the director leaves the Board.

Compensation review	The Nominating and Governance Committee reviews the appropriateness of the Director Compensation Program at least once every two years.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	8

Corporate Governance | Governance of Your Company

Governance Structure of the Board – Lead Director

Our bylaws provide that the Board, at its regular meeting each year immediately following the annual shareholders meeting, shall elect a Chairman of the Board. The Board maintains the flexibility to determine whether the roles of Chairman and CEO should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairman, would not result in better governance or oversight.

Our Governance Guidelines provide for the position of Lead Director whenever the Chairman of the Board is a director who does not qualify as an independent director. In August 2017, the Board elected Mr. Schnitzer, the Company's CEO since December 2015, as Chairman of the Board. Upon the election of Mr. Schnitzer as Chairman, the independent directors elected Mr. Dasburg, who was formerly our independent Chairman of the Board, as independent Lead Director of the Board. The Board believes that its current leadership structure is appropriate for the Company at this time. The Board believes that the responsibilities of the Lead Director help to assure appropriate oversight of the Company's management by the Board and optimal functioning of the Board. The effectiveness of the Lead Director is enhanced by the Board's independent character. In addition, as described in more detail under "Nominees for Election of Directors—Nomination Considerations", the Lead Director and the independent directors have substantial experience with public company management and governance, in general, and the Company, in particular. At the same time, the combined role of Chairman and Chief Executive Officer, in the case of the Company, means that the Chair of the Board has longstanding experience with property and casualty insurance and ongoing executive responsibility for the Company. In the Board's view, this enables the Board to better understand the Company and work with management to enhance shareholder value. In addition, the Board believes that this structure enables it to better fulfill its risk oversight responsibilities and enhances the ability of the Chief Executive Officer to effectively communicate the Board's view to management.

In accordance with our Governance Guidelines, the Lead Director is responsible for coordinating the efforts of the independent and non-management directors "in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management". Among other things, under our Governance Guidelines, the independent Lead Director has the authority to:

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convene, set the agendas for, and chair the regular executive sessions of the independent directors;

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convene and chair other meetings of the independent directors as deemed necessary;

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provide direction regarding the meeting schedules, information to be sent to the Board and input regarding meeting agenda items;

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act as a liaison between the independent directors, committee chairs and senior management;

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receive and review correspondence sent to the Company's office addressed to the Board or independent directors and, together with the CEO, to determine appropriate responses if any; and

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in concert with the chairs of the Board's committees, recommend to the Board the retention of consultants and advisors who directly report to the Board, without consulting or obtaining the advance authorization of any officer of the Company.

This structure facilitates the continued strong communication and coordination between management and the Board and enables the Board to fulfill its risk oversight responsibilities. A complete description of the role of the independent Lead Director is set forth in our Governance Guidelines.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	9

Corporate Governance | Governance of Your Company

Committees of the Board and Meetings

There are six standing committees of the Board: the Audit Committee; the Compensation Committee; the Executive Committee; the Investment and Capital Markets Committee; the Nominating and Governance Committee; and the Risk Committee.

The Board has adopted a written charter for each of these committees, copies of which are posted on our website at www.travelers.com under "For Investors: Corporate Governance: Charter Documents". Each committee reviews its charter annually and, when appropriate, presents to the

Nominating and Governance Committee and the Board any recommended amendments for consideration and approval.

Non-employee members of the Board regularly meet in executive session with no members of management present. Executive sessions are chaired by the independent Lead Director. Each of the committees also meets regularly in executive session.

The following table summarizes the current membership of the standing committees of the Board, as well as the number of times each committee met during 2017.

Director	Audit	Compensation	Executive	Investment and Capital Markets	Nominating and Governance	Risk

Mr. Beller	✓					✓
Mr. Dasburg	✓		Chair			✓
Ms. Dolan		✓	✓	Chair	✓
Mr. Duberstein		✓	✓	✓	Chair
Ms. Higgins	✓					✓
Mr. Kane	Chair		✓			✓
Mr. Killingsworth		✓		✓	✓
Mr. Otis		✓		✓	✓
Mr. Ruegger		✓		✓	✓
Mr. Schermerhorn	✓		✓			Chair
Mr. Schnitzer			✓
Mr. Shepard		Chair	✓	✓	✓
Ms. Thomsen	✓					✓
Meetings in 2017	10	5	-	5	4	4

The Board held five meetings in 2017. Directors are encouraged and expected, but not required, to attend each annual meeting of shareholders.

•
Each of the directors is independent, other than Mr. Schnitzer who currently serves as our Chairman and Chief Executive Officer.

•
Each committee of the Board, other than the Executive Committee on which Mr. Schnitzer serves, is composed solely of independent directors.
•
Each director attended 75% or more of the total number of meetings of the Board and of the committees on which each such director served during 2017.

•
All of the directors serving at the time of last year's annual meeting, other than Mr. Hodgson who retired effective at such meeting, attended last year's annual meeting of shareholders.

Audit Committee

All members of the Audit Committee are "independent", consistent with our Governance Guidelines, the New York Stock Exchange ("NYSE") listing standards and SEC rules applicable to boards of directors in general and audit committees in particular. In addition, the Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE. The Board also has determined that Mr. Kane's extensive experience as an audit partner with Ernst & Young for 25 years qualifies him as an audit committee financial expert. In addition, the Board designated Mr. Dasburg as an audit committee financial expert after considering his experience with KPMG Peat

Marwick from 1973 to 1980, his service as a KPMG Tax Partner from 1978 to 1980, his experience as Chief Financial Officer of Marriott Corporation, Chief Executive Officer of Northwest Airlines, Burger King Corporation and ASTAR and his service on the audit committees of other public companies. The Board also designated Mr. Schermerhorn as an audit committee financial expert after considering his experience as Senior Vice President and Chief Financial Officer with C. R. Bard, Inc. from 2003 to 2012, his service as Vice President and Treasurer of C. R. Bard, Inc. from 1998 to 2003 and his service on the audit committees of other public companies.

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The duties and responsibilities of the Audit Committee include the following:

•
assist the Board in exercising its oversight of the Company's accounting and financial reporting process and audits of the Company's financial statements;

•
appoint our independent registered public accounting firm and review its qualifications, performance and independence;

•
review and pre-approve the audit and permitted non-audit services and proposed fees of the independent registered public accounting firm;
•
review the adequacy of the work performed by our internal audit group; and

•
review reports from management, the internal auditors and the independent registered public accounting firm with respect to the adequacy of the Company's internal controls.

With respect to reporting and disclosure matters, the duties and responsibilities of the Audit Committee include reviewing our audited financial statements and recommending to the Board that they be included in our Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

Compensation Committee

All members of the Compensation Committee are "independent" consistent with our Governance Guidelines, the NYSE listing standards and SEC rules applicable to boards of directors in general and compensation committee members in particular. In addition, all members of the Compensation Committee qualify as "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as "outside directors" for purposes of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). With respect to general compensation matters, the duties and responsibilities of the Compensation Committee include the following:

•
review and approve the performance goals and individual objectives for our Chief Executive Officer ("CEO") and those members of our Management Committee who are executive officers or report directly to the CEO (together with the CEO, the "Committee Approved Officers");

•
review the performance and approve the salaries and incentive compensation of the Committee Approved Officers;

•
review and approve policies with respect to perquisites of the CEO and other members of management;

•
approve and monitor compliance with stock ownership guidelines applicable to the CEO and other members of management;

•
review and approve our compensation philosophy and objectives and recommend to the Board for approval compensation and benefit programs determined by the Compensation Committee to be appropriate;
•
review the operation of our overall compensation program to evaluate its objectives and its execution and recommend to the Board steps to modify our compensation programs to better conform them with the established compensation objectives;

•
review and approve any new equity compensation plans and material amendments to existing plans where shareholder approval has not been obtained and oversee management's administration of such plans;

•
review our regulatory compliance with respect to compensation matters;

•
review and approve any severance or similar termination payments proposed to be made to any current or former executive officer;

•
review and approve all stock option, restricted stock, restricted stock unit, performance share and similar stock-based grants;

•
conduct an independence assessment prior to selecting any compensation consultant, legal counsel or other adviser that will provide advice to the Compensation Committee; and

•
evaluate, at least annually, whether any work provided by the Compensation Committee's compensation consultant raised any conflict of interest.

With respect to reporting and disclosure matters, the duties and responsibilities of the Compensation Committee include reviewing and discussing the "Compensation Discussion and Analysis" with management and recommending to the Board that it be included in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

Establishment of Annual Bonus and Equity Award Pools

The Compensation Committee approves the individual salary, annual bonus and equity awards for the Committee Approved Officers. In addition, the Compensation Committee approves the aggregate annual bonuses and all equity awards to employees who are not Committee Approved Officers.

The Compensation Committee considered recommendations from the CEO regarding compensation for each of the executive officers named in the "Summary Compensation Table" on page 47 and other officers.

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Delegation of Authority for "Off-Cycle" Equity Grants

The Compensation Committee has delegated limited authority to the CEO to make equity grants outside of the annual equity grant process, or "off-cycle grants", to employees and new hires who are not Committee Approved Officers. The delegation is subject to maximum grant date values of equity that can be granted to any one person. These grants can only be made on the grant dates established by our Governance Guidelines for "off-cycle" equity awards. Any grants made "off-cycle" are reported to the Compensation Committee at the next regularly scheduled quarterly meeting following such awards.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged Frederic W. Cook & Co. ("FW Cook") as its independent outside compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by FW Cook are conducted under the direction or authority of the Compensation Committee and all work performed by FW Cook must be pre-approved by the Compensation Committee or the Chair of the Compensation Committee. Neither FW Cook nor any of its affiliates maintains any other direct or indirect business relationships with the Company or any of its affiliates, other than advising the Nominating and Governance Committee with respect to director compensation. In November 2017, the Compensation Committee evaluated whether any work provided by its Compensation Committee consultant raised any conflict of interest and determined that it did not.

As requested by the Compensation Committee, in 2017, FW Cook's services to the Compensation Committee included, among other things:

•
advising with respect to the Compensation Committee meeting materials;
•
evaluating potential changes to incentive plans;

•
advising with respect to individual compensation for the Committee Approved Officers;

•
reviewing and discussing possible aggregate levels of corporate-wide bonus payments and equity awards;

•
preparing comparative analyses of executive compensation levels and design at peer group companies;

•
advising as to how actions taken by the Compensation Committee compare to the pay and performance of our peer group companies; and

•
advising in connection with the preparation of certain of the information included in this Proxy Statement.

An FW Cook representative participated in four of the five Compensation Committee meetings in 2017.

In addition to the independent, outside compensation consultant discussed above, our corporate staff (including Finance, Human Resources and Legal staff members) supports the Compensation Committee in its work. Other than with respect to the CEO's recommendations regarding compensation to be paid to executive officers, no executive officer determines or recommends to the Compensation Committee the amount or form of executive compensation to be paid to an executive officer.

Executive Committee

The Board has granted to the Executive Committee, subject to certain limitations set forth in its charter, the broad responsibility of exercising the authority of the Board in the oversight of our business during the intervals between Board meetings in order to provide a degree of flexibility and ability to respond to time-sensitive business and legal matters. The Executive Committee meets only as necessary.

Investment and Capital Markets Committee

The Investment and Capital Markets Committee assists the Board in exercising its oversight of the Company's management of its investment portfolios (including credit risk monitoring) and certain financial affairs of the Company (including capital management, such as dividend policy and actions, stock splits, repurchases of stock or other securities, financing arrangements, debt and equity financing and liquidity).

The Investment and Capital Markets Committee also reviews and either approves or recommends appropriate Board action with respect to, among other matters, the issuance of securities, the establishment of bank lines of credit and certain purchases and dispositions of real property, capital expenditure budgets and acquisitions and divestitures of assets.

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Nominating and Governance Committee

All members of the Nominating and Governance Committee are "independent" consistent with our Governance Guidelines, the NYSE listing standards and SEC rules applicable to board of directors in general. The duties and responsibilities of the Nominating and Governance Committee include the following:

•
establish criteria for the selection of candidates to serve on the Board;

•
identify and recommend director candidates for election or re-election to the Board;

•
identify and recommend directors for appointment to serve on the committees of the Board and as chair of such committees;

•
recommend adjustments, from time to time, to the size of the Board or of any Board committee;

•
establish procedures for the annual evaluation of Board and director performance;

•
oversee continuing education of directors in light of the Governance Guidelines;

•
review the director compensation program and policies and recommend changes to the Board;

•
establish and review our Governance Guidelines;

•
review the Code of Business Conduct and Ethics (the "Code of Conduct") applicable to directors and employees and recommend changes to the Board when appropriate;

•
develop and recommend to the Board standards for determining the independence of directors and the absence of material relationships between the Company and a director;

•
review succession plans for our CEO and the direct reports to the CEO;

•
review and approve or ratify all related person transactions under our Related Person Transaction Policy;

•
review the Company's public policy initiatives;

•
review and discuss with the Company's head of Government Relations the Company's participation in the political process, including political contributions and lobbying expenditures;

•
review and discuss with the Company's senior management the Company's strategies and initiatives relating to diversity and inclusion;

•
review the Company's strategies and initiatives relating to community relations and charitable giving; and

•
recommend to the Board any guidelines for the removal of directors, as it determines appropriate.

Risk Committee

The Risk Committee assists the Board in exercising its oversight of the Company's operational activities and the identification and review of those risks that could have a material impact on us. The duties and responsibilities of the Risk Committee include oversight of management's risk management activities in the following areas:

•
our enterprise risk management program;

•
the underwriting of insurance;

•
the settlement of claims;
•
the management of catastrophe exposure;

•
the retention of insured risk and appropriate levels and types of reinsurance;

•
the credit risk in our insurance operations and ceded reinsurance program;

•
our information technology operations, including cyber risk and information security; and

•
the business continuity and executive crisis management for the Company and its business operations.

Board and Committee Evaluations

Every year, the Board and each of its committees evaluate and discuss their respective performance and effectiveness, as required by the Governance Guidelines. These evaluations cover a wide range of topics, including, but not limited to, the fulfillment of the Board and committee responsibilities identified in the Governance Guidelines and committee charters. The evaluations address the Board's knowledge and understanding of, and performance with respect to, the Company's business, strategy, values and mission, the appropriateness of the

Board's structure and composition, the communication among the directors and between the Board and management and the Board's meeting process. Each committee reviews, among other topics, how the committee has satisfied the responsibilities contained in its charter in the past year as well as the organization of the committee, the committee meeting process and the committee's oversight. Each committee reports the results of its evaluation to the Board.

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Director Nominations

Process and Criteria Generally

Pursuant to our Governance Guidelines, the Nominating and Governance Committee is responsible for recommending to the Board nominees for election as director, and the Board is responsible for selecting nominees for election.

As required by our Governance Guidelines, the Board, based on the Nominating and Governance Committee's recommendation, selects nominees after considering the following criteria:

•
personal qualities and characteristics, accomplishments and reputation in the business community;

•
current knowledge and contacts in the communities in which the Company does business and in the Company's industry or other industries relevant to the Company's business;

•
ability and willingness to commit adequate time to Board and committee matters;

•
the fit of the individual's skill and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•
diversity of viewpoints, background, experience and other demographics.

The evaluation of these criteria involves the exercise of careful business judgment. Accordingly, although the Nominating and Governance Committee and the Board at a minimum assess each candidate's ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, working style, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and committee matters. The Nominating and Governance Committee and the Board do not have specific minimum qualifications that are applicable to all director candidates. The Board seeks to ensure that the Board is composed of members whose particular expertise, qualifications, attributes and skills, when taken together, allow the Board to satisfy its oversight responsibilities effectively.

Director Search

In identifying prospective director candidates for the Board, the Nominating and Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Governance Committee and the Board utilize the same criteria for evaluating candidates regardless of the source of the referral. During 2017, Mr. Clarence Otis was appointed to the

Company's Board of Directors. Mr. Otis was initially identified as a candidate for the Board by our independent Lead Director. After reviewing Mr. Otis's qualifications, meeting with him several times and discussing his nomination at two separate meetings, the Nominating and Governance Committee voted unanimously to recommend Mr. Otis to the Board of Directors. The entire Board met with Mr. Otis prior to appointing him as a member of the Board. No search fees were paid with respect to the appointment of Mr. Otis.

Diversity

As mentioned above, the Nominating and Governance Committee and the Board include diversity of "viewpoints, background, experience and other demographics" as one of several criteria that they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Governance Committee has a formal diversity policy, one of many factors that the Board and the Nominating and Governance Committee carefully consider is the importance to the Company of racial and gender diversity in board composition. Moreover, when considering director candidates, the Nominating and Governance Committee and the Board seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board's effectiveness and, as required by the Governance Guidelines, result in the Board having "a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company's business". As part of its annual self-evaluation, the Board assesses and confirms compliance with this Governance Guideline.

Shareholder Recommendations

The Nominating and Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate's full name and address, resume and biographical information to the attention of the Corporate Secretary, The Travelers Companies, Inc.,

485 Lexington Avenue, New York, New York 10017. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Governance Committee for its consideration.

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Proxy Access

Our bylaws permit a shareholder, or a group of up to 20 shareholders, that has continuously owned for three years at least 3% of the Company's outstanding common shares, to nominate and include in the Company's annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws, which are posted on our website at www.travelers.com. Shareholder requests to include shareholder-nominated directors in the Company's proxy materials for the 2019 annual meeting of shareholders must be received by the Company no earlier than November 7, 2018 and no later than December 7, 2018.

Specific Considerations Regarding 2018 Nominees

Overview

In considering the 12 director nominees named in this Proxy Statement and proposed for election by you at the Annual Meeting, the Nominating and Governance Committee and the Board evaluated and considered, among other factors:

•
each nominee's experiences, qualifications, attributes and skills, in light of the Governance Guidelines' criteria for nomination discussed on page 14, including the specific skills identified by the Board as relevant to the Company;
•
the contributions of those directors recommended for re-election in the context of the Board self-evaluation process and other needs of the Board;

•
the tenure of individual directors;

•
the mix of long-serving and new directors on the Board;

•
the specific needs of the Company given its business and industry; and

•
the diversity of viewpoints, background, experience and other demographics of the director nominees.

Individual and Overall Tenure

With respect to the individual and overall tenure of Board members, the Board and the Nominating and Governance Committee believe that the Company's industry is one where a long-term perspective is critical and a historical perspective on risk is important, and, accordingly, the Company benefits from having longstanding directors serve on the Board, including in leadership positions. At the same time, the Board and Nominating and Governance Committee also believe that incorporating new perspectives on the Board through regular refreshment is important to maintaining the right mix and diversity of viewpoints on the Board.

Through this balanced approach to refreshment, more than 50% of the independent directors have joined the Board since mid-2007, and three new independent directors have joined the Board in the last five years. In considering the 12 director nominees named in this Proxy Statement, the Nominating and Governance Committee and the Board considered the mix of tenure of the director nominees, as illustrated below.

	Director Tenure

	Less than 5 Years	5 to 11 Years	Greater than 11 Years

Number of Directors	4	4	4

In light of the foregoing, the Board and the Nominating and Governance Committee concluded that there was an appropriate mix of long-serving and new directors.

Background and Experiences

The Board and the Nominating and Governance Committee, in considering each nominee, principally focused on the background and experiences of the nominee, as described in the biographies beginning on page 1. The Board and the Nominating and Governance Committee considered that each nominee has experience serving in senior positions with significant responsibility, where each has gained valuable expertise in a number of areas relevant to the Company and its business. The Board and the Nominating and Governance Committee also considered that a number of directors have gained valuable experience and skills through serving as a director of other public and private companies.

Director Age Limit

The Governance Guidelines provide that no person who will have reached the age of 74 on or before the date of the next annual shareholders meeting will be nominated for election at that meeting without an express waiver by the Board.

The Board believes that waivers of this policy should not be automatic and should be based upon the needs of the Company and the individual attributes of the director. The Board approved a waiver of this policy in February 2018 with respect to the

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nomination of each of Mr. Dasburg and Mr. Duberstein for election as a director at the 2018 Annual Meeting. In each case the Board and Nominating and Governance Committee considered the specific expertise of Mr. Dasburg and

Mr. Duberstein as well as the needs of the Company and the benefit that continued service could provide. See "Nominees for Election of Directors" beginning on page 1.

Director Independence and Independence Determinations

Under our Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are included in our Governance Guidelines, set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director's independence. The Nominating and Governance Committee annually reviews the independence of all directors and reports its determinations to the full Board.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical independence standards, the independent members of the Board determine in their judgment whether such relationship is material.

Our Governance Guidelines require that:

•
all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee be independent; and

•
no more than two members of the Board may concurrently serve as officers of the Company.

The Board has determined that all of its current directors are independent, other than our Chairman and Chief Executive Officer, Mr. Alan Schnitzer. Consequently, assuming election of all the nominees included in this Proxy Statement, approximately 92% of the directors on the Board will be independent. The Board had also determined that Mr. Hodgson, who served as a director until the 2017 annual shareholders meeting, was independent.

In making its independence determinations, the Board considered and reviewed the various commercial, charitable and employment transactions and relationships known to the Board (including those identified through annual directors' questionnaires) that exist between us and our subsidiaries and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated. Specifically, the Board's independence determinations included reviewing membership dues, contributions and research fees paid to a trade association and affiliated entities where Mr. Donald Shepard serves as a director (but not as an executive officer or employee). Payments to the organization constituted less than 1% of such organization's consolidated gross revenues during its last completed fiscal year and were below the thresholds set forth under our categorical standards of director independence.

The Board determined that the transactions identified were not material and did not affect the independence of such director under either the Company's Governance Guidelines or the applicable NYSE rules.

Board's Role in Risk Management

Enterprise Risk Management

Enterprise Risk Management is a Company-wide initiative that involves the Board and management identifying, assessing and managing risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our Enterprise Risk Management activities involve the identification and assessment of a broad range of risks and the development of plans to mitigate their effects. The Risk Committee and the other committees of the Board, as well as our separate management-level enterprise risk and underwriting risk committees, are key elements of our enterprise risk management structure and help to establish and reinforce our strong culture of risk management. For example, having both a Board Risk Committee that oversees operational risks and the Company's Enterprise Risk Management activities, and a management-level enterprise risk committee that reports regularly to the Board Risk Committee, enables a high degree of coordination between management and the Board.

We describe our Enterprise Risk Management function in more detail in our Annual Report on Form 10-K, under "Business—Enterprise Risk Management". We also discuss the alignment of our executive compensation with our risk management below under "Risk Management and Compensation".

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Oversight of Corporate Strategy and Sustainability and Allocation of Risk Oversight

The Board works with management to set the short-term and long-term strategic objectives of the Company and to monitor progress on those objectives. In setting and monitoring strategy, the Board, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company's business model and whether the strategy is consistent with the Company's risk appetite. The Board regularly reviews the Company's progress with respect to its strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance the Company's long-term sustainability. The Board oversees these efforts in part through its various committees based on each Committee's responsibilities and expertise.

While the Risk Committee has oversight responsibility generally for our Enterprise Risk Management activities, the Board has allocated and delegated risk oversight responsibility to various committees of the Board in accordance with the following principles:

•
The Audit Committee is responsible for oversight of risks related to integrity of financial statements, including oversight of financial reporting principles and policies and internal controls, and oversight of the process for establishing insurance reserves, as well as risks related to regulatory and compliance matters generally.

•
The Risk Committee is responsible for oversight of risks related to business operations, including insurance underwriting and claims; reinsurance; catastrophe risk and the impact of changing climate conditions; credit risk in insurance operations; information technology, including cyber security; and business continuity plans.

•
The Compensation Committee is responsible for oversight of risks related to compensation programs, including formulation, administration and regulatory compliance with respect to compensation matters.
•
The Investment and Capital Markets Committee is responsible for oversight of risks in the Company's investment portfolio (including valuation and credit risks), capital structure, financing arrangements and liquidity.

•
The Nominating and Governance Committee is responsible for oversight of risks related to corporate governance matters, including succession planning, director independence and related person transactions. The Committee also oversees the Company's workforce diversity and inclusion efforts, public policy initiatives and community relations.

•
Each committee is responsible for monitoring reputational risk to the extent arising out of its allocated subject matter.

As a result, each committee charter contains specific risk oversight functions delegated by the Board, consistent with the principles set forth above. In that way, monitoring of strategic objectives, risk oversight responsibilities and oversight of the Company's sustainability more generally are shared by all committees of the Board. Further, we believe that allocating responsibility to a committee with relevant knowledge and experience improves the oversight of risks and opportunities.

The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of the Company. On at least an annual basis, the Board reviews significant risks that management, through its Enterprise Risk Management efforts, has identified. The Board then evaluates, and may change, the allocation among the various committees of oversight responsibility for each identified risk. Further, each committee periodically reports to the Board on its risk oversight activities. In addition, at least annually, the Company's Chief Risk Officer conducts a review of the interrelationships of risks and reports the results to the Risk Committee and the Board. These reports and reviews are intended to inform the Board's annual evaluation of the allocation of risk oversight responsibility.

Risk Management and Compensation

Our compensation structure is intended to encourage a careful balance of risk and reward, both on an individual risk basis and in the aggregate on a Company-wide basis, and promote a long-term perspective.

As discussed in more detail under "Compensation Discussion and Analysis" in this Proxy Statement, consistent with our goal of achieving a core return on equity in the mid-teens over time, the Compensation Committee selected adjusted operating return on equity (now referred to as "adjusted core return on equity") as the quantitative performance measure for the performance share portion of our stock-based long-term incentive program and as a material factor, although not the only factor, in determining amounts paid under our annual cash bonus program. Because core return on equity is a function of both core income and shareholders' equity, it encourages senior executives, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value, including the quality and profitability of our underwriting and investing activities and capital management.

In addition, the long-term nature of our stock-based incentive awards (which generally do not vest until three years after the award is granted), our significant executive stock ownership requirements and the fact that more than 40% of our named executive officers' total direct compensation in the aggregate

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was in the form of stock-based long-term incentives for each of the last five years, including 2017, all encourage prudent enterprise risk management and discourage excessive risk taking to achieve short-term gains.

Moreover, neither the long-term incentive awards nor annual cash bonuses require growth in revenues or earnings in order for our executives to be rewarded, and none of our executives are paid based on a formulaic percentage of revenues or profits. As a result of this and the mix of short- and long-term performance criteria across our compensation programs, among other factors, we believe that our compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Furthermore, the Compensation Committee's independent compensation consultant evaluates and advises the Compensation Committee as to the design and risk implications of our incentive plans and other aspects of our compensation programs to ensure that the mix of compensation, the balance of performance metrics and the overall compensation framework all support our short- and long-term objectives.

Dating and Pricing of Equity Grants

The Board has adopted a Governance Guideline establishing fixed grant dates for the award of "off-cycle" equity grants, so as to avoid the appearance that equity grant dates have been established with a view to benefiting recipients due to the timing of material public announcements.

In addition, to further ensure the integrity of our equity awards process, the Compensation Committee requires that the exercise price of all stock options granted, and the fair value of all equity awards made, must be determined by reference to the closing price for a share of our common stock on the NYSE on the date of any such grant or award. Under the Company's stock plans, the Compensation Committee may not take any action with respect to any stock option that would be treated as a "repricing" of such stock option, unless such action is approved by the Company's shareholders in accordance with applicable rules of the NYSE.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct, which is applicable to all of our directors, officers and employees, including our CEO, Chief Financial Officer, Controller and other senior financial officers. The Code of Conduct provides a framework for sound ethical business decisions and sets forth our expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business ethics. The Code of Conduct may be found on our website at www.travelers.com under "For Investors: Corporate Governance: Code of Conduct". Our Chief Ethics and Compliance Officer is responsible for overseeing compliance with the Code of

Conduct as part of fulfilling her responsibility for overseeing our ethics and compliance functions throughout the organization. Our Chief Ethics and Compliance Officer also assists in the communication of the Code of Conduct and oversees employee education regarding its requirements through the use of global, computer-based training, supplemented with focused in-person sessions where appropriate. All employees and directors are required to certify annually that they have reviewed, understand and agree to comply with the contents of the Code of Conduct.

Ethics Helpline

We maintain an Ethics Helpline through which employees can report integrity concerns or seek guidance regarding a policy or procedure. The Ethics Helpline is serviced by an independent company, is available seven days a week, 24 hours a day and can be accessed by individuals through a toll-free number. Employees may also access the helpline system and report integrity concerns via the Internet. In either case, employees can report concerns anonymously. We maintain a formal non-retaliation policy that prohibits retaliation against, or discipline of, an employee who raises an ethical concern in good faith.

Once an Ethics Helpline report is filed, the report is forwarded to the Ethics and Compliance Office, which is responsible for oversight of the helpline. Our Chief Ethics and Compliance Officer or her designee coordinates with management and outside resources, as appropriate, to investigate the matter, and address any ethical or compliance-related issues. The Audit Committee receives quarterly summaries of matters reported through the Ethics Helpline. In addition, any matter reported to the Chief Ethics and Compliance Officer that involves accounting, internal control or audit matters, or any fraud involving persons with a significant role in our internal controls, is reported to the Audit Committee.

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Communications with the Board

As described on our website at www.travelers.com, interested parties, including shareholders, who wish to communicate with a member or members of the Board, including the Lead Director of the Board, the Nominating and Governance Committee, the non-employee directors as a group, or the Audit Committee may do so by addressing their correspondence as follows: if intended for the full Board or one or more non-employee directors, to the Lead Director; if intended for the Lead Director, to Mr. John Dasburg; and if intended for the Audit Committee or the Nominating and Governance Committee, to the Chair of such Committee.

All such correspondence should be sent c/o Corporate Secretary, The Travelers Companies, Inc., 385 Washington Street, Saint Paul, Minnesota 55102. The office of the Corporate Secretary will forward such correspondence as appropriate.

Shareholder Engagement

In addition to the general correspondence process above, the Nominating and Governance Committee oversees a shareholder engagement program relating to the Company's governance and compensation practices. Under this program, at the direction of the Nominating and Governance Committee, management reaches out to the Company's largest shareholders at least once each year to facilitate a dialogue regarding governance, compensation and other matters. Management reports on the resulting conversations with those investors to the Nominating and Governance Committee and also, as appropriate, to the Compensation Committee. As noted under "Shareholder Engagement" in the "Compensation Discussion and Analysis" section of this Proxy Statement, in 2017 the Company engaged with shareholders representing over 39% of the Company's outstanding shares. In a number of cases, the shareholder engagement program has encouraged changes to the Company's practices. For example, in the past few years based in part on investor input:

•
the Compensation Committee enhanced the disclosure in the "Compensation Discussion and Analysis" and raised the Return on Equity thresholds for vesting of performance shares;

•
the Company provided disclosure on its website regarding its pay equity practices;

•
the Company made clarifying changes to its policy regarding participation in the political process and provided additional disclosure of political contributions and lobbying activities on its website; and

•
the Company provided additional disclosure regarding the Board's oversight of the Company's enterprise risk management program, including risks related to changing climate conditions.

Transactions with Related Persons

General

The Board has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as our Governance Guidelines and Code of Conduct.

The Related Person Transaction Policy provides that all related person transactions covered by the policy are prohibited, unless approved or ratified by the Board or by the Nominating and Governance Committee. Our directors and executive officers are required to provide prompt and detailed notice of any potential Related Person Transaction (as defined in the policy) to the Corporate Secretary, who in turn must promptly forward such notice and information to the Chair of the Nominating and Governance Committee and to our counsel for analysis, to determine whether the particular transaction constitutes a Related Person Transaction requiring compliance with the policy. The analysis and recommendation of counsel are then presented to the Nominating and Governance Committee for consideration at its next regular meeting.

In reviewing Related Person Transactions for approval or ratification, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•
the commercial reasonableness of the terms;

•
the benefit (or lack thereof) to the Company;

•
opportunity costs of alternate transactions;

•
the materiality and character of the related person's interest, including any actual or perceived conflicts of interest; and

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	19

Corporate Governance | Governance of Your Company

•
with respect to a non-employee director or nominee, whether the transaction would compromise the director's (1) independence under our Governance Guidelines, the NYSE rules (including those applicable to committee service) and Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee, (2) status as an outside director under Section 162(m), if such non-employee director serves on the Compensation Committee, or (3) status as a "non-employee director" under Rule 16b-3 of the Exchange Act, if such non-employee director serves on the Compensation Committee.

The Nominating and Governance Committee will not approve or ratify a Related Person Transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders.

Generally, the Related Person Transaction Policy applies to any current or proposed transaction in which:

•
the Company was or is to be a participant;
•
the amount involved exceeds $120,000; and

•
any related person had or will have a direct or indirect material interest.

A copy of our Related Person Transaction Policy is available on our website at www.travelers.com under "For Investors: Corporate Governance: Corporate Governance: Related Person Transaction Policy".

In addition to the Related Person Transaction Policy, our Code of Conduct requires that all employees, officers and directors avoid any situation that involves or appears to involve a conflict of interest between their personal and professional relationships. Our Audit Committee provides oversight regarding compliance with our Code of Conduct and discusses any apparent conflicts of interest with senior management. The policies of the Company also require that all employees seek approval from our Chief Ethics and Compliance Officer prior to accepting a position as a director or officer of any unaffiliated for-profit company or organization.

Employment Relationships

We employ approximately 30,800 employees, approximately 7,400 of whom work in and around Hartford, Connecticut. The following employees are related to executive officers:

•
Mr. Jay Benet is Vice Chairman and Chief Financial Officer of the Company. His stepson, Jon-Paul Mucha, has been employed by the Company since 2003. In 2017, his total compensation, including salary, bonus, equity awards and other benefits, totaled approximately $125,000. His compensation is commensurate with that of his peers.

•
Ms. Diane Bengston is Executive Vice President and Chief Human Resources Officer of the Company. Her son, Mr. Scott Bengston, has been employed by the Company since 2010. In 2017, his total compensation, including salary, bonus, equity awards and other benefits, totaled approximately $140,000. His compensation is commensurate with that of his peers.
•
Mr. Brian MacLean is President and Chief Operating Officer of the Company. His daughter, Ms. Erin Cha, and his son-in-law, Mr. Junghwan Cha, have been employed by the Company since 2005 and 2009, respectively. In 2017, their combined total compensation, including salary, bonuses, equity awards and other benefits, totaled approximately $226,000. Their compensation is commensurate with that of their peers.

•
Mr. MacLean's son-in-law, Mr. Mark Dunlap has been employed by the Company since 2012. In 2017, his total compensation, including salary, bonus, equity awards and other benefits, totaled approximately $131,000. His compensation is commensurate with that of his peers.

Third-Party Transactions

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, become beneficial owners (through aggregation of holdings of their affiliates) of 5% or more of voting securities of the Company and, as a result, are considered a "related person" under the Related Person Transaction Policy. These organizations may provide services to the Company or its benefit plans. In addition, the Company may provide insurance coverage to these organizations. In 2017, the following transactions occurred with investors who reported beneficial ownership of 5% or more of the Company's voting securities:

•
An affiliate of BlackRock, Inc. ("BlackRock") provides investment management services to the Company's Canadian Savings Plan. The participants in the Canadian Savings Plan paid approximately $135,000 in management fees to BlackRock in 2017. The investment management agreement was entered into on an arm's-length basis. In 2017, BlackRock paid premiums of approximately $882,000 for insurance policies with subsidiaries of the Company in the ordinary course of business and on substantially the same terms as those offered to other customers.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	20

Corporate Governance | Non-Employee Director Compensation

•
An affiliate of State Street Corporation ("State Street") provides investment management services to funds included in the Company's 401(k) Savings Plan. The participants in the 401(k) Savings Plan paid approximately $410,000 in management fees to State Street in 2017. The investment management agreement was entered into on an arm's-length basis. In 2017, State Street paid premiums of approximately $200,000 for insurance policies with subsidiaries of the Company in the ordinary course of business and on substantially the same terms as those offered to other customers.
•
An affiliate of The Vanguard Group ("Vanguard") provides investment management services to funds included in the Company's 401(k) Savings Plan and the qualified and non-qualified pension plans. The participants in the 401(k) Savings Plan and the Company paid approximately $1.14 million and $848,000, respectively, in management fees to Vanguard in 2017. The investment management agreements were entered into on an arm's-length basis. In 2017, Vanguard paid premiums of approximately $2.01 million for insurance policies with subsidiaries of the Company in the ordinary course of business and on substantially the same terms as those offered to other customers.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Nominating and Governance Committee of the Board recommends to the full Board for approval the amount and composition of Board compensation for non-employee directors (the "Director Compensation Program"). Directors who are our employees are not compensated for their service on the Board. In accordance with the Company's Governance Guidelines, the Nominating and Governance Committee reviews the significance and appropriateness of each of the components of the Director Compensation Program at least once every two years. The Compensation Committee's independent compensation consultant, FW Cook, advises the

Nominating and Governance Committee with respect to director compensation.

The objectives of the Nominating and Governance Committee are to compensate directors in a manner that closely aligns the interests of directors with those of our shareholders, to attract and retain highly qualified directors and to structure and set total compensation in such a manner and at such levels that will not call into question any director's objectivity. It is the Board's practice to provide a mix of cash and equity-based compensation to non-employee directors, as discussed below.

Annual Retainer and Committee Chair Fees

The current non-employee Director Compensation Program includes the following: Each non-employee director receives an annual retainer of $130,000. The chairs of certain committees are paid additional fees in cash in connection with their services as follows:

•
Audit Committee—$25,000;

•
Compensation Committee—$25,000;

•
Nominating and Governance Committee—$20,000;

•
Investment and Capital Markets Committee—$20,000; and

•
Risk Committee—$25,000.

The Lead Director is paid an additional $35,000 annual cash retainer.

Annual retainers and committee chair fees are paid in quarterly installments, in arrears at the end of each quarter, in cash or, if the director so elects, in common stock units to be credited to his or her deferred compensation account (discussed under "Director Deferral Plan" below) and distributed at a later date designated by the director.

Annual Deferred Stock Award

Under the Director Compensation Program, during 2017, each non-employee director nominated for re-election to the Board was awarded $175,000 in deferred stock units. The deferred stock units were granted under our Amended and Restated 2014 Stock Incentive Plan (the "2014 Stock Incentive Plan") and vest in full one day prior to the date of the annual shareholder meeting occurring in the year following the year of the date of grant so long as the non-employee director continuously serves on the Board through that date. The value of deferred stock units rises or falls as the price of our common stock fluctuates in the market. Dividend equivalents (in an amount equal to the dividends paid on shares of our common stock) on the deferred stock units are deemed "reinvested" in additional deferred stock units. The accumulated deferred stock units, including associated dividend equivalents, in a director's account are distributed in the form of shares of our common stock either in a lump sum or in annual installments, at the director's election, beginning at least six months following termination of his or her service as a director.

Directors are subject to a stock ownership target as described under "Director Stock Ownership" on page 22.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	21

Corporate Governance | Non-Employee Director Compensation

Director Deferral Plan

In addition to receiving the annual deferred stock award in the form of deferred stock units, non-employee directors may elect to have all or any portion of their annual retainer and any lead director, independent chairman or committee chair fees paid in cash or deferred through our Deferred Compensation Plan for Non-Employee Directors. Deferrals of the annual retainer and any lead director, independent chairman or committee chair fees are notionally "invested" in common stock units. Any director who elects to have any of his or her fees credited to his or her deferred compensation plan account as common stock units will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash, based on the closing market price of our common stock on such date.

The value of common stock units rises or falls as the price of our common stock fluctuates in the market. In addition, dividend equivalents (in an amount equal to the dividends paid on shares of our common stock) on the units are "reinvested" in additional common stock units. The accumulated common stock units, including associated dividend equivalents, in a director's account are distributed in the form of shares of our common stock on pre-designated dates, usually following termination of service as a director. Shares of common stock issued in payment of the deferred fees are awarded under our 2014 Stock Incentive Plan.

Director Stock Ownership

The Board believes its non-employee directors should accumulate and retain a level of ownership of our equity securities to align the interests of the non-employee directors and the shareholders. Accordingly, the Board has established an ownership target for each non-employee director equal to four times the director's most recent annual deferred stock award. Each new director is expected to meet or exceed this target within four years of his or her initial election to the Board, provided that, if the annual deferred stock award for any of such four years is less than the most recent previous annual deferred stock award, such director is expected to meet or exceed the higher target within five years of his or her election to the Board.

All of our current non-employee directors have achieved stock ownership levels in excess of the target amount, other than Mr. Schermerhorn, who was elected to our Board in 2016, and Mr. Otis, who was elected to our Board in 2017. Non-employee directors receive over 50% of their annual compensation in the form of deferred stock units. The shares underlying these units are not distributed to a director until at least six months after the director leaves the Board. Accordingly, all of our non-employee directors hold equity interests that they cannot sell for so long as they serve on the Board and at least six months afterwards.

Legacy Directors' Charitable Award Program

Prior to 2004, directors of the Company were eligible to participate in a Directors' Charitable Award Program, under which a director could designate up to four tax-exempt charitable, educational or other organizations to receive contributions from the Company over a period of ten years following the death of the director, in an aggregate amount over such period of up to $1 million per director.

This program was discontinued for new participants in April 2004; however, it continues to be actively administered with respect to the vested interests of Messrs. Dasburg and Duberstein. The Company carries life insurance policies on these two current directors. The premiums in connection with this program were fully paid by the Company in 2013.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	22

Corporate Governance | Non-Employee Director Compensation

Director Compensation for 2017

The 2017 compensation of non-employee directors is displayed in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)

Alan L. Beller	130,000	174,963	—	304,963
John H. Dasburg	174,547	174,963	1,084	350,594
Janet M. Dolan	142,418	174,963	—	317,381
Kenneth M. Duberstein	150,000	174,963	418	325,381
Patricia L. Higgins	130,000	174,963	—	304,963
Thomas R. Hodgson(3)	59,189	—	—	59,189
William J. Kane	145,522	174,963	—	320,485
Cleve L. Killingsworth Jr.	130,000	174,963	461	305,424
Clarence Otis Jr.	54,049	139,030	—	193,079
Philip T. Ruegger III	130,000	174,963	—	304,963
Todd C. Schermerhorn	145,522	174,963	—	320,485
Donald J. Shepard	155,000	174,963	—	329,963
Laurie J. Thomsen	137,638	174,963	—	312,601

(1)
The fees earned for all non-employee directors consist of an annual retainer, committee chair fees and a lead director annual retainer. All of the non-employee directors, other than Mr. Otis, Mr. Ruegger and Mr. Shepard, received all of their fees in cash. Mr. Otis, Mr. Ruegger and Mr. Shepard elected to receive the 2017 annual retainer and Mr. Shepard elected to receive his committee chair fee in the form of common stock units, which will be accumulated in their respective deferred compensation plan account and distributed at a later date (Mr. Otis—415 common stock units, Mr. Ruegger—1,031 common stock units and Mr. Shepard—1,230 common stock units). The table above does not include a value for dividend equivalents attributable to the common stock units received in lieu of cash fees because they are earned at the same rate as the dividends on the Company's common stock and are not preferential. Mr. Otis, who was elected to the Board of Directors effective August 1, 2017, earned a pro-rated annual retainer of $54,049. Mr. Dasburg earned fees for acting in the capacity of independent Chairman through August 1, 2017 and as independent Lead Director from August 2, 2017 through December 31, 2017.

(2)
The dollar amounts represent the grant date fair value of deferred stock units granted in 2017, calculated in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, Compensation Stock—Compensation ("ASC Topic 718"), without taking into account estimated forfeitures, based on the closing market price on the NYSE of our common stock on the grant date. The dividend equivalents attributable to the annual deferred stock unit awards are deemed "reinvested" in additional deferred stock units and are distributed, together with the underlying deferred stock units, in the form of shares of our common stock beginning at least six months following termination of service as a director. In accordance with the SEC's rules, dividend equivalents on stock awards are not required to be reported because the amounts of future dividends are factored into the grant date fair value of the awards. For a discussion of annual deferred stock awards, see "—Annual Deferred Stock Award" above.

On February 9, 2017, each non-employee director nominated for re-election to the Board was granted 1,473 deferred stock units (determined by dividing $175,000 by the closing market price on the NYSE of our common stock of $118.78 on February 9, 2017). Mr. Otis was elected to the Board effective August 1, 2017 and was granted 1,076 deferred stock units representing a pro-rata portion of the annual non-employee director deferred stock award based on his period of service. The entire award is subject to forfeiture if a director leaves the Board prior to May 22, 2018.

The following table provides information with respect to aggregate holdings of common stock units and unvested and vested deferred stock units beneficially owned by our non-employee directors at December 31, 2017. The amounts below include dividend equivalents credited (in the form of additional common stock units or deferred stock units, respectively) on common stock units and deferred stock units.

Name	Unvested Deferred Stock Units (#)	Common Stock Units and Vested Deferred Stock Units (#)

Alan L. Beller	1,506	28,223
John H. Dasburg	1,506	71,048
Janet M. Dolan	1,506	40,469
Kenneth M. Duberstein	1,506	57,511
Patricia L. Higgins	1,506	28,223
William J. Kane	1,506	10,462
Cleve L. Killingsworth Jr.	1,506	28,223
Clarence Otis Jr.	1,088	416
Philip T. Ruegger III	1,506	7,628
Todd C. Schermerhorn	1,506	1,559
Donald J. Shepard	1,506	30,518
Laurie J. Thomsen	1,506	41,509

(3)
Mr. Hodgson retired from the Company's Board of Directors effective May 18, 2017, the date of our 2017 annual meeting of shareholders. The fees earned by Mr. Hodgson consist of the pro-rated portion of the annual retainer and the Risk Committee chair fee for such period.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	23

Audit Committee Matters | Item 2 – Ratification of Independent Registered Public Accounting Firm

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company's financial statements. The Audit Committee has selected KPMG LLP ("KPMG") to serve as our independent registered public accounting firm for 2018.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders' views on the Company's independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Travelers Property Casualty Corp. ("TPC") and The St. Paul Companies, Inc. ("The St. Paul") merged in 2004 (the "Merger") to form the Company. KPMG has continuously served as the independent registered public accounting firm of TPC since 1994. KPMG had continuously served as the independent registered public accounting firm of The St. Paul and its subsidiaries from 1968 through the time of the Merger, when TPC was deemed the acquirer for accounting purposes.

As part of the evaluation of its independent registered public accounting firm, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the independent registered public accounting firm's lead audit partner, the Audit Committee and the Audit Committee Chairman are directly involved in the selection of KPMG's lead audit partner. The Audit Committee and the Board of Directors believe that the continued retention of KPMG to serve as the Company's independent registered public accounting firm is in the best interests of the Company and its shareholders.

Representatives of KPMG are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Your Board recommends you vote "FOR" the ratification of KPMG LLP as our independent registered public accounting firm for 2018.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	24

Audit Committee Matters | Audit and Non-Audit Fees and Report of the Audit Committee

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2017 financial statements, we entered into an agreement with KPMG which set forth the terms by which KPMG would perform audit services for the Company. The following table presents fees for professional services rendered by KPMG for the audit of our financial statements for 2017 and 2016 and fees billed for other services rendered by KPMG for those periods:

	2017	2016

Audit fees(1)	$9,364,000	$8,922,000
Audit-related fees(2)	948,400	761,100
Tax fees(3)	122,500	295,300
All other fees(4)	52,400	—
Total	$10,487,300	$9,978,400

(1)
Fees paid were for audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC.
(2)
Services primarily consisted of audits of employee benefit plans, actuarial attestations and reports on internal controls not required by applicable regulations.
(3)
Tax fees related primarily to tax return preparation and assistance services and occasionally to domestic and international tax compliance-related services.
(4)
Other fees related to international regulatory advisory services.

The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining KPMG's independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee's charter, the Audit Committee has responsibility for appointing, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee preapproves all audit and permitted non-audit services provided by the independent registered public accounting firm. Each year, the Audit Committee approves an annual budget for such permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized our Chief Auditor to approve KPMG's commencement of work on such permitted services within that budget, although the Chair of the Audit Committee must approve any such permitted non-audit service within the budget if the expected cost for that service exceeds $100,000. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included under the heading "Governance of Your Company—Committees of the Board and Meetings—Audit Committee" in this Proxy Statement. Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company's financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company's internal controls over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also received information regarding, and discussed with the independent registered public accounting firm, the matters required to be discussed by applicable standards adopted by the Public Company Accounting Oversight Board, including matters concerning the independence of the independent registered public accounting firm.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Submitted by the Audit Committee of the Company's Board of Directors:

William J. Kane (Chair)	Patricia L. Higgins
Alan L. Beller	Todd C. Schermerhorn
John H. Dasburg	Laurie J. Thomsen

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	25

Executive Compensation | Item 3 – Non-Binding Vote to Approve Executive Compensation

ITEM 3 – NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is requesting that shareholders vote, on a non-binding basis, to approve the compensation of our named executive officers as discussed in the "Compensation Discussion and Analysis" on page 27 and the tabular executive compensation disclosure on pages 47 to 60, including the "Summary Compensation Table" and accompanying narrative disclosure. At the Company's 2017 annual meeting of shareholders, our shareholders voted to hold the non-binding shareholder vote to approve the compensation of our named executive officers each year. Accordingly, the Company currently intends to hold such votes annually. The next such vote is expected to be held at the Company's 2019 Annual Meeting of Shareholders. While the Board intends to consider carefully the results of this vote, the final vote is advisory in nature and is not binding on the Company or the Board.

The Board recommends that shareholders vote "FOR" the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis", compensation tables and related narrative discussion, is hereby APPROVED.

As described in the "Compensation Discussion and Analysis", our executive compensation programs are structured consistent with our longstanding pay for performance philosophy and utilize performance measures that are intended to align compensation with the creation of shareholder value and to reinforce a long-term perspective.

In deciding how to vote on this proposal, the Board encourages you to read the "Compensation Discussion and Analysis", particularly the "2017 Overview". In making compensation decisions for the 2017 performance year, the Compensation Committee considered the Company's strong results in 2017 and over time on both an absolute basis and relative to our peers, as well as the financial metrics and other factors described in the "Compensation Discussion and Analysis".

Your Board recommends you vote "FOR" approval of named executive officer compensation.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	26

Executive Compensation | Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

2017 Overview

The overview below summarizes a number of performance highlights in 2017 and how that performance affected the amount of variable compensation awarded to the named executive officers in February 2018 with respect to the 2017 performance year.

Continued Strong Performance in 2017

•
In a year of severe catastrophes, including Hurricanes Harvey, Irma and Maria and the California wildfires, and one impacted by a decade of historically low interest rates and several years of pricing below loss cost inflation, Travelers delivered over $2.0 billion of net income as well as a 8.7% return on equity and a 9.0% core return on equity*—a meaningful spread over the 10-year Treasury and above our cost of equity. We also grew book value per share by 5%, after returning over $2.2 billion of excess capital to our shareholders and making strategic investments in our business.

•
Particularly in light of severe catastrophe losses in 2017, we were pleased to have generated an underwriting gain* of $350 million after-tax. We also delivered an underlying underwriting margin* (which is our underwriting gain excluding the impact of catastrophes and net favorable prior year reserve development) of over $1.2 billion after-tax with excellent underlying underwriting results in each of our business segments.

•
Importantly, our profitability also benefited from an 80 basis point improvement year-over-year in our expense ratio, as we increased revenues, made important investments in ongoing and new strategic initiatives and delivered on our objective of improving productivity and efficiency through technology and workflow.

•
The execution of our marketplace strategy for retaining our best business, improving the profitability of the business that is not meeting our return objectives and creating opportunities to write attractive new business was excellent in 2017, resulting in record net written premiums of $26.2 billion, up 5% year-over-year, with all three business segments contributing to this growth.

•
Our high-quality investment portfolio generated pre-tax net investment income of $2.4 billion and after-tax net investment income of $1.9 billion in 2017.

•
Due to our flexible claims handling model, we were able to adjust virtually 100% of the tens of thousands of claims from Hurricane Harvey and Hurricane Irma with our own claim professionals and without the need for independent adjusters. As a result, we were able to close more than 90% of our property claims from these storms within 30 days—a better outcome for our customers and a more efficient outcome for us.

•
Our total shareholder return for 2017 was 13%, topping off a total shareholder return of 224% for the ten-year period.

•
While the 2017 results as discussed above were strong: 2017 net income of $2.1 billion and core income* of $2.0 billion each declined from $3.0 billion in 2016; and return on equity of 8.7% and core return on equity* of 9.0% in 2017 declined from 12.5% and 13.3%, respectively, in 2016. These declines were primarily due to the substantially higher catastrophe losses of $1.95 billion in 2017 as compared to $877 million in 2016.

Resulting In ...
Variable Compensation Awarded to the Named Executive Officers as Follows:

As discussed in this Compensation Discussion and Analysis, the Compensation Committee considered, among other factors, the successful execution of our underwriting strategies, the excellent performance of our claims organization and our 2017 financial results, which although strong were down from the prior year, and made the following compensation decisions:

•
Mr. Schnitzer's cash bonus decreased by approximately 10% (from $5.2 million to $4.7 million) and his annual equity award decreased approximately 9% (from $9.0 million to $8.2 million), in each case as compared to the 2016 performance year.

•
The cash bonus for each of Messrs. MacLean, Benet and Heyman decreased approximately 8%, compared to the 2016 performance year.

•
The annual equity award for each of Messrs. Benet and Heyman decreased approximately 9%, compared to the 2016 performance year. In light of Mr. MacLean's announced retirement, Mr. MacLean did not receive an annual equity award. In lieu of such award, the Company entered into a consulting agreement with Mr. MacLean as discussed below.

•
Mr. Kess received a cash bonus of $2.5 million and an equity award of $2.4 million for 2017, his first full year as an employee of the Company.

* See "Annex A–Reconciliation of GAAP Measures to Non-GAAP Measures and Selected Definitions" on page A-1.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	27

Executive Compensation | Compensation Discussion and Analysis

Consistent Performance Over Time

Our solid results in 2017 in the face of severe catastrophes demonstrate the continued successful execution of our long-term financial strategy, which is to create shareholder value by:

•
delivering superior returns on equity by leveraging our competitive advantages;

•
generating earnings and capital substantially in excess of our growth needs; and

•
thoughtfully rightsizing capital and growing book value per share over time.

Over the last ten years, we have produced an industry-leading return on equity, returned over $35 billion of excess capital to our shareholders, increased dividends per share at an average annual rate of 10%, increased our book value per share by 107% and delivered a total return to shareholders of 224%.

The Company's successful execution of this long-term financial strategy is further demonstrated by the results we have achieved over time as discussed below.

Continued Profitability and Quality Underlying Underwriting Results

Our business starts with risk selection, underwriting and pricing segmentation, and our results in 2017 reflect the continued successful execution of our underwriting strategies. As illustrated by the following chart, our after-tax "underlying underwriting margin" (which is our "underwriting margin" excluding the impact of catastrophes and net favorable prior year reserve development) remained strong in 2017 and was consistent with 2016, while net income and underwriting gain decreased from 2016 primarily due to the severe catastrophes. To put the 2017 results shown in the chart below in historical perspective, our underlying underwriting margin contributed 61% of our core income in 2017 as compared to 32% in each of 2007 and 2006 (our two best years in terms of core income since The St. Paul/Travelers Merger in 2004). The percentage of core income generated by underwriting in 2017 demonstrates the high quality of our earnings in 2017, as well as the remarkable success we have had in the execution of our marketplace strategies over time. Importantly, in a year impacted by a high level of non-catastrophe weather and fire-related losses, a decade of historically low interest rates, and several years of pricing below loss cost inflation, our underlying underwriting profitability continued to be strong, demonstrating the power of our franchise and the strength of our core business.

The results we deliver are due to our deliberate and consistent approach to creating shareholder value. While our results for 2017 were down as compared to 2016 due primarily to the increased level of catastrophes, it is important to recognize that our consistently articulated objective is to produce an appropriate return on equity for our shareholders over time. We emphasize that the objective is measured over time because we recognize that weather, reserve developments and interest rates, among a number of other factors, impact our results materially from year-to-year. The Compensation Committee believes that our compensation program should continue to reinforce this long-term perspective, as it has historically.

Achieved a Superior Return on Equity

In 2017, we produced a return on equity of 8.7% and a core return on equity of 9.0%. Our 2017 return on equity exceeded the average return on equity for the domestic property and casualty industry in 2017 of approximately 3.6%, as estimated by the Insurance Information Institute. As demonstrated by the following chart, our return on equity has meaningfully outperformed the average return on equity for the industry in each of the past ten years.

Importantly, over this ten-year time period, our return on equity has been less volatile as compared to every other company in our Compensation Comparison Group. We believe that the consistency of our performance over time demonstrates the soundness of our long-term strategy, the quality of our underwriting and investment approach and the discipline with which we run our business. This performance also demonstrates the value of our competitive advantages.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	28

Executive Compensation | Compensation Discussion and Analysis

Increased Adjusted Book Value Per Share and Returned Significant Excess Capital to Our Shareholders

During 2017, book value per share increased by 5% and adjusted book value per share*, which excludes the after-tax impact of unrealized gains and losses on investments, increased by 4%. Over the last ten years, the compound annual growth rate of our book value per share and adjusted book value per share was 8% and 7%, respectively. We were able to achieve this significant adjusted book value per share growth while at the same time continuing to meaningfully invest in our competitive advantages and returning substantial capital to shareholders.

Since we began our current repurchase program in 2006, we have returned over $40 billion of capital to shareholders through share repurchases and dividends, an amount that:

•
exceeds the Company's market capitalization of approximately $30 billion at the time the repurchase program was initially authorized in 2006; and

•
is significantly greater relative to market capitalization than any other member of the Compensation Comparison Group during that period.

During 2017, we returned to shareholders over $2.2 billion through approximately $1.44 billion of share repurchases and $789 million of dividends.

Achieved Superior Total Return to Shareholders over Time

Strong financial results have led to outstanding total returns to shareholders (measured as the change in stock price plus the cumulative amount of dividends, assuming dividend reinvestment). For the one-year period ended December 31, 2017, our total shareholder return was 13%. For the three-year, five-year and 10-year periods ended December 31, 2017, our shareholder returns were 37%, 112% and 224%, respectively. These returns placed the Company at the 40th, 40th and 70th percentile of our Compensation Comparison Group for each of these periods. In addition, our total shareholder return exceeded the return on the Dow Jones Industrial Average (the Dow 30 Index, of which the Company is a member) and the S&P 500 Index over the ten-year period mentioned above.

The following chart shows total shareholder return for the period beginning January 1, 2008 and ending on December 31, 2017. For each year on the chart, total return is calculated with January 1, 2008 as the starting point and December 31 of the relevant year as the ending point. Consistent with our financial strategy, which is to produce leading returns over time, in assessing total shareholder return, the Compensation Committee generally gives greater weight to performance over a longer period of time. This long-term perspective is especially important in the property and casualty insurance industry, where results can vary substantially when measured year-to-year due to a variety of factors, including the periodic occurrence of significant catastrophes, such as in 2017.

Based on the achievements discussed above and elsewhere in this "Compensation Discussion and Analysis", and other factors, the Compensation Committee determined that the Company and the named executive officers had performed at superior levels on both an absolute basis and relative to our peers. Notwithstanding this superior performance and strong results, in light of the year-over-year decrease in core income as described above, the Compensation Committee determined to reduce the performance-based compensation of the named executive officers, as discussed in more detail below.

* See "Annex A—Reconciliation of GAAP Measures to Non Non-GAAP Measures and Selected Definitions" on page A-1.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	29

Executive Compensation | Compensation Discussion and Analysis

Pay-for-Performance Philosophy and Objectives of Our Executive Compensation Program

Pay-for-Performance Philosophy

Our compensation program, the objectives and structure of which have been stable over time and aligned with our articulated financial strategy, is designed to, among other things, reinforce a long-term perspective and to align the interests of our executives with those of our shareholders. A long-term perspective is especially vital in the property and casualty insurance industry, where the periodic occurrence of catastrophes, changes in estimates of costs for claims and other economic conditions have historically produced results that vary significantly when measured year-to-year.

Consistent with our longstanding pay-for-performance philosophy, the Compensation Committee believes that, when we generally exceed our performance goals and the named executive officers individually perform at superior levels in achieving that performance, total compensation for these executive officers should be set at superior levels compared to the compensation levels for equivalent positions in our Compensation Comparison Group. When we do not generally exceed our performance goals or the named executive officers individually do not perform at superior levels, total compensation for these executives should be set at lower levels. In addition, to a greater extent than many of the companies included in our

Compensation Comparison Group, due to the absence of time-based restricted stock in our ongoing program, a substantial majority of the ultimate value of our named executive officer compensation is performance-based and is tied to, and is dependent on, operating results and increases in shareholder value over time.

While the objectives and structure of our compensation program have been stable over time, compensation levels vary significantly from year-to-year and correlate with our results. The following two charts illustrate the directional relationship for the past ten performance years ("PY") between total direct compensation for the CEO (Mr. Schnitzer for PY2016 and PY2017 and Mr. Jay Fishman, our CEO until December 2015, for PY2008 through PY2015) and the Company's performance, as reflected by core return on equity ("ROE"). As explained under "—Objectives of Our Executive Compensation Program", the Compensation Committee believes that compensation levels should encourage a long-term perspective, and, therefore, while catastrophe losses ("CATs") should impact compensation levels, compensation levels should not be as volatile, from year-to-year, as changes in financial results due to catastrophe losses.

Differences between total direct compensation for each performance year presented above and the information included in the "Summary Compensation Table" are discussed further below under "—Total Direct Compensation for 2015-2017 (Supplemental Table)" and "—The Differences Between this Supplemental Table and the Summary Compensation Table" on page 46.

(1)
The adjustment to the chart is intended to facilitate a year-to-year comparison of recent core ROE by showing core ROE both as reported and as adjusted to reflect a consistent level of catastrophe losses for each year to eliminate the volatility that undermines the comparison of period-to-period results. The average annual after-tax catastrophe losses for the ten-year period presented was $786 million. Actual catastrophe losses for each year are presented in Annex A.

(2)
Return on equity as reported for each performance year in the ten-year period was as follows:

PY2008	PY2009	PY2010	PY2011	PY2012	PY2013	PY2014	PY2015	PY2016	PY2017

11.4%	13.5%	12.1%	5.7%	9.8%	14.6%	14.6%	14.2%	12.5%	8.7%

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Executive Compensation | Compensation Discussion and Analysis

Determination of Performance-Based Compensation Amounts

The Compensation Committee evaluates a broad range of financial and non-financial metrics in awarding performance-based incentives each year. In February of each year, the Compensation Committee considers the Company's and the executive's performance in the prior year and awards a cash bonus and an equity award.

The Compensation Committee believes that a formulaic approach to the determination of performance-based compensation, particularly in the property and casualty insurance industry, could result in unintended consequences and is not an appropriate substitute for the Compensation Committee's informed and thorough deliberation and the application of its reasoned business judgment that balances all of the factors described below. The Compensation Committee's current approach allows it to appropriately assess the quality of performance results and ensures that executives are not unduly rewarded, or disadvantaged, based purely on the application of a mechanical formula.

Annual Cash Bonuses

With regard to annual cash bonuses, core return on equity, in particular, is a principal factor in the Compensation Committee's evaluation of the Company's performance. The Compensation Committee believes that core return on equity should not be viewed as a single metric. Rather, by being a function of both (1) core income and (2) shareholders' equity (excluding unrealized gains and losses on investments), core return on equity reflects a number of separate areas of financial performance related to both the Company's income statement and balance sheet. Accordingly, senior executives, as well as other employees with management responsibility, are encouraged to focus on multiple performance objectives that are important for creating shareholder value, including the quality and profitability of our underwriting and investment decisions, the pricing of our policies, the effectiveness of our claims management and the efficacy of our capital and risk management. When evaluating the Company's core return on equity, the Compensation Committee considers the Company's cost of equity and recent and historical trends with respect to core return on equity for the Company. In addition, the Compensation Committee considers recent and historical trends with respect to return on equity for the domestic property and casualty insurance industry and the Compensation Comparison Group. In 2017, the Compensation Committee also considered that the 2017 decrease in core return on equity was primarily due to a significantly higher level of catastrophes.

The Compensation Committee also reviews a broad range of other financial and non-financial metrics, particularly with respect to its administration of the Company's performance-based annual cash bonus program. As discussed further below, in determining annual cash bonuses to be paid to the named executive officers, the Compensation Committee evaluates the Company's performance with respect to a wide range of other metrics included in the financial plan approved by the Board prior to the beginning of the year, including, among others, core income and core income per diluted share, and the metrics that contribute to those results, such as:

•
written and earned premiums;

•
investment income;

•
insurance losses; and

•
expense management.

In evaluating performance against the metrics, however, the Compensation Committee does not use a formula or pre-determined weighting, and no one metric is individually material other than core return on equity. In 2017, in setting performance-based compensation, the Compensation Committee also took into account the decline in core income as compared to 2016.

In addition to the metrics discussed above, the Compensation Committee also reviews per share growth in book value and adjusted book value over time in light of the Company's objective to create shareholder value by generating significant earnings and taking a balanced approach to capital management. However, because (1) book value can be volatile due to, among other things, the impact of changing interest rates on the fair value of the Company's fixed-income investment portfolio and (2) the Company's capital management strategy also emphasizes returning excess capital to shareholders, the Compensation Committee does not set a specific target for per share growth in book value or adjusted book value. Further, while it evaluates changes in book value and adjusted book value in the context of overall results, the Compensation Committee does not believe such changes, by themselves, are always the most meaningful indicators of relative performance.

Performance Shares

The Compensation Committee delivers 60% of the yearly equity-based, long-term incentive opportunity in performance shares and the remainder in stock options. In determining the size of the total long-term incentive opportunity, the Compensation Committee considers a number of factors, including the factors described above, with regard to the determination of the annual cash bonus award. Once the performance share award has been granted, the number of shares that a named executive officer will receive upon vesting, if any, depends on the Company's attainment of specific financial targets related to core return on equity. These targets, which are described on page 40, are specified at the time the awards are granted and, unlike the practice of most companies, disclosed in advance to shareholders to enable a full evaluation of the rigor of our performance goals and how the performance schedule compares to our cost of equity capital. The value provided by the stock options is determined solely on the appreciation of the stock price subsequent to the time of the award.

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Executive Compensation | Compensation Discussion and Analysis

Objectives of Our Executive Compensation Program

With our overarching pay-for-performance philosophy in mind, the Compensation Committee has approved the following five primary objectives of our executive compensation program.

1. Link compensation to the achievement of our short- and long-term financial and strategic objectives

The Compensation Committee believes that a properly structured compensation system should measure and reward performance on multiple bases. To ensure an appropriate degree of balance in the program, the compensation system is designed to measure short- and long-term financial and operating performance, the efficiency with which capital is employed in the business, the effective management of risk, the achievement of strategic initiatives and the individual performance of each executive.

The Compensation Committee further believes that an executive's total compensation opportunity should be commensurate with his or her position and level of responsibility. Accordingly, the proportion of total compensation that is performance-based increases with successively higher levels of responsibility. Thus, the senior-most executives, who are responsible for the development and execution of our strategic and financial plans, have the largest portion of their compensation tied to performance-based incentives, including stock-based compensation, the ultimate value of which is dependent on changes in stock price and core return on equity. As noted above, in evaluating the Company's overall performance, the Compensation Committee recognizes that our business is subject to events outside of management's control, including natural and man-made catastrophic events, and takes those events into account when awarding compensation. The Compensation Committee believes that, while the impact of catastrophes in any given year can produce significant volatility, management should be focused on achieving the Company's long-term strategic goals. As a result, although the Compensation Committee believes that the impact of catastrophes on the Company's financial results should be reflected in its executive compensation decisions, the Compensation Committee does not believe it is appropriate for compensation levels to be subject to as much volatility year-to-year as may be caused by actual catastrophes.

2. Provide competitive compensation opportunities to attract, retain and motivate high-performing executive talent

Our overall compensation levels are designed to attract and retain the best executives in light of the competition for executive talent. We recognize that to continue to produce industry leading results over time, we need to continuously cultivate that talent. We do so with competitive compensation programs that are designed to attract, motivate and retain our best people, development programs that foster personal and professional growth, and a focus on diversity as a business imperative.

In addition, the Compensation Committee believes that, when we generally exceed our performance goals and the named executive officers individually perform at superior levels in achieving that performance, total compensation for these executive officers should be set at superior levels compared to the compensation levels for equivalent positions in our Compensation Comparison Group. When we do not generally exceed our performance goals or the named executive officers individually do not perform at superior levels, total compensation for these executives should be set at lower levels.

The Compensation Committee may also take into account other relevant facts and circumstances in awarding compensation in order to attract, retain and motivate high-performing talent.

3. Align the interests of management and shareholders by paying a substantial portion of total compensation in stock-based incentives and ensuring that executives accumulate meaningful stock ownership stakes over their tenure

The Compensation Committee believes that the interests of executives and shareholders should be aligned. Accordingly, a significant portion of the total compensation for the named executive officers is in the form of stock-based compensation. The components of the annual stock-based compensation granted to the named executive officers in 2018 and 2017 were stock options and performance shares. In addition, as discussed below, senior executives are expected to achieve specified stock ownership targets prior to selling any stock acquired upon the exercise of stock options or the vesting of performance shares or restricted stock units. Both the portion of total compensation attributable to stock-based programs and the expected level of executive stock ownership increase with successively higher levels of responsibility.

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Executive Compensation | Compensation Discussion and Analysis

4. Maximize, to the extent equitable and practicable, the financial efficiency of the overall compensation program from tax, accounting, cash flow and share dilution perspectives

As part of the process of approving the initial design of incentive plans, or any subsequent modifications made to such plans, and determining awards under the plans, the Compensation Committee evaluates the aggregate economic costs and dilutive impact to shareholders of such compensation, the expected accounting treatment and the impact on our financial results. In addition, we historically have made reasonable efforts to maximize the deductibility of all elements of compensation. The Compensation Committee attempts to balance the various financial implications of each program to ensure that the system is as efficient as possible and that unnecessary costs are avoided.

5. Reflect established and evolving corporate governance standards

The Compensation Committee, with the assistance of our Human Resources Department and the Compensation Committee's independent compensation consultant, stays abreast of current and developing corporate governance standards and trends with respect to executive compensation and adjusts the various elements of our executive compensation program, from time to time, as it deems appropriate.

As a result of this process, the Compensation Committee has adopted the following practices, among others:

What We DO NOT Do:	What We DO:

•

No excise tax "gross-up" payments in the event of a change in control

•

No tax "gross-up" payments on perquisites for named executive officers

•

No repricing of stock options and no buy-out of underwater options

•

No excessive or unusual perquisites

•

No dividends or dividend equivalents paid on unvested performance shares

•

No above-market returns provided for in deferred compensation plans

•

No guaranteed equity or bonuses for named executive officers

•

Maintain robust share ownership requirement

•

Maintain a clawback policy with respect to cash and equity incentive awards to our executive officers

•

Prohibit hedging transactions as specified in our securities trading policy

•

Prohibit pledging shares without the consent of the Company (no pledges have been made)

•

Engage in outreach and maintain a dialogue with shareholders relating to the Company's governance and compensation practices

For a description of the duties of the Compensation Committee and its use of an independent compensation consultant, see

"Governance of Your Company—Committees of the Board and Meetings—Compensation Committee" on page 11.

Compensation Elements

With our pay-for-performance philosophy and compensation objectives discussed above as our guiding principles, we deliver annual executive compensation through a combination of:

•
base salary, and

•
performance-based compensation consisting of:

  •
  an annual cash bonus, and

  •
  stock-based long-term incentive awards.

We also provide benefits and modest perquisites. In addition, from time to time, the Compensation Committee may make special cash or equity awards to one or more of our named executive officers.

Consistent with recent years, the Compensation Committee has determined that the allocation of compensation between performance-based annual cash bonus and stock-based,

long-term incentives should be somewhat more heavily weighted towards cash bonus as compared to our Compensation Comparison Group. The Compensation Committee believes that this allocation is appropriate in light of the fact that a higher percentage of the named executive officers' total compensation (and total direct compensation) is performance-based as compared to the peer average and peer median of the Compensation Comparison Group. In particular, unlike a number of other companies in our Compensation Comparison Group, annual equity awards made to the named executive officers are typically all performance-based.

The following chart illustrates the mix of performance-based compensation to non-performance-based compensation of our CEO, compared to the CEOs of our Compensation Comparison Group.

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Executive Compensation | Compensation Discussion and Analysis

(1)
The Company's CEO Pay Mix reflects the pay mix of total direct compensation for Mr. Schnitzer for the 2017 performance year, as reported in the Supplemental Table on page 46.

(2)
Peer Average CEO Pay Mix reflects the pay mix of total direct compensation for our Compensation Comparison Group for their 2016 performance year (the most recent year for which data was publicly available) and was calculated for the Compensation Committee by its independent compensation consultant. As part of that calculation, the independent compensation consultant annualized special non-recurring long-term incentive grants (for example, new hire, retention and promotion awards) to reflect an estimate of "per year" value.

Annual awards of stock-based compensation are typically in the form of stock options and performance shares. Because our performance shares only vest if specified return on equity thresholds are met, and because stock options provide value only if our stock price appreciates, the Compensation Committee believes that such compensation is all performance-based; that is, the compensation typically awarded annually to our CEO and other named executive officers generally does not include awards that are earned solely due to the passage of time without regard to performance.

Total Direct Compensation

The following table sets forth the composition of total direct compensation for Mr. Schnitzer, our CEO, and our other named executive officers who served as executive officers for the 2017 performance year:

Compensation Element	Percentage of Total Direct Compensation for CEO, Mr. Schnitzer	Percentage of Average Total Direct Compensation for Other NEOs(1)

Base Salary	7.2%	14.5%
Annual Cash Bonus	33.8%	44.6%
Long-Term Stock Incentives	59.0%	40.9%

(1)
Given his announced retirement, Mr. MacLean did not receive an equity award for the 2017 performance year. Accordingly, Mr. MacLean's compensation for 2017 has been omitted from the table.

Base Salary

The Compensation Committee's philosophy is to generally set base salary for executive officers other than the CEO at a level that is intended to be on average at or near the 50th percentile for equivalent positions in our Compensation Comparison Group. This positioning supports the attraction and retention of high quality talent, ensures an affordable overall cost structure, and mitigates excessive risk taking that could occur if salaries were artificially low. Individual salaries may range above or below the median based on a variety of factors, including the potential impact of the executive's role at the Company, the terms of the executive's employment agreement, if any, the tenure and experience the executive brings to the position and the performance and potential of the executive in his or her role. Base salaries are reviewed annually, and adjustments are made from time to time as the Compensation Committee deems appropriate to recognize performance, changes in duties and/or changes in the competitive marketplace.

The Compensation Committee did not make any changes in the base salary for the NEOs at its February 2018 and February

2017 meetings. Mr. Schnitzer's current base salary as CEO is below the 10th percentile when compared to other CEOs in our Compensation Comparison Group, and the current base salaries for Messrs. MacLean, Benet and Heyman are above the 75th percentile of our Compensation Comparison Group, in each case based on the most recently available data as provided by the Compensation Committee's independent compensation consultant. The Compensation Committee set the base salary for our CEO below the 50th percentile because it believes that the CEO's compensation should be more heavily weighted to variable performance-based compensation, as shown in the table above. The base salaries of Messrs. MacLean, Benet and Heyman reflect their long tenure in their positions (13, 16 and 16 years, respectively), as well as their considerable expertise and outstanding performance over time. Mr. Kess's base salary was set forth in the offer letter entered into in connection with, and as an inducement for, the commencement of his employment with the Company in 2016 and was set at a level commensurate with his expertise and experience.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	34

Executive Compensation | Compensation Discussion and Analysis

Annual Cash Bonus

The named executive officers are eligible to earn performance-based annual cash bonuses under the Senior Executive Performance Plan, a plan approved by our shareholders. The annual bonuses are based upon the individual performance of each executive as well as that of the Company as a whole. The annual cash bonuses are designed to further our goals described under "—Objectives of Our Executive Compensation Program", including motivating and promoting the achievement of our short-term and long-term financial and strategic objectives.

Description of Senior Executive Performance Plan and Maximum Pool

The Senior Executive Performance Plan was approved by shareholders and was designed to comply with the "qualified performance-based compensation" requirements of Section 162(m) of the Internal Revenue Code so that annual bonus payments to named executive officers could be fully tax deductible. The Senior Executive Performance Plan contains a multi-metric formula that was approved by shareholders and that is used to determine the maximum amount of the annual bonus pool.

The formula in the Senior Executive Performance Plan provides generally that, if our operating return on equity (now referred to as "core return on equity" and determined by dividing (1) "after-tax operating earnings", as defined in the Senior Executive Performance Plan, by (2) total common shareholders' equity as of the beginning of the fiscal year, adjusted to exclude net unrealized appreciation or depreciation of investments) is greater than 8%, then the pool available to pay as "qualified performance-based compensation" under Section 162(m) will equal 1.5% of our "after-tax operating earnings".

Because the amount of our "after-tax operating earnings" can generate a larger bonus pool than necessary for awarding bonuses consistent with the Compensation Committee's objectives, the Compensation Committee can exercise (and in the past has always exercised) its discretion to award less than the maximum amount that could have been awarded under the Plan as "qualified performance-based compensation".

Commencing with our 2018 performance year, we no longer expect to utilize the formula included in the Senior Executive Performance Plan for purposes of annual bonus determination as Section 162(m) of the Internal Revenue Code has been amended to remove the deductibility exception for "qualified performance-based compensation" within the meaning of Section 162(m). We currently expect that the Compensation Committee's process for determining the annual cash bonus amounts will generally remain consistent with its past practice.

Performance Year 2017 Bonuses Payable under the Senior Executive Performance Plan

Our return on equity for the 2017 performance period, calculated as defined in the Senior Executive Performance Plan, was 15.03%, and resulted in a maximum amount available under the Senior Executive Performance Plan of $50.70 million. As discussed below, the Compensation Committee awarded a total of $15.95 million in bonuses (being approximately 31% of the aggregate bonus pool under the Plan) to the named executive officers.

As it has done in prior years, the Compensation Committee exercised its discretion to award less than the maximum amount that could have been awarded under the Plan as "qualified performance-based compensation".

Factors Considered in Awarding 2017 Bonuses

In determining the actual annual bonuses awarded, the Compensation Committee applied its business judgment and considered a number of factors, including:

•
our strong financial performance in 2017 despite one of the costliest catastrophe seasons on record, as described above under "2017 Overview";

•
our successful execution of our marketplace and capital management strategies, as described under "—2017 Overview";

•
the consolidated, business segment and/or investment results relative to the various financial measures set forth in our 2017 business plan that was established and approved by the Board at the end of 2016;

•
our effective management of expenses, as we increased revenues, made important investments in ongoing and new strategic initiatives and delivered on our objective of improving productivity and efficiency through technology and workflow which enabled us to keep our general and administrative expenses approximately even with the prior year;
•
our successful execution of our underwriting strategies as reflected in our strong underwriting results in 2017;

•
our strategic positioning, including the progress made on strategic initiatives and the execution of the Company's innovation agenda;

•
our overall response to the 2017 catastrophes and specifically the claim organization's excellent performance based on our flexible claims handling model, which produced a better experience for our customers and a better outcome for us;

•
our performance relative to the companies in our Compensation Comparison Group along with other companies in the property and casualty insurance industry, with a particular emphasis on core return on equity;

•
compensation market practices as reflected by the Compensation Comparison Group in the most recent publicly available data;

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	35

Executive Compensation | Compensation Discussion and Analysis

•
the performance of the executive;

•
the tenure and compensation history of the executive; and

•
the demonstration of leadership and teamwork.

As discussed below, the Compensation Committee generally weighs financial performance measures, particularly core return on equity, and comparable compensation information more heavily than other factors. In particular, when assessing results, the Compensation Committee considers the Company's overall financial performance relative to prior years' performance, the financial plan, the performance of industry peers and, in the case of core return on equity, the Company's cost of equity.

The achievement, or inability to achieve, any particular financial or operational measure in a given year neither guarantees, nor precludes, the payment of an award, but is considered by the Compensation Committee as one of several factors among the other factors noted above and any additional information available to it at the time, including market conditions in general. The Compensation Committee does not use a formula or assign any particular relative weighting to any performance measure.

As discussed under "Determination of Performance-Based Compensation Amounts—Annual Cash Bonuses" on page 31, the Compensation Committee believes that a formulaic approach to compensation is not appropriate in the property and casualty insurance industry and is not an appropriate substitute for the Compensation Committee's informed and thorough deliberation and the application of its reasoned business judgment as it would not allow the Compensation Committee to assess the quality of the performance results and could result in negative unintended consequences. For example, a formulaic bonus plan tied to revenue growth (a common metric used in formulaic bonus plans) could create an incentive for management to relax the Company's underwriting or investment standards to increase revenue and reported profit on a short-term basis, thereby driving higher short-term bonuses, but creating excessive risk for shareholders over the longer term. This is of particular concern in the property and casualty insurance industry due to the fact that the "cost of goods sold" (that is, the amount of insured losses) is not known at the time of sale and develops over time—in some cases over many years.

2017 Financial Metrics, Including Core Return on Equity Target

In evaluating the foregoing factors, the Compensation Committee reviewed management's progress in meeting a broad range of financial and operational metrics included in the 2017 financial plan approved by the Board in December 2016. As discussed above, of the various financial metrics evaluated by the Compensation Committee, the Compensation Committee considered core return on equity to be the most important metric in its evaluation of the Company's annual performance, and it reviewed other metrics in light of their contribution to the Company's return on equity goals. In 2017, the Compensation Committee also considered the decline in core income as compared to 2016.

Core Return on Equity Target - The Compensation Committee established in February 2017 specific targets for both: (1) core return on equity and (2) adjusted core return on equity, which excludes catastrophes and prior year reserve development, if any, related to asbestos and environmental coverages. In particular, the 2017 financial plan targeted: (1) a core return on equity of 10.1% and (2) an adjusted core return on equity of 13.0%.

One of management's important responsibilities is to produce an appropriate return on equity for our shareholders and to develop and execute financial and operational plans consistent with our financial goal of achieving a mid-teens core return on equity over time. The Compensation Committee also recognizes, however, the historic cyclicality of our business and that there may be times when the core return on equity achievable in a given year or period is greater than, or less than, a mid-teens level. The targeted returns for 2017 reflected the expectation that interest rates would remain at historically low levels and that catastrophes would be consistent with normalized levels over the past ten years. In addition, in evaluating the appropriateness of the targets set for return on equity, the Compensation Committee considers our return on equity relative to the Compensation Comparison Group and to the U.S. property and casualty insurance industry generally and relative to our estimated cost of equity. This relationship to industry returns, over time, is described in the chart on page 28. As a result, when the Board approved our 2017 business plan, both management and the Board believed the plan to be reasonably difficult to achieve.

Notably, the Company's financial plan—and thus its targets—did not include any planned reserve development, positive or negative. The Company's actuarial estimates always reflect management's best estimates of ultimate loss as of the relevant date. As a result, when developing financial plans, the Company does not budget for, or target, prior year reserve development. Adjustments to actual adjusted core return on equity for prior year reserve development related to asbestos and environmental coverages are made because, to a significant degree, those items relate to policies that were written decades ago and, particularly in the case of asbestos, arise to a significant extent as a result of court decisions and other trends that have attempted to expand insurance coverage far beyond what we believe to be the intent of the original parties. Accordingly, their financial impact is largely beyond the control of current management. The targets in the 2017 plan were lower than the targets in the 2016 plan because the 2017 plan assumed catastrophes at levels slightly higher than 2016, lower net investment income attributable to the continued and persistently low interest rate environment and assumed loss cost trends modestly exceeding earned pricing. In addition, the 2017 plan was lower than the 2016 actual results because 2016 actual results included positive prior year reserve development of $771 million ($510 million after-tax) and included the benefit from the settlement of a reinsurance dispute, which would not recur in 2017.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	36

Executive Compensation | Compensation Discussion and Analysis

For 2017, our results compared to our targets were as follows:

•
Our core return on equity was 9.0%, which was 1.1 points lower than our target of 10.1%. If catastrophes had been consistent with average levels for the past ten years, our core return on equity would have been 11%.

•
Our adjusted core return on equity, excluding catastrophes and prior year reserve development related to asbestos and environmental coverages, was 15.0%, which was significantly higher than our target of 13.0%.

The Compensation Committee also considered these results relative to the U.S. property and casualty insurance industry as a whole. In particular, the Company's return on equity of 8.7% in 2017 meaningfully exceeded the average return on equity for domestic property and casualty insurance companies of approximately 3.6%, as estimated by the Insurance Information Institute.

Other Financial Metrics - The Senior Executive Performance Plan is a multiple metric plan. In determining annual cash bonuses to be paid to the named executive officers, the Compensation Committee evaluates the Company's performance with respect to not only core return on equity, but also a broad range of other financial metrics including, among other things, core income and core income per diluted share and other metrics that contribute to those amounts, such as written and earned premiums, investment income and expense management. In 2017, other than with respect to the decline in core income, no one of these other financial metrics was individually material to 2017 compensation decisions.

The relevant targets for these other financial metrics were included in the 2017 financial plan approved by the Board at the end of 2016. The following table shows actual 2017 core income, core income per diluted share* and adjusted core income (excluding prior year reserve development related to asbestos and environmental and catastrophes) compared to the corresponding metrics contained in the Company's 2017 financial plan and to actual 2016 results.

Metric	2017 Actual	2017 Target(1)	2016 Actual

Core income	$2.04B	$2.25B	$2.97B
Core income per diluted share	$7.28	$8.04	$10.12
Core income before A&E and catastrophes	$3.50B	$2.91B	$3.74B

(1)
As discussed above, the 2017 targets for core income and core income per diluted share do not include any planned reserve development, either positive or negative, reflect lower net investment income attributable to the continued and persistently low interest rate environment and assume catastrophes consistent with normalized levels for the past ten years.

Core income of $2.04 billion was down from the goal in the Company's financial plan and from actual 2016 results, primarily as a result of the significantly higher catastrophe losses. If catastrophe losses in 2017 had been consistent with normalized losses over the past ten years, the Company would also have exceeded its targets for core income and core return on equity.

Amount of 2017 Annual Cash Bonuses - At its February 2018 meeting, the Compensation Committee considered the quantitative and qualitative factors described above and the substantial contributions made by the named executive officers in achieving the 2017 results described above.

The Compensation Committee believed that all of the named executive officers individually performed at superior levels and contributed substantially to our strong results. The Compensation Committee also placed significant weight on the fact that the Company's executive officers, including the named executive officers, have been highly effective working as a team in driving the business over the long-term.

In light of the foregoing, the Compensation Committee determined in its judgment to award cash bonuses for the 2017 performance year as follows:

•
a cash bonus of $4.7 million to Mr. Schnitzer, which is $500,000, or approximately 10%, lower than that awarded to him for the 2016 performance year; and

•
aggregate cash bonuses totaling $8.75 million to Messrs. MacLean, Benet, and Heyman, which was approximately 8% lower than the bonuses awarded to them for the 2016 performance year. Mr. Kess received a cash bonus of $2.5 million for 2017, his first full year at the Company. The bonus received by Mr. Kess was calculated to be consistent with the terms of his employment letter and lowered by a similar percentage as the bonus amounts paid to Messrs. MacLean, Benet and Heyman.

Long-Term Stock Incentives

The Compensation Committee believes that the interests of executives and shareholders should be closely aligned. Accordingly, a significant portion of the total compensation for the named executive officers is in the form of stock-based long-term incentive awards that are designed to further our goals described under "—Objectives of Our Executive Compensation Program," including ensuring that our executive officers have a continuing stake in our long-term success and manage the business with a long-term, risk-adjusted perspective.

  * See "Annex A—Reconciliation of GAAP Measures to Non-GAAP Measures and Selected Definitions" on page A-1.

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Executive Compensation | Compensation Discussion and Analysis

The Compensation Committee, with advice from its independent compensation consultant, has developed guidelines for the allocation of annual grants of equity compensation between performance shares and stock options. These allocations are intended to result in a mix of annual long-term incentives that is sufficiently performance-based and will result in (1) a large component of total compensation being tied to the achievement of specific, multi-year operating performance objectives and changes in shareholder value (performance shares); and (2) an appropriate portion being tied solely to changes in shareholder value (stock options). Under the guidelines, the mix of long-term incentives for the named executive officers is approximately 60% performance shares and 40% stock options, based on the grant date fair value of the awards. The mix of annual long-term incentive compensation reflects the Compensation Committee's judgment as to the appropriate balance of these incentives to achieve its objectives. While the aggregate grant date fair values of equity awards granted to the named executive officers take into account both individual and Company performance, the mix of equity incentives awarded annually is fixed and generally does not vary from year-to-year. For a description of the equity awards granted in fiscal year 2017, refer to "—Grants of Plan-Based Awards in 2017" on page 48.

At its February 2018 meeting, the Compensation Committee granted Mr. Schnitzer stock-based long-term incentive awards with a grant date fair value of $8.2 million, a decrease of $800,000, or approximately 9%, compared to the grant awarded at the February 2017 meeting. At the same meeting, the Compensation Committee granted stock-based incentive awards to Messrs. Benet, and Heyman with a grant date fair value equal to approximately 2.8 times their base salary, which was approximately 9% lower than the grant awarded to them at the February 2017 meeting of 3.2 times their base salary. The Compensation Committee awarded stock-based incentive awards to Mr. Kess with a grant date fair value of $2.4 million, its first grant of annual stock-based long-term incentive awards to Mr. Kess (prior equity grants were made in connection with the commencement of his employment at the Company). The amount of the stock-based long-term incentive award to Mr. Kess was calculated to be approximately 2.8 times his base salary, the same multiple as the stock-based long-term incentive awards for Messrs. Benet and Heyman. Due to his announced retirement, Mr. MacLean did not receive an annual equity grant at the February 2018 meeting. In lieu of such grant, the Company entered into a consulting agreement with Mr. MacLean as discussed below.

The Compensation Committee set the amounts of these incentive grants in order to position the total direct compensation for these named executive officers lower for 2017 compared to 2016, reflecting the strong 2017 performance, particularly in light of the high level of catastrophes in 2017, but taking into account the decline in core income year-over-year. These equity awards, approved at the February 2018 meeting, will be reflected in the Summary Compensation Table in our Proxy Statement for our 2019 annual meeting.

At its February 2017 meeting, the Compensation Committee granted Mr. Schnitzer stock-based long-term incentive awards with a grant date fair value of $9 million, an increase of $4 million over his 2016 grants in light of the very successful completion of his first full year as CEO and the need to reposition his compensation relative to our Compensation Comparison Group to reflect the increased responsibilities of that role. At the same meeting, the Compensation Committee granted stock-based incentive awards to Messrs. Benet and Heyman with a grant date fair value equal to the grant date value for 2015. The Compensation Committee granted stock-based incentive awards to Mr. MacLean with a grant date fair value of approximately $3.24 million, down $1.76 million from 2015. Mr. MacLean's awards for 2015 included approximately $1.76 million in additional equity awards granted in connection with Mr. MacLean's assumption of direct leadership of the Business and International Insurance segment and his role in the 2015 leadership transition. The Compensation Committee set the amounts of these incentive grants in order to position the total direct compensation for these named executive officers somewhat lower for 2016 performance as compared to 2015, reflecting the strong 2016 performance but also taking into account the decline in the core income year-over-year. As contemplated by the offer letter entered into in connection with, and as an inducement for, the commencement of Mr. Kess's employment in December 2016, the Compensation Committee granted Mr. Kess stock-based long-term incentive awards with a grant date fair value of $2,550,000. The equity awards approved for the NEOs at the February 2017 meeting, are reflected in the "Summary Compensation Table" on page 47.

The ultimate value of stock-based long-term incentive awards at the time of vesting or, in the case of stock options, exercise may be greater than or less than the grant date fair value, depending upon our operating performance and changes in the value of our stock price. The grant date fair values of long-term incentive awards are computed in accordance with the accounting standards described in footnote (1) to the "Summary Compensation Table" on page 47.

Performance Shares

Under our program for granting performance shares, we may grant performance shares to certain of our employees who hold positions of vice president (or its equivalent) or above, including the named executive officers. These awards provide the recipient with the right to receive a variable number of shares of our common stock based upon our attainment of specified performance goals. The performance goals for performance share awards granted in 2018 and 2017 are based upon our attaining various adjusted returns on equity over three-year performance periods commencing January 1, 2018 and ending

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	38

Executive Compensation | Compensation Discussion and Analysis

December 31, 2020 and commencing January 1, 2017 and ending December 31, 2019, respectively (in each case, "Performance Period Return on Equity"). Performance Period Return on Equity represents the average of the "Adjusted Return on Equity" for each of the three calendar years in the performance period. The "Adjusted Return on Equity" for each calendar year is determined by dividing "Adjusted Operating Income" by "Adjusted Shareholders' Equity" for the year, each as defined in the Performance Share Awards Program and described below.

"Adjusted Operating Income", as defined in the Performance Share Awards Program and referred to herein as "Adjusted Core Income", excludes the after-tax effects of:

•
specified losses from officially-designated catastrophes,

•
asbestos and environmental reserve charges or releases,

•
net realized investment gains or losses in the fixed maturities and real estate portfolios,

•
extraordinary items, and

•
the cumulative effect of accounting changes and federal income tax rate changes, and restructuring charges, each as defined by GAAP and each as reported in our financial statements (including accompanying footnotes and management's discussion and analysis);

and is then reduced by the after-tax dollar amount for expected "normal" catastrophe losses. In the first year of the performance period, such expected "normal" catastrophe losses are represented by a fixed amount set forth in the terms of the performance shares ($655 million for 2017). In the two subsequent years of the performance period, such fixed amount for catastrophes is adjusted up or down by formula to reflect any increases or decreases, as the case may be, in written premiums in specified catastrophe-exposed commercial and personal lines.

"Adjusted Core Income" is also reduced by an amount reflecting the historical level of credit losses (on an after-tax basis) associated with our fixed-income investments. The Compensation Committee believes this reduction of Adjusted Core Income is appropriate because credit losses in our fixed-income portfolio are part of reported net income but not core income and thus, absent making this reduction, would not be reflected in Adjusted Core Income. Specifically, for performance share awards granted in February 2018 and February 2017, the annual reduction is determined by multiplying a fixed factor (expressed as 2.25 basis points) by the amortized cost of the fixed maturity investment portfolio at the beginning of each quarter during the relevant year in the performance period and adding such amounts (on an after-tax basis) for each year in the performance period.

"Adjusted Shareholders' Equity" for each year in the performance period is defined in the Performance Share Awards Program as the sum of our total common shareholders' equity, as reported on our balance sheet as of the beginning and end of the year (excluding net unrealized appreciation or depreciation of investments and adjusted as set forth in the immediately following sentence), divided by two. In calculating Adjusted Shareholders' Equity, our total common shareholders' equity as of the beginning and end of the year is adjusted to remove the cumulative after-tax impact of the following items during the performance period: (1) discontinued operations and (2) the adjustments and reductions made in calculating Adjusted Core Income.

The Compensation Committee selected Performance Period Return on Equity as the performance measure in the Performance Share Plan because the Compensation Committee believes it is the best measure of return to shareholders and efficient use of capital over a multi-year period, as described further above under "—Pay-for-Performance Philosophy and Objectives of Our Executive Compensation Program".

The Compensation Committee seeks to establish the Performance Period Return on Equity standards such that 100% vesting requires a level of performance over the performance period that is expected to be in the top tier of the industry. In considering what would constitute such top tier performance over a future three-year period, the Compensation Committee considers recent and historical trends in return on equity for the domestic property and casualty insurance industry and our Compensation Comparison Group and recent and historical trends in core return on equity for the Company. In addition, the Compensation Committee considers current and expected underwriting and investment market conditions, our business plan and the Company's cost of equity. For example, the Compensation Committee noted in respect of the performance shares granted in 2018 that the Performance Period Return on Equity of 10% that is required for 100% vesting would meaningfully exceed the average return on equity for the domestic property and casualty insurance industry of 3.6%, as estimated by the Insurance Information Institute for 2017. Accordingly, while the Compensation Committee decided not to implement a formulaic calculation based on performance relative to other companies in the industry, which it believed could result in over or under compensation, it did set the Performance Period Return on Equity standards after considering the level of historical and expected performance that would constitute superior returns. See the chart on page 28, which shows historical returns on equity for the Company and the domestic property and casualty insurance industry. In addition, in establishing the Performance Period Return on Equity standards shown in the chart below, the Compensation Committee also considered our financial goal of achieving a core return on equity in the mid-teens over time and that such a core return on equity would, in its view, be reasonably difficult to achieve over the next three-year period. The Compensation Committee also considered that, because the Company's actuarial estimates reflect management's best estimates of ultimate loss as of the relevant date, the Company's future financial plans do not include any prior year reserve development, positive or negative.

For performance shares granted in 2018 and 2017, actual distributions are contingent upon our attaining Performance Period Return on Equity as indicated on the following chart. Performance falling between any of the identified points in the applicable chart below will result in an interpolated vesting percentage (for example, a Performance Period Return on Equity of 14% will yield a vesting of 115%).

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Executive Compensation | Compensation Discussion and Analysis

 Performance Shares Granted in 2018 and 2017:
Performance Period Return on Equity Standards

	Vesting Percentage	Performance Period Return on Equity for Performance Shares Granted in 2018 and 2017

Maximum	150%	≥16.0%
	140%	15.5%
	130%	15.0%
	120%	14.5%
	110%	13.5%
	100%	10.0%
	75%	8.5%
Threshold	50%	8.0%
	0%	<8.0%

The performance shares are a long-term incentive intended to align a significant portion of our executives' compensation with return on equity objectives over time. The Compensation Committee from time to time makes adjustments to the Performance Period Return on Equity standards for a year's awards when, at the time of grant, it determines that there have been significant changes in the returns that it expects should constitute top tier performance.

For performance shares granted in 2018, the Compensation Committee decided not to make any changes to the Performance Period Return on Equity standards. This decision reflected the fact that the Compensation Committee believed that returns that qualify as top tier performance over the next several years will continue to be somewhat lower than longer term historical levels.

The Committee also observed that the Performance Period Return on Equity required for 100% vesting exceeds the actual average return on equity for the domestic property and casualty insurance industry for each of the last ten years as estimated by the Insurance Information Institute.

In granting future awards, the Compensation Committee intends to continue to review Performance Period Return on Equity standards in light of the then current operating environment and will consider adjustments if, among other reasons, investment yields increase to more normal levels by historical standards.

To support our recruitment and retention objectives and to encourage a long-term focus on our operations, the performance shares vest subject to both the satisfaction of the requisite performance goals and the participant meeting specified service period criteria. The program provides for accelerated vesting and/or waiver of service requirements in the event of death or disability or qualifying "retirement," as defined in the awards. In the event of a participant's voluntary termination for "good reason" or involuntary termination without "cause" within 24 months following a change in control of the Company, the service vesting requirements with respect to the 2017 and 2018 performance share grants will be waived. Further, under his employment agreement, Mr. Schnitzer is entitled to conversion of all of his performance shares into time-vesting awards upon a change in control and he is entitled to accelerated vesting of all of his equity awards if his equity awards are not assumed by the surviving entity following a change in control or in the event of a voluntary termination for "good reason" or an involuntary termination without "cause" (each as defined in his employment letter) within 24 months following a change in control of the Company. These provisions are included to minimize the potential influence of the treatment of these equity awards in connection with a change in control on Mr. Schnitzer's and our other executives' decision-making process and to conform the terms of our program more closely to compensation practices among our peers. The Compensation Committee believes that these provisions will enhance Mr. Schnitzer's and our other executives' independence and objectivity when considering a potential transaction. Under the terms of Mr. Kess's offer letter, Mr. Kess's 2017 performance share grant (representing part of his initial sign-on equity grants) took into account the forfeiture of his pension arrangements resulting from his relinquishment of his former partnership interest and, accordingly, included special terms providing for waiver of service vesting requirements in the event of his voluntary termination for "good reason" or involuntary termination without "cause" at any time prior to the scheduled settlement date for such award. These provisions are described in more detail under "—Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Schnitzer's Employment Letter and Mr. Kess's Offer Letter".

New performance share cycles commence annually and overlap one another, helping to foster retention and reduce the impact of the volatility in compensation associated with changes in our annual return on equity performance. Dividend equivalent shares are paid only when and if performance shares vest, and are paid, in shares, at the same vesting percentage as the underlying performance shares.

The number of performance shares granted is determined by dividing the grant date fair values by the closing price of our common stock on the date of grant ($140.85 and $118.78 for 2018 and 2017, respectively).

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Executive Compensation | Compensation Discussion and Analysis

The Compensation Committee awarded performance shares as follows:

•
Mr. Schnitzer — performance shares with a grant date fair value of $4.92 million in February 2018 and $5.40 million in February 2017.

•
Messrs. Benet and Heyman — each performance shares with a grant date fair value of $1.44 million in February 2018 and $1.575 million in February 2017. Mr. MacLean did not receive an award of performance shares in 2018 due to his announced retirement. In lieu of such grant, the Company entered into a consulting agreement with Mr. MacLean as discussed below. Mr. MacLean was awarded performance shares with a grant date fair value of approximately $1.9 million in February 2017.

•
Mr. Kess — performance shares with a grant date fair value of $1.44 million in February 2018.

Payment of Performance Shares Granted for the 2015-2017 Period — In February 2018, the Compensation Committee reviewed and subsequently certified the results for the performance shares granted to the named executive officers in 2015. Payout of shares under these performance share awards was subject to attaining specified adjusted returns on equity over the three-year performance period commencing on January 1, 2015 and ending on December 31, 2017. The adjusted return on equity for such performance period was 13.7%, which resulted in the vesting of the performance shares at 112%.

Stock Options

All stock options are granted with an exercise price equal to the closing price of the underlying shares on the date of grant. Our annual award of stock options generally vests 100% three-years after the date of grant and has a maximum expiration date of ten years from the date of grant. Following a change of control, Mr. Schnitzer has been, and, beginning with respect to stock options granted in February 2017, other executive officers are, entitled to accelerated vesting of their stock options under the corresponding situations, and for the same reasons, described above with respect to their performance shares.

Under the 2014 Stock Incentive Plan, stock options cannot be "repriced" unless such repricing is approved by our shareholders.

The Compensation Committee awarded stock options as follows:

•
Mr. Schnitzer — stock options with a grant date fair value of $3.28 million in February 2018 and $3.6 million in February 2017.

•
Messrs. Benet and Heyman — each stock options with a grant date fair value of $960,000 in February 2018 and $1.05 million in February 2017.

•
Mr. MacLean did not receive an award of stock options in 2018 due to his announced retirement. In lieu in such grant, the Company entered into a consulting agreement with Mr. MacLean as discussed below. Mr. MacLean was awarded stock options with a grant date fair value of approximately $1.3 million in February 2017.

•
Mr. Kess — stock options with a grant date fair value of $960,000 in February 2018.

Consulting Agreement

On February 13, 2018, the Company entered into a consulting agreement with Mr. MacLean. Under the terms of the consulting agreement, Mr. MacLean will provide strategic and other advice to the Company following his retirement on April 2, 2018 and through March 31, 2019 for a fee of $50,000 per month. As discussed above, the terms of the consulting agreement took into account the fact that Mr. MacLean did not receive an equity award for his 2017 performance.

Other Compensation

Pension Plans

We provide retirement benefits as part of a competitive pay package to retain employees. Specifically, we currently offer all of our U.S. employees a tax-qualified defined benefit plan with a cash-balance formula, with some grandfathered participants accruing benefits under a final average pay formula. Also, a number of employees and executives participate or have accrued benefits in other pension plans which are frozen as to new participants and/or new accruals. Under the cash-balance formula, each enrolled employee has a hypothetical account balance, which grows with interest and pay credits each year.

In addition, we sponsor a non-qualified excess benefit retirement plan that covers all U.S. employees whose tax-qualified plan benefit is limited by the Internal Revenue Code with respect to the amount of compensation that can be taken into account under a tax-qualified plan. The non-qualified plan makes up

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	41

Executive Compensation | Compensation Discussion and Analysis

for the benefits that cannot be provided by the qualified plan as a result of those Internal Revenue Code limits by using the same cash-balance pension formula that applies under the qualified plan. The purpose of this plan is to ensure that employees who receive retirement benefits only through the qualified cash-balance plan and employees whose qualified plan benefit is limited by the Internal Revenue Code are treated substantially the same. The details of the existing plans are described more fully under "—Post-Employment Compensation—Pension Benefits for 2017" on page 52.

Deferred Compensation

In the United States, we offer a tax-qualified 401(k) plan to all of our employees and a non-qualified deferred compensation plan to employees who hold positions of vice president or above. Both plans are available to the named executive officers.

The non-qualified deferred compensation plan allows an eligible employee to defer receipt of a portion of his or her salary and/or annual bonus until a future date or dates elected by the employee. This plan provides an additional vehicle for employees to save for retirement on a tax-deferred basis. The deferred compensation plan is not funded by us and does not provide preferential rates of return. Participants have only an unsecured contractual commitment by us to pay amounts owed under that plan.

For further details, see "—Post-Employment Compensation—Non-Qualified Deferred Compensation for 2017" on page 55.

Other Benefits

We also provide other benefits described below to our named executive officers, which are not tied to any performance criteria. Rather, these benefits are intended to support objectives related to the attraction and retention of highly skilled executives and to ensure that they remain appropriately focused on their job responsibilities without unnecessary distraction.

Personal Security

We have established a security policy in response to a study prepared by an outside consultant that analyzed security risks to our CEO based on a number of factors, including travel patterns and past security threats. This security policy is periodically reviewed by an outside security consultant. In accordance with the security policy, a Company car and driver or other ground transportation arrangements are provided to our CEO for business and personal travel. These ground transportation services provide security for our CEO and enable him to conduct business on behalf of the Company while in transit. The methodologies we use to value the personal use of a Company car and driver and other ground transportation arrangements as a perquisite are described in footnote (5) to the "Summary Compensation Table". In 2017, the aggregate incremental cost for personal use of a Company car and driver and other ground transportation provided pursuant to our security policy for our CEO was $22,320.

In accordance with the security policy, our CEO uses our aircraft for business and personal air travel. Use of our Company aircraft provides the necessary security for our CEO and enables him to be immediately available to respond to business priorities from any location and to use his travel time productively for the Company's benefit. Our CEO reimburses the Company for personal travel on our aircraft in an amount equal to the incremental cost to the Company associated with such personal travel, provided that the amount does not exceed the maximum amount legally payable under FAA regulations, in which case our CEO reimburses such maximum amount.

Our CEO is responsible for all taxes due on any income imputed to him in connection with his personal use of Company-provided transportation.

In addition, under the security policy described above, we provide our CEO with additional home security enhancements and other protections. The methodology we use to value the incremental costs of providing additional home security enhancements and other protections to our CEO is the actual cost to us of the installation of home security and other equipment and any other incremental related expenses. In 2017, the aggregate incremental cost of security for our CEO was $35,621 as shown in footnote (5) to the "Summary Compensation Table".

Other Transportation on Company Aircraft

We also on occasion provide transportation on Company aircraft for spouses or others, although under SEC rules, such spousal or other travel may not always be considered to be directly and integrally related to our business. Consistent with past practice, we only reimburse the named executive officers for any tax liabilities incurred with respect to travel by spouses or others if such travel is considered directly and integrally related to business.

Health Benefits; Treatment of Higher Paid and Lower Paid Employees

We subsidize health benefits more heavily for lower paid employees as compared to higher paid employees, such as the named executive officers.

Accordingly, our higher paid employees pay a significantly higher percentage of the cost of their health benefits than our lower paid employees.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	42

Executive Compensation | Compensation Discussion and Analysis

Compensation Comparison Group

Our Compensation Comparison Group includes:

•
our key competitors in the property and casualty insurance industry; and

•
general financial services and life and health insurance companies that in general are of relatively similar size and complexity. We regard these general financial services and life and health insurance companies as potential competition for executive talent.

The Compensation Comparison Group consisted of the following companies in the property and casualty insurance business:

•
Allstate Corporation

•
Chubb Ltd.

•
Hartford Financial Services Group

•
Progressive Corporation

The Compensation Comparison Group also included the following general financial services and life and health insurance companies:

•
Aetna, Inc.

•
American Express

•
CIGNA Corporation

•
Manulife Financial Corporation

•
MetLife Inc.

•
Prudential Financial Inc.

As of December 31, 2017, the Company was in approximately the 30th percentile of the Compensation Comparison Group based on assets, the 20th percentile based on revenues and the 20th percentile based on market capitalization.

The Compensation Comparison Group has not changed since 2009 (aside from the merger of Ace Ltd. and Chubb Corporation in January 2016); however, the Compensation Committee reviews the composition of our peer group annually to ensure that the companies constituting the peer group continue to provide meaningful and relevant compensation comparisons.

Non-Competition Agreements

All members of our Management Committee, including the named executive officers, have signed non-competition agreements. The agreements provide that, upon an executive's termination of employment, we may elect to, and in the event of Mr. Schnitzer's voluntary termination for "good reason" or involuntary termination without "cause" within the 24-month period following a change in control, we have elected to, impose a six-month non-competition obligation upon the executive that would preclude the executive, subject to limited exceptions, from (1) performing services for or having any ownership interest in any entity or business unit that is primarily engaged in the property and casualty insurance business or (2) otherwise engaging in the property and casualty insurance business. This restriction will apply in the United States and any other country where we are physically present and engaged in the property and casualty insurance business as of the executive's termination date.

If we elect to enforce the non-competition terms, and the executive complies with all of the obligations under the agreement, then the executive will be entitled to:

•
receive a lump sum payment at the end of the six-month restricted period equal to the sum of (1) six-months' base salary plus (2) 50% of the executive's average annual bonus for the prior two years plus (3) 50% of the aggregate grant date fair value of the executive's average annual equity awards for the prior two years; and

•
reimbursement for the cost of continuing health benefits on similar economic terms as in place immediately prior to the executive's termination date during the six-month non-competition period or payment of an equivalent amount, payable at the end of the six-month restricted period.

Severance and Change in Control Agreements

All of our current senior executives, other than Mr. Schnitzer, are covered by our severance plan. Mr. Schnitzer's letter agreement, discussed at greater length below under "—Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control—Summary of Key Agreements" on page 59, contains severance benefits that are triggered under some circumstances, including some circumstances related to a change in control of the Company.

Each of our named executive officers, other than Mr. Schnitzer, has entered into an agreement with us pursuant to which the named executive officer is granted enhanced severance benefits in exchange for agreeing to non-solicitation and non-disclosure provisions. Under the terms of such agreements, these named executive officers are eligible to receive a severance benefit if they are involuntarily terminated due to a reduction in force or for reasons other than "cause" or if they are asked to take a substantial demotion. The terms of these agreements, including a description of the severance package included in Mr. Kess's offer letter, are described more fully under "—Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control—Summary of Key Agreements" on page 59.

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Executive Compensation | Compensation Discussion and Analysis

In addition, based on the advice of its compensation consultant and consistent with market practice, the equity awards made in February 2018 and 2017, including those made to the named executive officers, provide for protection in the event of a voluntary termination for "good reason" or an involuntary termination without "cause" within 24 months of a change in control.

The Compensation Committee believes that these severance agreements and, in some circumstances, change in control arrangements are necessary to attract and retain the talent necessary for our long-term success. The Compensation Committee also believes that these severance and change in control programs allow our executives to focus on duties at hand and provide security should their employment be terminated as a result of an involuntary termination without cause or a constructive discharge or following a change of control, as applicable. For these reasons, and based on advice of the Compensation Committee's independent compensation consultant, the Compensation Committee believes that these arrangements are appropriate and consistent with similar provisions agreed to by members of our Compensation Comparison Group and their executive officers.

None of the severance and change in control agreements with the named executive officers include excise tax gross-up protections.

Stock Ownership Guidelines, Anti-Hedging and Pledging Policies, and Other Trading Restrictions

We maintain an executive stock ownership policy under which executives are expected to accumulate and retain specified levels of ownership of our equity securities until termination of employment, so as to further align the interests of management and shareholders. The Compensation Committee developed this policy based in part on an analysis of policies instituted at our peer competitors. Under the policy, the CEO has a target ownership level established as the lesser of 150,000 shares or the equivalent value of 500% of base salary. Vice chairmen and executive vice presidents have target ownership levels established as the lesser of 30,000 shares or the equivalent value of 300% of base salary, and senior vice presidents have target ownership levels established as the lesser of 5,000 shares or the equivalent value of 100% of base salary. Executives who have not achieved these levels of stock ownership are expected to retain the shares acquired upon exercising stock options or upon the vesting of restricted stock, restricted stock units or performance shares (other than shares used to pay the exercise price of options and withholding taxes) until the requirements are met.

The stock ownership levels of all persons subject to this policy are calculated on a quarterly basis. In determining an executive's share ownership level, the following are included:

•
100% of shares held directly by the executive;

•
100% of shares held indirectly through our 401(k) Savings Plan or deferred compensation plan;

•
50% of unvested performance shares (assuming 100% of the performance shares will vest); and

•
a number of shares with a market value equal to 50% of any unrealized appreciation in stock options, whether vested or unvested.

As of December 31, 2017, each of our named executive officers was in compliance with our stock ownership policy.

We have a securities trading policy that sets forth guidelines and restrictions applicable to employees' and directors' transactions involving our stock. Among other things, this policy prohibits our employees and directors from engaging in short-term or speculative transactions involving our stock, including purchasing our stock on margin, short sales of our stock (that is, selling stock that is not owned and borrowing shares to make delivery), buying or selling puts, calls or other derivatives related to our stock and arbitrage trading or day trading of our stock. Directors and executive officers are not allowed to pledge Company stock without the consent of the Company, and no shares beneficially owned by them are pledged.

Recapture/Forfeiture Provisions

Our Board has adopted a policy requiring the reimbursement and/or cancellation of all or a portion of any incentive cash bonus or stock-based incentive compensation awarded after February 1, 2010 to members of our Management Committee or other officers who are subject to Section 16 of the Exchange Act when the Compensation Committee has determined that all of the following factors are present:

•
the award and/or payout of an award was predicated upon the achievement of financial results that were subsequently the subject of a restatement;

•
the employee engaged in fraud or willful misconduct that was a significant contributing factor in causing the restatement; and
•
a lower award and/or payout of an award would have been made to the employee based upon the restated financial results.

Incentive compensation is granted subject to the policy that, in each such instance described above, the Company will, to the extent permitted by applicable law and subject to the discretion and approval of the Compensation Committee, taking into account such facts and circumstances as it deems appropriate, including the costs and benefits of doing so, seek to recover the employee's cash bonus and/or stock-based incentive compensation paid or issued to the employee in excess of the amount that would have been paid or issued based on the restated financial results. If the Compensation Committee determines, however, that, after recovery of an excess amount

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	44

Executive Compensation | Compensation Discussion and Analysis

from an employee, the employee is nonetheless unjustly enriched, it may seek recovery of more than such excess amount up to the entire amount of the bonus or other incentive compensation.

In addition, under the terms of our executive equity award agreements, in the event that the employment of an executive, including the named executive officers, is terminated for gross misconduct or for cause, as determined by the Compensation Committee, all outstanding vested and unvested awards are cancelled upon his or her termination.

Further, in connection with equity awards, the named executive officers and other recipients of equity awards are parties to an agreement that provides for the forfeiture of unexercised or unvested awards and the recapture by us of any compensatory value, including any amount included as compensation in his or her taxable income, that the former executive received or realized by way of payment, exercise or vesting during the period beginning 12 months prior to the date of termination of employment with us, and ending 12 months after the date of the termination of employment with us, if during the 12-month period following his or her termination, the executive:

•
fails to keep all confidential information strictly confidential;

•
uses confidential information to solicit or encourage any person or entity that is a client, customer, policyholder, vendor, consultant or agent of ours to discontinue business with us after accepting a position with a direct competitor;

•
is directly and personally involved in the negotiation or solicitation of the transfer of business away from us; or

•
solicits, hires or otherwise attempts to affect the employment of any person employed by us at any time during the last three months of the executive's employment or thereafter, without our consent.

Timing and Pricing of Equity Grants

The Compensation Committee typically makes annual awards of equity at its meeting held in early February, which is set in advance as part of the Board's annual calendar of scheduled meetings. The Compensation Committee has in the past, and may in the future, make limited grants of equity on other dates in order to retain key employees, to compensate an employee in connection with a promotion or to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join us. Under our Governance Guidelines, the Compensation Committee may make off-cycle equity grants only on previously determined dates in each calendar month, which will be either (1) the date of a regularly scheduled Board or Compensation Committee meeting, (2) the next succeeding 15th day of the calendar month (or if the 15th is not a business day, the business day immediately preceding the 15th), or (3) in the case of grants in connection with new hires and/or promotions, on, or within 15 days of, the first day of employment or other personnel change. The grant date of equity grants to executives is the date of Compensation Committee approval. As discussed above, the exercise price of stock option grants is the closing market price of our common stock on the date of grant.

As discussed under "Governance of Your Company—Committees of the Board and Meetings—Compensation Committee" on page 11, the Compensation Committee has delegated to the CEO, subject to the prior written consent of our Executive Vice President and General Counsel, the authority to make limited "off-cycle" grants to employees who are not Committee Approved Officers on the grant dates established by our Governance Guidelines. For these grants, as discussed above, the grant date is the date of such approval, and the exercise price of all stock options is the closing market price of our common stock on the date of grant.

Under the 2014 Stock Incentive Plan, stock options cannot be "repriced" unless such repricing is approved by our shareholders. See "Governance of Your Company—Dating and Pricing of Equity Grants" on page 18.

We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

Shareholder Engagement

Management has had numerous conversations with investors about compensation and governance practices, and management has reported on those conversations to the Compensation Committee. Specifically, during 2017, management contacted our largest shareholders and received feedback from beneficial owners of shares aggregating over 39% of our outstanding shares in which shareholders were generally supportive of our compensation program. After considering our conversations with investors and the results of the shareholder advisory vote on executive compensation in 2017, pursuant to which more than 93% of the shares voting "FOR" or "AGAINST" at the meeting voted in favor of the compensation paid to our named executive officers, the Compensation Committee concluded that our executive compensation programs are performing as intended and, consistent with the advice of its independent compensation consultant, determined not to make changes to the core structure of our executive compensation programs.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	45

Executive Compensation | Compensation Committee Report

Total Direct Compensation for 2015-2017 (Supplemental Table)

The following table shows the base salary actually earned during each of the last three years as well as annual cash bonuses paid and equity awards granted to our named executive officers in February in respect of the immediately preceding performance year. Mr. Kess's compensation for 2016 is not included in the following table because his employment with the Company did not commence until December 30, 2016. Accordingly, his 2016 compensation was primarily related to his recruitment to the Company and the forfeiture of his pension arrangements resulting from his relinquishment of his prior partnership interest, and accordingly is not meaningful for comparative purposes.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Awards ($)		Total ($)	Increase (Decrease) from Prior Year (%)

Alan D. Schnitzer	2017	1,000,000	4,700,000	8,200,000		13,900,000	(9)
Chairman and	2016	1,000,000	5,200,000	9,000,000		15,200,000	67
Chief Executive Officer	2015	853,448	3,250,000	5,000,000		9,103,448	43
Jay S. Benet	2017	850,000	2,550,000	2,400,000		5,800,000	(7)
Vice Chairman and	2016	825,096	2,775,000	2,625,000		6,225,096	(2)
Chief Financial Officer	2015	750,000	3,000,000	2,625,000		6,375,000	(3)
Brian W. MacLean	2017	975,000	3,400,000	—	(1)	4,375,000	N/A(1)
President and	2016	962,548	3,700,000	3,237,500		7,900,048	(20)
Chief Operating Officer	2015	925,000	4,000,000	5,000,000		9,925,000	22
William H. Heyman	2017	850,000	2,800,000	2,400,000		6,050,000	(7)
Vice Chairman and	2016	825,096	3,050,000	2,625,000		6,500,096	(3)
Chief Investment Officer	2015	750,000	3,300,000	2,625,000		6,675,000	(3)
A.J. Kess	2017	850,000	2,500,000	2,400,000		5,750,000	N/A
Vice Chairman and
Chief Legal Officer

(1)
Mr. MacLean did not receive equity awards in 2018 due to his announced retirement. In lieu of such grants, the Company entered into a consulting agreement with Mr. MacLean as discussed above under "Consulting Agreement".

The Purpose Behind This Supplemental Table

This Supplemental Table has been included to provide investors with additional compensation information for the last three performance years. As part of reaching its compensation decisions for a performance year, the Compensation Committee refers to this data. Accordingly, this supplemental information enables investors to better understand the actions of the Compensation Committee with respect to total direct compensation for a performance year. This Supplemental Table is not, however, intended to be a substitute for the information provided in the "Summary Compensation Table" on page 47, which has been prepared in accordance with the SEC's disclosure rules.

The Differences Between this Supplemental Table and the Summary Compensation Table

The information contained in this Supplemental Table differs substantially from the total direct compensation information contained in the "Summary Compensation Table" for the relevant year because the stock awards and option awards columns for a particular year in the Summary Compensation Table on page 47 report awards actually granted in that fiscal year (not equity awards granted in respect of that performance year). For example, for 2017, the "Summary

Compensation Table" on page 47 includes awards made in February 2017 in respect of the 2016 performance year, but does not include awards made in February 2018 in respect of the 2017 performance year. On the other hand, the "2017" rows in the Supplemental Table presented above include stock-based grants made in February 2018 in respect of the 2017 performance year and not the stock-based grants made in February 2017 in respect of the 2016 performance year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has discussed and reviewed the foregoing "Compensation Discussion and Analysis" with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Company's Board of Directors:

Donald J. Shepard (Chair) Janet M. Dolan Kenneth M. Duberstein	Cleve L. Killingsworth Jr. Clarence Otis Jr. Philip T. Ruegger III

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	46

Executive Compensation | Summary Compensation Table

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid or accrued by us to our Chairman and Chief Executive Officer, our Vice Chairman and Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities at December 31, 2017. We refer to these individuals collectively as the "named executive officers".

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

Alan D. Schnitzer	2017	1,000,000	—	5,399,976	3,599,987	4,700,000	455,777	78,019	15,233,759
Chairman and	2016	1,000,000	—	3,000,013	2,000,015	5,200,000	280,194	77,897	11,558,119
Chief Executive Officer	2015	853,448	—	1,575,012	1,049,991	3,250,000	146,295	70,205	6,944,951
Jay S. Benet	2017	850,000	—	1,575,023	1,050,000	2,550,000	359,320	6,702	6,391,045
Vice Chairman and	2016	825,096	—	1,574,970	1,050,005	2,775,000	365,569	9,722	6,600,362
Chief Financial Officer	2015	750,000	—	1,575,012	1,049,991	3,000,000	332,979	6,000	6,713,982
Brian W. MacLean	2017	975,000	—	1,942,528	1,295,004	3,400,000	464,903	10,632	8,088,067
President and	2016	962,548	—	3,000,013	2,000,015	3,700,000	467,342	13,335	10,143,253
Chief Operating Officer	2015	925,000	—	1,942,547	1,294,992	4,000,000	396,461	13,673	8,572,673
William H. Heyman	2017	850,000	—	1,575,023	1,050,000	2,800,000	363,243	6,500	6,644,766
Vice Chairman and	2016	825,096	—	1,574,970	1,050,005	3,050,000	361,806	7,929	6,869,806
Chief Investment Officer	2015	750,000	—	1,575,012	1,049,991	3,300,000	355,060	6,000	7,036,063
Avrohom J. Kess(6)	2017	850,000	—	1,539,954	1,019,992	2,500,000	—	11,500	5,921,446
Vice Chairman and	2016	3,257	500,000	3,000,025	499,892	—	—	4,711,730	8,714,904
Chief Legal Officer

(1)
The dollar amounts represent the aggregate grant date fair value of stock awards granted during each of the years presented. The grant date fair value of an award is measured in accordance with FASB ASC Topic 718 using the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2017 included in the Company's Annual Report on Form 10-K filed with the SEC on February 15, 2018 (the "Form 10-K"), without taking into account estimated forfeitures. Stock awards for 2016 for Messrs. MacLean and Kess include restricted stock units with grant date fair values of $1,057,543 and $3,000,025, respectively, and stock awards for 2017 for Mr. Kess include restricted stock units with a grant date fair value of $9,949. With respect to the performance shares, the estimate of the grant date fair value determined in accordance with FASB ASC Topic 718 assumes the vesting of 100% of the performance shares awarded. Assuming the highest level of performance is achieved (which would result in the vesting of 150% of the performance shares granted), the aggregate grant date fair value of the performance shares reflected in the table above would be:

Name	2017	2016	2015

Alan D. Schnitzer	$8,099,965	$4,500,019	$2,362,571
Jay S. Benet	$ 2,362,534	$2,362,454	$2,362,571
Brian W. MacLean	$ 2,913,792	$2,913,704	$2,913,873
William H. Heyman	$ 2,362,534	$2,362,454	$2,362,571
Avrohom J. Kess	$2,295,067	—	—

  The dividend equivalents attributable to performance shares are deemed "reinvested" in additional performance shares and will only be distributed upon the vesting, if any, of the performance shares in accordance with the performance share award terms. In accordance with the SEC's rules, dividend equivalents are not required to be reported because the value of such future dividends, as well as the value of future cash dividends on restricted stock units, are factored into the grant date fair value of the awards.

  For a discussion of specific stock awards granted during 2017, see "Grants of Plan-Based Awards in 2017" below and the narrative discussion that follows.

(2)
The dollar amounts represent the aggregate grant date fair value of stock option awards granted during each of the years presented. The grant date fair value of a stock option award is measured in accordance with FASB ASC Topic 718 using the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2017 included in the Company's Form 10-K, without taking into account estimated forfeitures. For a discussion of specific stock option awards granted during 2017, see "Grants of Plan-Based Awards in 2017" below and the narrative discussion that follows.

(3)
Reflects annual cash incentive compensation paid in 2018 for performance year 2017, cash incentive compensation paid in 2017 for performance year 2016 and cash incentive compensation paid in 2016 for performance year 2015, respectively. For a discussion of the Company's Senior Executive Performance Plan, see "Compensation Discussion and Analysis—Total Direct Compensation—Annual Cash Bonus".

(4)
These amounts represent the aggregate change in actuarial present value of accumulated pension benefits for each of the years presented, using the same pension plan measurement date used for financial statement reporting purposes. We do not provide any of our executives with any above-market or preferential earnings on non-qualified deferred compensation. For additional information about pension benefits, see "Post-Employment Compensation—Pension Benefits for 2017" below.

(5)
For 2017, "All Other Compensation" for Mr. Schnitzer includes $22,320 for personal use of a Company car and driver and other ground transportation arrangements, calculated as described below, and $35,621 of personal security expenses incurred on his behalf pursuant to the Company's executive security program.

Pursuant to our security policy, in 2017, we provided a car and driver or other ground transportation arrangements to Mr. Schnitzer for business and personal travel. We calculated the incremental cost to us for the personal use of any Company car and driver (including commuting and business travel not considered directly and integrally related to the performance of the executive's duties) based on the operating costs, such as fuel and maintenance, related to such travel. Compensation and benefits for the employee drivers are not included in the calculation of incremental cost because the employee drivers are members of our security staff and, consistent with our executive security policy, we would have otherwise incurred such costs for business purposes, whether or not the driver was available to Mr. Schnitzer for personal travel. The incremental costs of personal trips using other ground transportation arrangements, such as car services, are valued at the actual cost to us.

Mr. Schnitzer uses Company aircraft for business and personal air travel in accordance with our security policy. Mr. Schnitzer reimburses the Company for personal travel on Company aircraft in an amount equal to the incremental cost to the Company associated with such travel up to the maximum amount legally payable under FAA regulations. Incremental cost in excess of the amount legally payable under FAA regulations in the amount of $9,155 is included in "All Other Compensation" for 2017.

Executive Compensation | Grants of Plan-Based Awards in 2017

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	47

Executive Compensation | Grants of Plan-Based Awards in 2017

  In connection with his commencement of employment with the Company in 2016, Mr. Kess was awarded $4,700,000 in the form of a credit to a non-qualified deferred compensation account in recognition of the forfeiture by Mr. Kess of certain pension benefits at his prior employer. "All Other Compensation" for Mr. Kess in 2016 also includes legal expenses incurred in connection with the negotiation of his offer letter.

  For more information about these perquisites, see "Compensation Discussion and Analysis—Other Compensation—Other Benefits".

(6)
In connection with the commencement of his employment with the Company in December 2016, Mr. Kess was awarded a $500,000 cash bonus. Performance-based annual cash bonuses are reported in the "Non-Equity Incentive Plan Compensation" column.

GRANTS OF PLAN-BASED AWARDS IN 2017

The following table provides information on stock awards and stock options granted in 2017 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards – Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

Name	Grant Date	Target(1) ($)	Threshold (#)	Target (#)	Maximum (#)	Units(3) (#)	Options(4) (#)	Awards ($/Sh)	Awards(5) ($)

A.D. Schnitzer	2/09/2017		22,731	45,462	68,193				5,399,976
	2/09/2017						222,901	118.78	3,599,987
		n/a
J.S. Benet	2/09/2017		6,630	13,260	19,890				1,575,023
	2/09/2017						65,013	118.78	1,050,000
		n/a
B.W. MacLean	2/09/2017		8,177	16,354	24,531				1,942,528
	2/09/2017						80,183	118.78	1,295,004
		n/a
W.H. Heyman	2/09/2017		6,630	13,260	19,890				1,575,023
	2/09/2017						65,013	118.78	1,050,000
		n/a
A.J. Kess	1/13/2017					85			9,949
	2/09/2017		6,441	12,881	19,322				1,530,005
	2/09/2017						63,155	118.78	1,019,992
		n/a

(1)
Our annual Senior Executive Performance Plan does not include thresholds, targets or maximums that are determinable at the beginning of the performance year. For additional information on our Senior Executive Performance Plan, see "Compensation Discussion and Analysis—Total Direct Compensation—Annual Cash Bonus" above. The actual cash bonuses paid to our named executive officers under our Senior Executive Performance Plan are disclosed in the "Summary Compensation Table" in the "Non-Equity Incentive Plan Compensation" column.

(2)
Other than with respect to Mr. Kess, represents performance shares granted as part of the annual long-term equity grant with respect to performance year 2016. With respect to Mr. Kess, represents performance shares granted to Mr. Kess under the terms of his offer letter, which is discussed below under "Narrative Supplement to Summary Compensation Table and Grants of Plan-Based Awards in 2017—Employment Arrangements—Mr. Kess's Offer Letter". All performance shares were granted under the Company's 2014 Stock Incentive Plan.

Performance shares represent the right to earn shares of our common stock based on our attainment of specified performance goals, as described above under "Compensation Discussion and Analysis—Total Direct Compensation—Long-Term Stock Incentives—Performance Shares". As described in more detail in that section, for awards granted in 2017, if our return on equity (as defined in the award agreement) over the three-year performance period meets the minimum threshold of 8%, then 50% of the number of performance shares awarded and accumulated dividend equivalents will vest. If our return on equity over the three-year performance period is 10%, then 100% of the number of shares awarded and accumulated dividend equivalents will vest. If our return on equity over the three-year performance period equals or exceeds 16%, then a maximum of 150% of the number of shares awarded and accumulated dividend equivalents will vest. The estimated future payouts of performance shares in the table above do not include additional shares that may be allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares, but the value of such additional shares is factored into the grant date fair values of the performance shares in the table above.

(3)
Represents restricted stock units granted to Mr. Kess in connection with his entering into the Non-Competition Agreement (defined below). The restricted stock units were granted under the Company's 2014 Stock Incentive Plan. The value of future cash dividends on restricted stock units is factored into the grant date fair values of the restricted stock units in the table above.

(4)
Other than with respect to Mr. Kess, represents stock options granted as part of the annual long-term equity grant with respect to performance year 2016. With respect to Mr. Kess, represents stock options granted to Mr. Kess under the terms of his offer letter, which is discussed below under "Narrative Supplement to Summary Compensation Table and Grants of Plan-Based Awards in 2017—Employment Arrangements—Mr. Kess's Offer Letter". All stock options were granted under the Company's 2014 Stock Incentive Plan.

(5)
The amount represents the grant date fair value of stock and option awards measured in accordance with the guidance in FASB ASC Topic 718, utilizing the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2017 included in the Company's Form 10-K, without taking into account estimated forfeitures. With respect to the performance shares, the estimate of the grant date fair value determined in accordance with FASB ASC Topic 718 assumes the vesting of 100% of the performance shares awarded.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	48

Executive Compensation | Narrative Supplement to Summary Compensation Table and Grants of Plan-Based Awards in 2017

NARRATIVE SUPPLEMENT TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS IN 2017

Employment Arrangements

Mr. Schnitzer's Employment Arrangement

On August 4, 2015, the Company entered into an employment letter with Mr. Schnitzer pursuant to which he serves as our Chief Executive Officer with an annual base salary of $1 million. As described more fully in "Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Schnitzer's Employment Letter", if Mr. Schnitzer's employment is terminated by us without "cause" or he resigns for "good reason" (each as defined in his agreement), he would become entitled to receive specified additional benefits. Additionally, Mr. Schnitzer would be entitled to specified special protections with respect to his equity awards following a "change in control".

Mr. Schnitzer used our corporate aircraft for business and personal travel in accordance with our security policy. See the detailed discussion regarding Mr. Schnitzer's use of the corporate aircraft on page 42 of the "Compensation Discussion and Analysis—Other Compensation—Other Benefits—Personal Security" section.

Mr. Kess's Offer Letter

On December 19, 2016, the Company entered into an offer letter with Mr. Kess, pursuant to which he serves as our Vice Chairman and Chief Legal Officer, with an annual base salary of $850,000. Mr. Kess is also eligible to receive an annual equity grant on terms and conditions similar to those applicable to other senior executives of the Company at the discretion of the Compensation Committee.

In recognition of his forfeiture of certain pension benefits under his previous employer's plan, the offer letter entitled Mr. Kess to incentives on December 30, 2016 (the date he commenced employment), consisting of:

•
$500,000 in cash;

•
restricted stock units with a grant date value of $3,000,000 that vest in three equal annual installments on December 30, 2017, 2018 and 2019;

•
stock options with a grant date value of $500,000 that have an exercise price equal to the closing price per share of our common stock on December 30, 2016 ($122.42), and vest in three equal annual installments on December 30, 2017, 2018 and 2019; and

•
a credit of $4,700,000 in a deferred compensation account under our Deferred Compensation Plan (discussed under

  "Post-Employment Compensation—Non-Qualified Deferred Compensation for 2017—Deferred Compensation Plan" below).

In addition, on February 9, 2017, as contemplated by his offer letter, Mr. Kess was granted performance shares with a grant date value of $1,530,000 and stock options with a grant date value of $1,020,000. Mr. Kess was also awarded fully vested restricted stock units on January 13, 2017 with a grant date value of $10,000 as consideration for entering into a non-competition agreement with the Company (the "Non-Competition Agreement").

See "Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control" for a discussion of the provisions of Mr. Kess's 2016 restricted stock unit award and 2016 and 2017 stock option awards in the event Mr. Kess's employment is terminated for "cause" or he resigns without "good reason" (each as defined in his offer letter).

As described more fully in "Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control", Mr. Kess would become entitled to receive specified benefits under our severance plan upon a qualifying termination of his employment.

Terms of Equity-Based Awards

Vesting Schedule

Other than described above with respect to the stock options and restricted stock units granted to Mr. Kess in connection with his commencement of employment with the Company, stock option and restricted stock unit awards vest in full three years after the date of grant. Performance shares reflected in the tables and accumulated dividend equivalents vest at the end of a three-year performance period if, and to the extent, performance goals are attained, as more fully described above in "Compensation Discussion and Analysis—Total Direct Compensation—Long-Term Stock Incentives—Performance Shares".

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	49

Executive Compensation | Option Exercises and Stock Vested in 2017

Forfeiture and Post-Employment Treatment

Unvested shares underlying stock option, restricted stock unit and performance share awards are generally forfeited upon termination of employment except in specific cases for which different treatment is provided (see footnote (2) to the

"Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control Table" on page 58 for a discussion regarding different treatments).

Option Exercise Price

Stock options have an exercise price equal to the closing price of our common stock on the date of grant.

Dividends

Dividend equivalents attributable to performance shares are deemed "reinvested" in additional performance shares. The additional shares allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares will only be distributed upon the vesting, if any, of such performance shares in accordance with the performance share award terms. Cash dividends are paid with respect to restricted stock units at the same time and in the same amounts as are paid on shares of common stock.

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table provides information regarding the values realized by our named executive officers upon the exercise of stock options and the vesting of stock awards in 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)

Alan D. Schnitzer	75,121	4,988,034	17,794	2,413,628
Jay S. Benet	66,228	4,502,828	17,794	2,413,628
Brian .W. MacLean	87,916	6,398,483	21,946	2,976,856
William H. Heyman	89,979	4,016,528	17,794	2,413,628
Avrohom J. Kess	—	—	8,253	1,119,918

(1)
Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.

(2)
Other than with respect to Mr. Kess, the shares acquired upon vesting represent performance shares that are treated as vested on December 31, 2017, the last day of the relevant three-year performance period, including the following shares in respect of phantom dividend equivalents on such performance shares: Mr. Schnitzer (1,159 shares), Mr. Benet (1,159 shares), Mr. MacLean (1,429 shares) and Mr. Heyman (1,159 shares). With respect to Mr. Kess, amounts include 85 restricted stock units granted pursuant to the terms of the Non-Competition Agreement. These restricted stock units were fully vested on the grant date; however, shares underlying the units will not be distributed until the earlier of (a) six months after any future separation or (b) January 13, 2020. The amounts for Mr. Kess also include 8,168 restricted stock units that were granted in connection with his commencement of employment with the Company in December 2016, the terms of which are discussed above in "Narrative Supplement to Summary Compensation Table and Grants of Plan-Based Awards in 2017—Employment Arrangements—Mr. Kess's Offer Letter".

(3)
The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the last trading day prior to the vesting date.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	50

Executive Compensation | Outstanding Equity Awards at December 31, 2017

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table provides information with respect to the option awards and stock awards held by the named executive officers at December 31, 2017.

	Option Awards							Stock Awards
												Equity Incentive Plan Awards:
												Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)
									Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have NotVested(3) ($)
		Number of Securities Underlying Unexercised Options(1) (#)
	Option Award Grant Date					Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date
Name		Exercisable		Unexercisable

A.D. Schnitzer	2/01/2011	69,575		—		56.81	2/01/2021
	2/07/2012	66,228		—		59.74	2/07/2022
	2/05/2013	53,246		—		78.65	2/05/2023
	2/04/2014	60,979		—		80.35	2/04/2024
	2/03/2015	—		66,522		106.04	2/03/2025
	2/02/2016	—		150,829		106.03	2/02/2026
								2/02/2016				44,372	6,018,573
	2/09/2017	—		222,901		118.78	2/09/2027
								2/09/2017				69,736	9,458,952
J.S. Benet	2/05/2013	53,246		—		78.65	2/05/2023
	2/04/2014	60,979		—		80.35	2/04/2024
	2/03/2015	—		66,522		106.04	2/03/2025
	2/02/2016	—		79,185		106.03	2/02/2026
								2/02/2016				23,295	3,159,676
	2/09/2017	—		65,013		118.78	2/09/2027
								2/09/2017				20,340	2,758,913
B.W. MacLean	2/03/2009	88,607		—		39.19	2/03/2019
	2/02/2010	83,468		—		51.09	2/02/2020
	2/01/2011	77,306		—		56.81	2/01/2021
	2/07/2012	74,507		—		59.74	2/07/2022
	2/05/2013	70,360		—		78.65	2/05/2023
	2/04/2014	75,208		—		80.35	2/04/2024
	2/03/2015	—		82,044		106.04	2/03/2025
								2/02/2016	9,974	(4)	1,352,873
	2/02/2016	—		150,829		106.03	2/02/2026
								2/02/2016				28,730	3,896,949
	2/09/2017	—		80,183		118.78	2/09/2027
								2/09/2017				25,086	3,402,660
W.H. Heyman	2/03/2015	—		66,522		106.04	2/03/2025
	2/02/2016	—		79,185		106.03	2/02/2026
								2/02/2016				23,295	3,159,676
	2/09/2017	—		65,013		118.78	2/09/2027
								2/09/2017				20,340	2,758,913
A.J. Kess	12/30/2016	10,119	(5)	20,239	(5)	122.42	12/30/2026
								12/30/2016	16,338	(6)	2,216,086
	2/09/2017	—		63,155		118.78	2/09/2027
								2/09/2017				19,759	2,680,057

(1)
Stock options are exercisable 100% on the third anniversary of the stock option award grant date, other than with respect to the stock options granted to Mr. Kess described in footnote (5) below.

(2)
The number of shares reflected for each of the named executive officers represents the sum of (a) the maximum number of performance shares and (b) the additional shares that have been allocated to the named executive officer through December 31, 2017 as a result of the phantom reinvestment of dividend equivalents on the maximum number of performance shares. We have reflected the maximum number of performance shares for each named executive officer because (a) results for 2016 and 2017, the first and second year of the three-year performance period for the February 2, 2016 awards, were above target, and (b) results for 2017, the first year of the three-year performance period for the February 9, 2017 awards, were also above target. The actual numbers of shares that will be distributed with respect to the 2016 and 2017 awards are not yet determinable. The awards granted on February 2, 2016 vest in proportion to actual performance over the three-year performance period ending on December 31, 2018, and the awards granted on February 9, 2017 vest in proportion to actual performance over the three-year performance period ending on December 31, 2019. For purposes of this column, fractional shares have been rounded to the nearest whole share. See the description of performance shares in the "Compensation Discussion and Analysis—Total Direct Compensation—Long-Term Stock Incentives—Performance Shares" section.

(3)
The market value is based on the closing price on the NYSE of our common stock on December 29, 2017, the last trading day of 2017 ($135.64), multiplied by the number of outstanding shares.

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Executive Compensation | Post-Employment Compensation

(4)
Represents restricted stock units granted to Mr. MacLean for his service to the Company during the 2015 performance year in connection with the leadership transition. The award vests 100% on the third anniversary of the grant date.

(5)
Represents stock options granted to Mr. Kess in connection with his commencement of employment with the Company under the terms of his offer letter. The stock options become exercisable in three equal annual installments on the anniversaries of the grant date.

(6)
Represents restricted stock units granted to Mr. Kess in connection with his commencement of employment with the Company under the terms of his offer letter. The award vests in three equal annual installments on the anniversaries of the grant date.

POST-EMPLOYMENT COMPENSATION

The Company has four active retirement plans:

•
A qualified 401(k) Savings Plan, which is discussed under "Compensation Discussion and Analysis—Other Compensation" on page 42;

•
A qualified pension plan (the "Pension Plan"), which is discussed under "—Pension Benefits for 2017" below;

•
A non-qualified pension restoration plan that is a component of the Benefit Equalization Plan described below (the "Pension Restoration Plan"), which is discussed under "—Pension Benefits for 2017" below; and

•
A non-qualified deferred compensation plan (the "Deferred Compensation Plan"), which is discussed under "—Non-Qualified Deferred Compensation for 2017" below.

The Company has three inactive retirement plans from which benefits are still payable but under which no additional benefits are being earned (other than earnings credits as described below):

•
A non-qualified pension plan maintained by TPC prior to the Merger that is a component of the Benefit Equalization Plan (the "TPC Benefit Equalization Plan"), which is discussed under "—Pension Benefits for 2017" below;

•
A non-qualified deferred compensation plan maintained by TPC prior to the Merger (the "TPC Deferred Compensation Plan"), which is discussed under "—Non-Qualified Deferred Compensation for 2017" below; and

•
A non-qualified deferred compensation plan maintained by St. Paul prior to the Merger that is a component of the Benefit Equalization Plan (the "Executive Savings Plan"), which is discussed under "—Non-Qualified Deferred Compensation for 2017" below.

Pension Benefits for 2017

The following table provides information regarding the pension benefits for our named executive officers under the Company's pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)

Alan D. Schnitzer	Pension Plan	10	121,275	—
	Pension Restoration Plan	10	1,557,119	—
Jay S. Benet	Pension Plan	27	662,882	—
	Pension Restoration Plan	27	2,761,693	—
	TPC Benefit Equalization Plan(3)	11	276,321	—
Brian W. MacLean	Pension Plan	30	632,477	—
	Pension Restoration Plan	30	3,687,726	—
	TPC Benefit Equalization Plan(3)	14	118,147	—
William H. Heyman	Pension Plan	27	306,812	—
	Pension Restoration Plan	27	3,231,357	—
Avrohom J. Kess	Pension Plan(4)	1	—	—
	Pension Restoration Plan(4)	1	—	—

(1)
Credited service includes (as applicable) service for time worked at the Company plus TPC, Citigroup and certain of its affiliates and predecessors (prior to August 20, 2002) and St. Paul. Number of years of credited service represents actual years of service. We do not have a policy with respect to granting extra years of credited service.

(2)
For named executive officers who have not attained age 65, the present value of accumulated benefit is calculated by projecting the qualified and non-qualified cash-balance accounts reflected in the tables below forward to age 65 by applying a 4.01% interest rate (except for some sub-accounts which use a 6.00% rate) and then discounting back to December 31, 2017 using a discount rate of 3.71% for the Pension Plan and 3.66% for the Pension Restoration Plan and the TPC Benefit Equalization Plan. These are the same assumptions the Company uses for financial reporting purposes. See Note 14 to our financial statements for the fiscal year ended December 31, 2017 included in the Company's Form 10-K.

(3)
Service under the TPC Benefit Equalization Plan was frozen as of January 1, 2002, and the plan was merged into the Benefit Equalization Plan as of January 1, 2009.

(4)
Mr. Kess did not meet the Pension Plan and Pension Restoration Plan's eligibility requirement to earn benefits until January 1, 2018; therefore no benefits were accrued as of December 31, 2017.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	52

Executive Compensation | Post-Employment Compensation

The Company's Pension Plan

The Company's Pension Plan is a qualified defined benefit pension plan with a cash-balance formula or, for certain grandfathered participants, traditional final average pay formulas or grandfathered frozen cash-balance formulas. Each named executive officer participates in the cash-balance formula under which the named executive officer has a hypothetical account balance that grows with interest and pay credits each year. As of December 31, 2017, the named executive officers' qualified pension account balances were as follows:

Name	Qualified Account Balance at December 31, 2017(1)

Alan D. Schnitzer	$116,829
Jay S. Benet	$662,882
Brian W. MacLean	$627,304
William H. Heyman	$306,812
Avrohom J. Kess	—

(1)
These dollar amounts represent the participant's account balance rather than the present value of the accumulated benefit, which is set forth in the "—Pension Benefits for 2017" table on page 52 and calculated as described in footnote (2) to that table.

Interest credits are applied quarterly to the prior quarter's cash-balance pension account balance. These interest credits are generally based on the yield on ten-year treasury bonds, subject to a minimum annual interest rate of 4.01%.

Pay credits are calculated on an annual basis as a percentage of compensation, with the percentage determined based on the sum of age plus service at the end of the year under the following schedule:

Age + Service	Pay Credit

< 30	2.00%
30 - 39	2.50%
40 - 49	3.00%
50 - 59	4.00%
60 - 69	5.00%
> 69	6.00%

Service is calculated based on elapsed time with the Company plus any service with TPC, Citigroup and certain of its affiliates and predecessors (prior to August 20, 2002) and St. Paul. Pay credits are calculated by multiplying the appropriate pay credit percentage by the named executive officer's compensation for the year, including base salary and bonus, up to the qualified plan compensation limit (which for 2017 was $270,000).

The pension plan benefit is subject to the qualified plan benefit limit (if applicable) under Internal Revenue Code income tax provisions.

The plan's normal retirement age is 65. However, under the cash-balance formula, participants are eligible to receive a distribution from the plan any time after they vest (currently after three years of service) and they separate from us. Once separated from us, participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity, 100% joint and survivor annuity or a ten-year certain and life annuity. All payment forms are actuarially equivalent. Eligible part-time employees who are at least age 62 can apply for an in-service distribution from the plan, calculated as if they separated from us. There are no special early retirement benefits under the cash-balance formula, even in the case of an in-service distribution.

Under the plan, the benefits of some participants may be determined in whole or in part under transition benefit rules—that is, grandfathered benefit provisions.

The Company's Benefit Equalization Plan (Non-Qualified Pension Plan Components)

The Benefit Equalization Plan consists of three components:

•
the Pension Restoration Plan (currently active);

•
the TPC Benefit Equalization Plan (currently inactive); and

•
the Executive Savings Plan (currently inactive; described under "—Non-Qualified Deferred Compensation for 2017" below).

The Benefit Equalization Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

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Executive Compensation | Post-Employment Compensation

Pension Restoration Plan (Non-Qualified Pension Plan)

The Pension Restoration Plan is a non-qualified pension restoration plan which provides non-qualified pension benefits on compensation and benefits in excess of the qualified plan compensation limit and the benefit limit (if applicable) under Internal Revenue Code income tax provisions. Benefits under the plan accrue, in the same manner as described above for the Company's Pension Plan, for pay and benefits in excess of the compensation limit and the benefit limit (if applicable).

As of December 31, 2017, the named executive officers' non-qualified pension account balances were as follows:

Name	Non-Qualified Account Balance at December 31, 2017(1)

Alan D. Schnitzer	$1,490,718
Jay S. Benet	$2,761,693
Brian W. MacLean	$3,677,657
William H. Heyman	$3,231,357
Avrohom J. Kess	—

(1)
These dollar amounts represent the participant's account balance rather than the present value of the accumulated benefit, which is set forth in the "—Pension Benefits for 2017" table on page 52 and calculated as described in footnote (2) to that table.

The plan's normal retirement age is 65. However, participants are eligible to receive a distribution from the plan any time after they vest (currently after three years of service) and they separate from us, subject to a six-month delayed payment requirement following separation. Once separated from us, participants will receive their benefit in ten annual installment payments (for account balances greater than $50,000) or a single lump sum payment (for balances equal to or less than $50,000). There are no special early retirement benefits. To the extent that a participant's qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the Pension Restoration Plan.

TPC Benefit Equalization Plan (Non-Qualified Pension Plan)

The TPC Benefit Equalization Plan is a non-qualified pension plan. Benefit accruals were frozen as of January 1, 2002. As of January 1, 2009, the TPC Benefit Equalization Plan was merged into the Benefit Equalization Plan. Participants in the plan have cash-balance accounts that accrue interest credits but no pay credits. As of December 31, 2017, the named executive officers' non-qualified account balances were as follows:

Name	Non-Qualified Account Balance at December 31, 2017(1)

Jay S. Benet	$276,321
Brian W. MacLean	$117,431

(1)
These dollar amounts represent the participant's account balance rather than the present value of the accumulated benefit, which is set forth in the Pension Benefits for 2017 table on page 52 and calculated as described in footnote (2) to that table.

Interest credits are applied quarterly to the prior quarter's account balance. These interest credits are generally based on the yield on ten-year treasury bonds, subject to a minimum annual interest rate of 4.01%. A portion of each named executive officer's benefit is determined under a prior grandfathered formula which includes an embedded interest credit rate of 6.00%. The plan's normal retirement age is 65. However, participants (all of whom are vested) are eligible to receive a distribution from the plan any time after becoming vested, attaining age 55 and separating from us. Participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity. All payment forms are actuarially equivalent. There are no special early retirement benefits. To the extent that a participant's qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the TPC Benefit Equalization Plan.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	54

Executive Compensation | Post-Employment Compensation

Non-Qualified Deferred Compensation for 2017

The following table provides information regarding contributions, earnings and balances for our named executive officers under the active Deferred Compensation Plan, as well as under the TPC Deferred Compensation Plan and the Executive Savings Plan, which are closed to new deferrals. Under each of the plans, no Company "match" is currently made on amounts deferred, account balances are fully vested at all times, and the Company does not provide any opportunity for above-market or preferential earnings, nor does it provide any minimum internal rate of return. Additionally, the Deferred Compensation Plan and the Executive Savings Plan do not permit "hardship" withdrawals. The Deferred Compensation Plan, TPC Deferred Compensation Plan and Executive Savings Plan are not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under each plan. Each of these plans is further described below.

Name	Non-Qualified Deferred Compensation Plan Name	Executive Contributions in 2017 ($)	Company Contributions in 2017 ($)	Aggregate Earnings in 2017 ($)	Aggregate Withdrawals/ Distributions in 2017 ($)	Aggregate Balance at 12/31/17(1) ($)

Alan D. Schnitzer	Deferred Compensation Plan	—	—	1,098,458	—	6,752,613
Jay S. Benet		—	—	—	—	—
Brian W. MacLean	Deferred Compensation Plan	—	—	2,037	—	258,982
	TPC Deferred Compensation Plan	—	—	6,522	—	376,565
William H. Heyman	Executive Savings Plan	—	—	25,810	—	418,471
Avrohom J. Kess	Deferred Compensation Plan	—	—	82,837	—	4,782,837

(1)
Of the totals in this column, the following amounts have been reported in the "Summary Compensation Table" for this year and for previous years.

Name	2017	Previous Years	Total

Alan D. Schnitzer	—	$4,000,000	$4,000,000
Brian W. MacLean	—	$315,000	$315,000
William H. Heyman	—	$214,220	$214,220
Avrohom J. Kess	—	$4,700,000	$4,700,000

Deferred Compensation Plan

The Company's Deferred Compensation Plan is a non-qualified plan that, in 2017, allowed each U.S. employee who is at the Vice President level or above to defer receipt of up to 50% of his or her salary and/or up to 100% of his or her annual bonus until a date or dates elected by the employee. Employees participating in the Deferred Compensation Plan elect the time and form of payout prior to the year in which the deferred amounts are earned. These elections are irrevocable.

Participants in the plan may receive distributions of deferred accounts in three situations: when the participant terminates employment or retires (in which case, payment will be made or commence six months after the date of the termination or retirement) or upon a distribution date the participant specifies in advance and that occurs while the participant is still an employee of the Company. If the participant's balance is greater than $10,000, the participant may elect to receive retirement distributions and in-service distributions as a lump sum or in up to ten annual installments. All other distributions will be paid in a lump sum, unless distributions in installments have already begun.

Deferrals may be allocated among hypothetical investment options that mirror the investment options available under our qualified 401(k) Savings Plan.

As of December 31, 2017, Mr. Schnitzer, Mr. MacLean and Mr. Kess were the only named executive officers with account balances under the Deferred Compensation Plan, with balances as shown above.

TPC Deferred Compensation Plan

The TPC Deferred Compensation Plan is a grandfathered non-qualified deferred compensation plan. Under the TPC Deferred Compensation Plan, no Company "match" was made on amounts deferred. The plan was closed to any new deferrals beginning January 1, 2005. Deferrals may be allocated among hypothetical investment options that mirror our qualified 401(k) Savings Plan investment options.

Based upon deferral elections made prior to the year in which the compensation was earned, executives can receive payments in either a lump sum or in annual installments over a 5, 10 or 15-year period commencing in the month following retirement or age 65, with some accounts subject to a six-month delayed payment requirement following retirement. "Hardship" withdrawals are available under the TPC Deferred Compensation Plan.

As of December 31, 2017, Mr. MacLean was the only named executive officer with an account balance under the TPC Deferred Compensation Plan, with a balance as shown above.

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Executive Compensation | Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Executive Savings Plan

The Executive Savings Plan is a grandfathered non-qualified excess deferral plan that has been a component of the Benefit Equalization Plan since it was established by St. Paul in 1976. It includes salary deferrals and Company matching contributions made to the plan prior to the closing of the plan to any new deferrals as of January 1, 2005. Executives will receive distribution of their vested accounts upon termination of employment from the Company, with some accounts subject to a six-month delayed payment requirement following separation. Once separated from us, executives will receive their benefits in ten annual installment payments (for account balances greater than $50,000) or a single lump sum (for balances of $50,000 or less). Balances remaining at the time of the executive's death will be paid in a lump sum, except that installment payments that have already begun will continue.

Deferrals may be allocated among hypothetical investment options that mirror the investment options available under our qualified 401(k) Savings Plan.

As of December 31, 2017, Mr. Heyman was the only named executive officer with an account balance under the Executive Savings Plan, with a balance as shown above.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The following table describes the potential payments and benefits under the Company's compensation and benefit plans and contractual agreements to which the named executive officers would have been entitled if a termination of employment or change in control occurred on the last business day of 2017.

The only agreements, arrangements or plans that entitle executive officers to severance, perquisites or other enhanced benefits upon termination of their employment or change in control are:

•
Mr. Schnitzer's employment letter;

•
the individual non-solicitation and non-disclosure agreements executed by members of our Management Committee (other than Mr. Schnitzer), as described below;

•
the non-competition agreements executed by all members of the Management Committee, as described below;

•
Mr. Kess's offer letter;

•
the Company's Executive Severance Plan; and

•
the terms of performance share and stock option awards.

The amounts shown in the table below do not include:

•
payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers (including welfare benefits that are provided to all U.S. retirees of the Company);

•
regular pension benefits under our Pension Plan, the Benefit Equalization Plan or the TPC Benefit Equalization Plan (see "Post-Employment Compensation—Pension Benefits for 2017" above); and

•
distributions of previously vested plan balances under our 401(k) Savings Plan, the Deferred Compensation Plan, the TPC Deferred Compensation Plan and the Executive Savings Plan (see the "Compensation Discussion and Analysis—Other Compensation—Deferred Compensation" section on page 42 and "Post-Employment Compensation—Non-Qualified Deferred Compensation for 2017" above for information about the Deferred Compensation Plan, the Executive Savings Plan and the TPC Deferred Compensation Plan).

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	56

Executive Compensation | Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control Table

Named Executive Officer	Involuntary Termination Without "Cause" or, if Applicable, Voluntary Termination for "Good Reason" ($)	Additional Value if Involuntary Termination without "Cause" or, if Applicable, Voluntary Termination for "Good Reason" Follows a Change in Control ($)	Change in Control ($)	Voluntary Termination without "Good Reason", including Voluntary Retirement ($)	Disability ($)	Death ($)

Alan D. Schnitzer
Cash Severance Payment(1)	16,562,498	—	—	6,112,498	—	—
Acceleration of Equity Awards(2)	—	21,033,151	—	—	10,193,209	14,966,245
Value of Continuing Benefits(3)	22,867	—	—	5,520	—	—

Total Termination Benefits	16,585,365	21,033,151	—	6,118,018	10,193,209	14,966,245

Jay S. Benet
Cash Severance Payment(1)	10,656,250	—	—	3,181,250	—	—
Acceleration of Equity Awards(2)	5,409,838	—	—	5,409,838	5,409,838	7,426,127
Value of Continuing Benefits(3)	9,756	—	—	4,421	—	—

Total Termination Benefits	16,075,844	—	—	8,595,509	5,409,838	7,426,127

Brian W. MacLean
Cash Severance Payment(1)	14,121,890	—	—	4,471,890	—	—
Acceleration of Equity Awards(2)	8,246,434	—	—	8,246,434	8,246,434	12,085,996
Value of Continuing Benefits(3)	9,756	—	—	4,421	—	—

Total Termination Benefits	22,378,080	—	—	12,722,745	8,246,434	12,085,996

William H. Heyman
Cash Severance Payment(1)	11,375,000	—	—	3,325,000	—	—
Acceleration of Equity Awards(2)	5,409,838	—	—	5,409,838	5,409,838	7,426,127
Value of Continuing Benefits(3)	10,698	—	—	5,363	—	—

Total Termination Benefits	16,795,536	—	—	8,740,201	5,409,838	7,426,127

Avrohom J. Kess
Cash Severance Payment(1)	9,937,499	—	—	3,199,999	—	—
Acceleration of Equity Awards(2)	3,548,439	—	—	—	1,332,353	4,142,949
Value of Continuing Benefits(3)	11,599	—	—	6,264	—	—

Total Termination Benefits	13,497,537	—	—	3,206,263	1,332,353	4,142,949

(1)
Cash Severance Payments:

•
Under the terms of Mr. Schnitzer's employment letter, severance payments in the event of an involuntary termination without "cause" or a voluntary termination for "good reason" (each as defined in his agreement and described below) are based on two times his base salary at termination plus two times the greater of: (a) the average of his two most recent annual cash bonuses and (b) 250% of his base salary at the time of termination.

•
Each of the named executive officers is eligible to receive a severance benefit if they are involuntarily terminated due to a reduction in force or for reasons other than "cause" or if they are asked to take a substantial demotion. Under the terms of individual non-solicitation and non-disclosure agreements, all such named executive officers (other than Mr. Schnitzer) are eligible to receive a benefit equal to his total monthly cash compensation for at least 21 months (24 months for Messrs. Benet, MacLean and Heyman due to each having at least 10 years of service with the Company). For each of Messrs. Benet, MacLean, Heyman and Kess, total monthly cash compensation is equal to, at least, 1/12th of the executive's annual base salary in effect at the time of his termination, plus the greater of (a) 1/12th of the average of the executive's two most recent annual cash bonuses or (b) 1/12th of 125% of final annual base salary. Under Mr. Kess's offer letter, Mr. Kess is treated as having received an annual bonus of $3,000,000 for the two most recent annual bonus periods with respect to the calculation of his severance entitlement.

•
The cash severance payments listed assume that there would be no cutback of payments to avoid subjecting the executives to an excise tax under Section 280G of the Internal Revenue Code.

•
The named executive officers, along with other members of our Management Committee, are each subject to a non-competition agreement that entitles an executive to specified post-termination payments if the Company elects, at the time of termination, including a termination due to voluntary termination without "good reason", to impose a six-month non-compete period. Under the non-competition agreements, if the Company elects to impose a six-month non-compete period with respect to a particular executive and the executive complies with such obligations, the executive will be entitled to receive a lump sum payment at the end of the period equal to the sum of (a) six months' base salary plus (b) 50% of the executive's average annual bonus for the prior two years plus (c) 50% of the aggregate grant date fair value of the executive's average annual equity awards for the prior two years, and such amounts are included in this table. Under Mr. Schnitzer's employment letter, the Company has elected to impose the six month non-compete period and will make the corresponding payments if Mr. Schnitzer's employment is terminated without "cause" or by him for "good reason" within 24 months following a "change of control".

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Executive Compensation | Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

(2)
Acceleration of Equity Awards:

•
"Acceleration of Equity Awards" is presented as the sum of the values as of the last business day of 2017 of the additional benefit from the acceleration of vesting, if any, of restricted stock units, stock options and performance shares that would have occurred as a result of termination under the different circumstances presented. Performance share awards for the 2015-2017 performance period are treated as vested as of the last business day of 2017, and are not included in this table because the vesting of these awards is reflected in the "Option Exercises and Stock Vested in 2017" table above and the shares are no longer reflected in the "Outstanding Equity Awards at December 31, 2017" table above.

•
Mr. Schnitzer was not "retirement eligible" under current provisions in the applicable equity award grants as of the last business day of 2017 and, therefore, would have forfeited these awards in the event of voluntary termination but not termination of employment due to disability or death. In this case, vested stock options would remain exercisable for up to one year following the termination date due to disability or death. The terms of Mr. Schnitzer's employment letter provided for acceleration of all outstanding equity awards (after giving effect to the conversion of his performance-vesting awards into time-vesting awards upon a change in control) in the event of a termination by the Company without "cause" or voluntary termination for "good reason" but only if such termination occurs within 24 months following a change in control of the Company. Mr. Schnitzer's outstanding equity awards would also become fully vested in the event of a change in control if the ultimate parent or surviving entity does not assume the awards. The table above assumes the ultimate parent or surviving entity would assume the awards and therefore does not reflect an incremental value for this circumstance.

•
Stock options and performance shares granted to all employees in 2017 included "double triggered" vesting in the event of a termination by the Company without "cause" or voluntary termination for "good reason" that occurs within 24 months following a change in control of the Company (although Mr. Schnitzer's vesting protection in connection with a change in control would continue to be governed by the terms of his employment letter as described above). In the case of the 2017 stock option grants, any such termination would result in immediate accelerated vesting of the stock options. In the case of the 2017 performance share grants, any such termination would result in a waiver of the service vesting conditions for such awards, but the ultimate vesting of the performance shares would remain subject to the achievement of the actual performance goals during the performance period (other than with respect to Mr. Schnitzer, whose performance shares would convert into time-vesting awards in connection with a change in control).

•
For stock options, the additional benefit to the named executive officer resulting from the acceleration of vesting reflected in the table is the value that the named executive officer would receive if his employment terminated on the last business day of 2017. On the last business day of 2017, Messrs. Benet, MacLean and Heyman were "retirement eligible". Under the current provisions in their applicable option award grants, had Mr. Benet, MacLean or Heyman terminated his employment as a result of voluntary retirement, disability or death on the last business day of 2017, each would have been entitled to acceleration of some or all of his outstanding unvested stock option awards. These vested stock options may be exercised for up to three years from the termination date (one year in the case of disability or death), but no later than the original option expiration date.

•
The value of accelerated stock options, for purposes of this table, was determined by subtracting the exercise price of the original stock option from the closing stock price on the NYSE of $135.64 at December 29, 2017 and multiplying the result, if a positive number (in-the-money), by the number of option shares that would vest as a result of termination.

•
In the event of termination due to death, restricted stock units held by Mr. MacLean would become fully vested and immediately issued and distributed.

•
Mr. Kess was not "retirement eligible" under current provisions in the applicable equity award agreement as of the last business day of 2017. However, for Mr. Kess, under the terms of his restricted stock unit and stock option awards granted to him in December 2016 and February 2017, any unvested portion of the awards will vest immediately in the event Mr. Kess's employment is terminated by us without "cause" or he resigns for "good reason" (each as defined in his offer letter as described below). In the event of disability, the sign-on stock option awards and the stock options granted in February 2017 would become immediately vested and remain exercisable for one year and the sign-on restricted stock unit award would continue to vest and would be distributed upon the regular vesting date for the award. Since the restricted stock units continue vesting and are not distributed on the date of disability, no value has been included in the table above under this circumstance. In the event of death, Mr. Kess's stock option awards and restricted stock unit award would both become fully vested and the stock options would remain exercisable for up to one year. In the case of the performance shares granted to Mr. Kess in February 2017, any involuntary termination of his employment without "cause" or voluntary termination for "good reason" would result in a waiver of the service vesting conditions for such award, but the ultimate vesting of Mr. Kess's 2017 performance share grant would remain subject to the achievement of the actual performance goals during the performance period and, accordingly, no value has been included in the table above with respect to such performance share grant in connection with this termination scenario.

•
For all of the named executive officers who hold performance shares, in the event of a termination due to death, performance shares plus dividend equivalent shares allocated to date would vest immediately at 100% for the 2016-2018 and 2017-2019 performance periods and would then be paid out on a pro-rated basis for the number of days worked in the performance period. The amounts reflected in "Acceleration of Equity Awards" is determined by multiplying the closing stock price of $135.64 on December 29, 2017 by the number of performance shares and related dividend equivalent shares that would be paid out upon death. In the event of disability or termination due to a qualifying retirement, a pro-rata portion of the performance shares and allocated dividend equivalent shares would vest according to their original vesting schedule (that is, at the end of the performance period), to the extent that the goals for the applicable performance periods have been met. In the event of any other termination circumstances, the performance shares and attributed dividend equivalent shares would be forfeited, other than as described above in connection with some terminations following a change in control or in the case of Mr. Kess's 2017 performance share award. Accordingly, no acceleration of vesting of the performance shares has been included under any termination circumstances other than death (or in the case of a qualifying termination following a change in control in the case of Mr. Schnitzer's performance shares) in the table above.

(3)
Value of Continuing Benefits:

•
For Mr. Schnitzer, the value of continuing benefits as of the last business day of 2017 reflects two years of medical and dental premiums in the event of an involuntary termination without "cause" or a voluntary termination for "good reason".

•
For Messrs. Benet, MacLean, Heyman and Kess, the value of continuing benefits as of the last business day of 2017 reflects the cash value of nine months of outplacement services under the Company's Executive Severance Plan in the event of involuntary termination without "cause" or voluntary termination for "good reason". If Mr. Benet, MacLean, Heyman or Kess has not secured viable employment within nine months, these outplacement services may be extended, at the Company's discretion, on a month-to-month basis for an additional cost to the Company of $650 per month.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	58

Executive Compensation | Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

  •
  As discussed on page 43, the named executive officers, along with other members of our Management Committee, are each subject to a non-competition agreement that entitles an executive to specified post-termination payments if the Company elects, at the time of termination, to impose a six-month non-compete period. Under the non-competition agreements, if the Company elects to impose a six-month non-compete period with respect to a particular executive and the executive complies with such obligations, the executive will be entitled to reimbursement for the cost of continuing health benefits on similar economic terms as in place immediately prior to the executive's termination date during the six-month non-compete period or to payment of an equivalent amount, payable at the end of the period. In the case of Mr. Schnitzer, whose employment arrangement provides for the continuation of health benefits as explained above in this footnote (3) for a period longer than that specified in his non-competition agreement, no additional benefit is reflected with respect to his non-competition agreement in the case of voluntary termination for good reason or involuntary termination without cause.

Summary of Key Agreements

Mr. Schnitzer's Employment Letter

On August 4, 2015, the Company entered into an employment letter with Mr. Schnitzer, our Chairman and Chief Executive Officer.

If Mr. Schnitzer's employment is terminated without "cause" or if he were to resign for "good reason" (each as defined in his employment agreement and summarized below), he would be entitled to severance payments totaling two times the sum of (a) his annual base salary and (b) his average annual bonus (defined as the greater of his average bonus payments for the two preceding years or 250% of his base salary). Additionally, Mr. Schnitzer would be entitled to receive up to 24 months of continued medical benefits.

Upon a "change in control" (as defined in Mr. Schnitzer's Non-Compensation Agreement), all of his then outstanding performance-vesting equity awards would convert into time-vesting awards based on actual performance through the end of the Company's most recently completed fiscal year prior to the change of control (or based on deemed target level performance, in the case of awards outstanding for less than one year). Additionally, if Mr. Schnitzer's employment is terminated within 24 months following such a change of control by us other than for "cause" or by him for "good reason", Mr. Schnitzer would also be entitled to full vesting of his outstanding equity awards (after giving effect to the adjustments described above in the case of performance-based equity awards), and the Company will be deemed to have exercised its "non-competition option" under the non-competition agreement between the Company and Mr. Schnitzer, which will subject Mr. Schnitzer to a six-month covenant not to compete with the Company and require the Company to make a corresponding payment to Mr. Schnitzer as described more fully under "Compensation Discussion and Analysis—Non-Competition Agreements".

The term "cause" is defined in his employment agreement as Mr. Schnitzer's conviction of any felony, his willful misconduct in connection with the performance of his duties or his taking illegal action in his business or personal life that harms the reputation or damages the good name of the Company.

"Good reason" is generally defined in his agreement to include such situations as: (1) reduction in base salary, bonus opportunity or aggregate compensation opportunity; (2) a diminution in his title, duties or responsibilities; (3) a consequential, involuntary relocation of his principal place of business; or (4) a material breach by the Company or his employment agreement.

Mr. Kess's Offer Letter

On December 19, 2016, the Company entered into an offer letter with Mr. Kess, our Vice Chairman and Chief Legal Officer.

Under the offer letter, in the event Mr. Kess's employment is terminated prior to the final vesting date of the restricted stock unit, stock option and performance share awards granted to him in connection with his commencement of employment in December 2016 and in February 2017, or of the stock option award granted on February 9, 2017, either by the Company without "cause" or by Mr. Kess for "good reason" (each as defined in his offer letter and summarized below), the restricted stock units and stock options that are not yet vested at the time of such termination will vest immediately, the stock options will remain exercisable for a period of one year from the date of termination or resignation and the service vesting conditions applicable to such performance-share award will be waived (but the ultimate vesting of Mr. Kess's February 2017 performance share grant would remain subject to the achievement of the actual performance goals during the performance period).

The term "cause" is defined in his offer letter as Mr. Kess's conviction of any felony, his willful misconduct in connection with the performance of his duties or his taking illegal action in his business or personal life that harms the reputation or damages the good name of the Company.

"Good reason" is generally defined in his offer letter to include such situations as: (1) a material reduction in base salary or bonus opportunity (other than proportionate reductions that apply equally to all senior executives of similar rank); (2) a material diminution in his title, duties or responsibilities; (3) an involuntary relocation of his principal place of business of more than 30 miles; (4) reporting to someone other than the CEO or the Board; and (5) constructive discharge by the Company as defined in his Non-Solicitation and Non-Disclosure Agreement.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	59

Executive Compensation | Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Severance under Non-Solicitation and Non-Disclosure Agreements

Each of the named executive officers listed in the table above (other than Mr. Schnitzer) is eligible to receive a severance benefit under his respective non-solicitation and non-disclosure agreements if asked to take a substantial demotion or if any of them is involuntarily terminated due to a reduction in force or for reasons other than "cause" as defined in the agreements. The severance benefit payable is equal to the executive's total monthly cash compensation for 21 to 24 months, depending on his years of service with the Company, with the total monthly cash compensation equal to, at least, 1/12th of the executive's annual base salary in effect at the time of the executive's termination, plus the greater of (1) 1/12th of the average of the executive's two most recent annual cash bonuses (with Mr. Kess being deemed to have received annual bonuses of not less than $3,000,000 until such time as he has received two annual cash bonuses) or (2) 1/12th of 125% of final annual base salary for any named executive officer serving as a Vice Chairman or an Executive Vice President or equivalent.

Equity Recapture/Recoupment Provisions

The Board has adopted a policy requiring the reimbursement and/or cancellation of all or a portion of any incentive cash bonus or equity-based incentive compensation awarded to a member of the Management Committee or other officers who are subject to Section 16 of the Exchange Act in specified circumstances relating to a restatement of Company financial results involving fraud or misconduct. In addition, in connection with equity awards, each recipient accepts the terms of an agreement that provides for the recapture by us of the equity awards during a one-year period following his or her departure, under specified circumstances. See "Compensation Discussion and Analysis—Recapture/Forfeiture Provisions" on page 44.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	60

Shareholder Proposal | Item 4 – Shareholder Proposal Relating to a Diversity Report, Including EEOC Data

ITEM 4 — SHAREHOLDER PROPOSAL RELATING TO A DIVERSITY REPORT, INCLUDING EEOC DATA

Trillium Asset Management, LLC, located at Two Financial Center, 60 South Street, Suite 1100, Boston, MA 02111, has advised us that they plan to introduce the following resolution on behalf of Portfolio 21 Global Equity Fund. Portfolio 21 Global Equity Fund is the beneficial holder of more than $2,000 of the Company's common stock.

WHEREAS:

Travelers Companies states that "At Travelers, diversity is not just good business, it's a business imperative" and "Diversity, and the ideas it brings, is essential for our success as an insurance company. Travelers values the unique abilities and talents each individual has to offer."

However, Travelers Companies does not disclose workforce data, or disclose results of diversity initiatives. As a result, shareholders have insufficient information to determine if Travelers Companies has a diverse workforce or has been successful in expanding diversity into senior roles.

Leading insurance companies such as MetLife, Aflac and Allstate Corporation provide details of diversity programs and policies, and disclose workforce statistics consistent with data provided to the Equal Employment Opportunity Commission (EEOC).

Other financial services firms have also begun acknowledging the lack of gender diversity in senior roles and in August, 2016 seven global asset managers including Blackrock, Capital Group, and Fidelity, shared diversity statistics which show, on average, that women represent nearly one-half of their workforce but represent just one-quarter of senior staff.

A McKinsey & Company report found that companies in the top quartile for gender or racial ethnicity are more likely to financially outperform national industry medians. Specifically, companies with greater ethnic diversity were 35 percent more likely to outperform. For every 10 percent increase in racial and ethnic diversity on the senior-executive team, earnings before interest and taxes (EBIT) rise 0.8 percent. Without detailed workforce diversity information investors cannot accurately evaluate the company's commitment to diversity and progress over time.

Expanding workforce diversity and closing the wage gap requires policies and programs that attract and retain diversity in the workplace. A company's family leave policies, for example, can play a role. McKinsey & Company reports that paid parental leave and the availability of on-site child care can significantly impact women's ability to rise to higher productivity roles and therefore perpetuate a gender wage gap. The best performing companies on gender diversity have implemented gender neutral policies that improve the workplace for both men and women, according to McKinsey. These policies are also important to same-sex and adoptive parents.

Diversity benchmarks can help ensure companies hiring hundreds of financial professionals, such as Travelers Companies, create competitive workforces. Companies that are publicly accountable to diversity goals are most likely to make rapid progress toward achieving their goals.

RESOLVED:

Shareholders request that Travelers Companies prepare a diversity report, at a reasonable cost and omitting confidential information, available to investors including:

1.
A chart identifying employees according to gender and race in major EEOC-defined job categories, listing numbers or percentages in each category;
2.
A description of policies/programs focused on increasing gender and racial diversity in the workplace.

Supporting Statement:

A report adequate for investors to assess strategy and performance can include a review of appropriate time-bound benchmarks for judging current and future progress, and details of policies and practices designed to reduce unconscious bias in hiring and to build mentorship.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	61

Shareholder Proposal | Item 4 – Shareholder Proposal Relating to a Diversity Report, Including EEOC Data

Your Company's Response

The Board of Directors unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:

The Company has a long-standing commitment to diversity and inclusion and we recognize it as a business imperative. The Board of Directors oversees the Company's diversity efforts and monitors the Company's progress. The Company highlights its workplace diversity policies and efforts on its website, some of which are highlighted below. The Board of Directors does not believe that preparing an additional report describing these policies or identifying employees according to standardized EEOC-defined job categories would enhance the Company's efforts to encourage diversity and create a diverse workforce. We believe the vast majority of our shareholders recognize this fact, as demonstrated by the outcome of a similar proposal submitted by the same proponent for consideration at the Company's 2017 annual shareholders' meeting, where a substantial majority of the shares voting at the meeting did not support the proposal.

Travelers Commitment to Diversity

At Travelers, our greatest asset is our people. We recognize that building for the future also requires that we maintain our talent advantage. In that regard, diversity and inclusion is a business imperative for us. By creating a welcoming environment that brings together people with different backgrounds and perspectives, we enable new ideas, innovation and a culture in which employees feel valued, respected, supported and empowered.

Our efforts are aimed at attracting and retaining the best talent from the broadest pool of talent. We are committed to not only increasing diversity in our hiring at all levels but also fostering an inclusive environment where all employees can develop and thrive.

Our diversity and inclusion efforts are led by our Chief Diversity Officer and our Diversity Council, which is chaired by our CEO and includes 12 senior executives.

As part of our commitment to diversity, we endeavor to:

•
Employ a diverse workforce to reflect the communities in which we do business.  Travelers values the unique abilities and talents each individual brings to the organization, and recognizes that we benefit in numerous ways from differences in culture, ethnicity, national origin, race, color, religion, gender, age, disability and sexual orientation.

•
Foster an inclusive environment for all employees.  We foster an inclusive work environment to allow all employees to reach their full potential.

•
Provide learning and development opportunities to advance diverse leaders.  We provide learning and development opportunities, including career planning and mentoring assistance, to help all employees prepare for advancement.

•
Explore diverse markets today to tap into tomorrow's opportunities.  We are dedicated to creating a pipeline of diverse candidates and have active talent acquisition strategies, including sourcing strategies and diverse slate requirements, to help us do so.

Board of Directors Oversight

The Board of Directors encourages diversity and inclusion within the Company and oversees the Company's diversity and inclusion efforts. The Nominating and Governance Committee of the Board reviews the Company's strategies to encourage and increase diversity within the Company and oversees the Company's progress. The Nominating and Governance Committee meets on a regular basis with senior management, including our Chief Diversity Officer, to discuss our diversity and inclusion efforts and the results of those efforts.

Our Commitment in Action

Our commitment to diversity is reflected in the Company's diversity initiatives, which include the following:

•
Inclusive Leadership Performance Objective.  In recognition that managers throughout the Company have a responsibility to assist in building an inclusive culture, an Inclusive Leadership objective is included in all managers' annual performance objectives. The Inclusive Leadership objective is to purposefully foster a work environment where all employees are included and appreciated and to attract, retain, engage and develop employees from all cultures and backgrounds. We advance our Inclusive

Leadership objective through training, including Inclusive Leadership workshops.

•
Appreciating Differences Diversity Training.  The Company requires all employees—at all levels and in all functions—to participate in a dynamic, interactive diversity education program to gain a true appreciation of differences and better understand how to leverage differences for shared success.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	62

Shareholder Proposal | Item 4 – Shareholder Proposal Relating to a Diversity Report, Including EEOC Data

•
Diversity Speaks.  The Company hosts a series of events for all employees called Diversity Speaks. The events are held with the mission of cultivating a culture that embraces the power of difference, a culture where individuality is honored and diverse perspectives benefit all employees, customers, agents and the communities in which we work and live. The events feature a combination of employees and external guest speakers who share personal stories and provide different experiences and viewpoints.

•
Unconscious Bias Training.  We educate our employees on unconscious bias as part of our Appreciating Differences Diversity Training, as well as through Diversity Speaks events and Inclusive Leadership workshops. We believe that by helping our employees begin to recognize, acknowledge and potentially minimize potential blind spots with respect to unconscious biases, we may facilitate more open and honest conversations.

•
Diversity Networks.  In 2008, the Company created diversity networks. These networks are voluntary organizations led by a team of employees dedicated to fostering a diverse and inclusive work environment. Open to all employees, the networks aim to assist the Company in fostering the retention, development and success of our employees. The Company's current diversity networks include, an Asian Diversity Network, Black/African American Diversity Network, disAbility Network, Hispanic/Latino Diversity Network, LGBT & Allies Diversity Network, Military and Veterans Diversity Network, Women's Diversity Network and Young Professionals Diversity

  Network. Each network offers opportunities for members to be paired with a mentor. Membership across diversity networks in the United States exceeded 10,000 in 2017.

•
Travelers Education Access Initiative.  To ensure a qualified diverse workforce for tomorrow, the Company contributes to a wide range of educational projects today. In 2007, the Company launched the Travelers EDGE: Empowering Dreams for Graduation and Employment, a program designed to increase access to higher education for underrepresented students. The program is aimed at:

•
Increasing the number of students from underrepresented communities attending college.

•
Helping those underrepresented students graduate from college.

•
Building awareness of careers in insurance and financial services among those underrepresented students.

As part of the Travelers EDGE program, the Company offers a combination of professional development and mentorship opportunities provided by Company employees, as well as internship opportunities at the Company, in order to build awareness of careers at Travelers and within the industry.

In addition to other targeted recruiting practices, the Company seeks, through the Travelers EDGE program, to increase the number of historically underrepresented persons at the Company. Through 2017, over 460 students have been Travelers EDGE scholars.

Recognition as a Leader in Diversity

Our commitment to diversity and inclusion has been recognized by outside organizations. Recent recognitions include:

•
DiversityInc.—25 Noteworthy Companies
•
Human Rights Campaign Foundation—Best Places to Work for LGBT Equality

•
Savoy Magazine—A Best Place to Work

•
Forbes Magazine—America's Best Employers

Data Requested

The shareholder proposal requests that we create a report showing, among other things, a chart identifying employees according to gender and race in major EEOC-defined job categories, listing number and percentages in each category. The Company files this information annually with the EEOC (Equal Employment Opportunity Commission) on a confidential Form EEO-1. This confidential standard form requires companies to categorize their workforce solely by gender and race according to EEOC-defined generalized job categories that are applied across a broad variety of industries and companies.

These generalized EEOC-defined job categories, which are designed to elicit data from a wide swath of companies in a variety of industries, do not take into account any company or industry specific job descriptions or responsibilities. Accordingly, we believe that providing a chart with this standardized EEO-1 data would not provide shareholders with meaningful information regarding our diversity and inclusion efforts or accurately measure our commitment to diversity or otherwise further our goal to increase workforce diversity and foster inclusion.

Summary

In summary, the Company remains fully committed to our ongoing efforts to promote diversity and foster an inclusive environment for all employees throughout the Company, and we do not believe that this shareholder proposal would advance those goals.

For the above reasons, your Board recommends you vote "AGAINST" this proposal.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	63

Other Information | Share Ownership Information

SHARE OWNERSHIP INFORMATION

Share Ownership Information—Directors and Executive Officers

The following table shows, as of March 27, 2018, the beneficial ownership of our common stock by each director and director nominee of the Company, each of the named executive officers, and all directors, director nominees and executive officers of the Company as a group.

	Number of Shares or Units Beneficially Owned as of March 27, 2018(1)
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of March 27, 2018(3)	Stock Equivalent Units(4)	Total Stock-Based Ownership(5)

Alan D. Schnitzer	135,082	246,975	—	382,057
Jay S. Benet	94,111	162,999	—	257,110
Brian W. MacLean	134,984	462,893	—	597,877
William H. Heyman	252,018	59,500	—	311,518
Avrohom J. Kess	4,623	10,119	—	14,742
Alan L. Beller	—	—	—	—
John H. Dasburg	—	—	35,339	35,339
Janet M. Dolan	—	—	268	268
Kenneth M. Duberstein	3,761	—	3,414	7,175
Patricia L. Higgins	100	—	—	100
William J. Kane	760	—	—	760
Cleve L. Killingsworth Jr.	—	—	—	—
Clarence Otis Jr.	—	—	—	—
Philip T. Ruegger III	17,900	—	—	17,900
Todd C. Schermerhorn	—	—	—	—
Donald J. Shepard	—	—	—	—
Laurie J. Thomsen	2,480	—	1,160	3,640
All Directors and Executive Officers as a group (25 persons)(6)	833,103	1,312,066	40,181	2,185,350

(1)
Unless otherwise indicated, each individual and member of the group has sole voting power and sole investment power with respect to the shares owned. As of March 27, 2018, (A) no director or executive officer beneficially owned 1% or more of the outstanding common stock of the Company, and (B) the directors and executive officers of the Company as a group beneficially owned approximately 0.80% of the outstanding common stock of the Company (including common stock they can acquire within 60 days).

(2)
Included are (A) common shares owned outright; (B) common shares held in our 401(k) Savings Plan; (C) shares held by family members of the following: Mr. Schnitzer—14,340 shares held by his spouse and 93 shares held by Mr. Schnitzer as custodian for his children (Mr. Schnitzer disclaims beneficial ownership of these 93 shares); Mr. Heyman—2,256, shares held by his spouse; and Ms. Thomsen—200 shares held by her spouse; and (D) the following shares which are held in trust: Mr. Benet—7,954 shares held in trusts; Mr. Heyman—250 shares held in trust for his stepson (Mr. Heyman disclaims beneficial ownership of these shares); and Ms. Thomsen—125 shares held in trust for which Ms. Thomsen is a nominal trustee.

(3)
The number of shares shown in this column are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 27, 2018.

(4)
All non-employee directors hold deferred stock units granted under the Amended and Restated 2004 Stock Incentive Plan, the 2014 Stock Incentive Plan, the Deferred Compensation Plan for Non-Employee Directors or the legacy deferred stock plan of either St. Paul or TPC. This column lists those deferred stock units that would be distributed to directors in the form of shares of common stock within 60 days if any of them were to have retired as a director on March 27, 2018. In addition, each director holds deferred stock units and common stock units which are not reflected in the table above because the units would not be distributed to directors in the form of common stock until at least six months following his or her retirement as a director.

See footnote (2) to the "Non-Employee Director Compensation—Director Compensation for 2017" table on page 23 for detail regarding each director's common stock units and deferred stock unit holdings as of December 31, 2017.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	64

Other Information | Share Ownership Information

(5)
These amounts are the sum of the number of shares shown in the prior columns. As of March 27, 2018, non-employee directors also hold deferred stock units and common stock units which are not reflected in the table above because the units will be distributed to directors in the form of common stock more than 60 days following their retirement as a director. The table below reflects the directors' equity holdings in the Company, including these deferred and common stock units.

	Shares Owned Directly and Indirectly	Stock Equivalent Units
Name		Vested	Unvested	Total

Beller	—	28,223	2,748	30,971
Dasburg	—	71,048	2,748	73,796
Dolan	—	40,469	2,748	43,217
Duberstein	3,761	57,511	2,748	64,020
Higgins	100	28,223	2,748	31,071
Kane	760	10,462	2,748	13,970
Killingsworth	—	28,223	1,506	29,729
Otis	—	416	2,330	2,746
Ruegger	17,900	7,628	2,748	28,276
Schermerhorn	—	1,559	2,748	4,307
Shepard	—	30,518	2,748	33,266
Thomsen	2,480	41,509	2,748	46,737

(6)
Includes an aggregate of 46,329 shares of common stock beneficially owned by these individuals in trust and 17,161 shares of common stock held by family members.

Share Ownership Information—5% Owners

The following table provides information about shareholders known to us to beneficially own more than 5% of our outstanding common stock.

Beneficial Owner	Amount and Nature of Beneficial Ownership of Company Stock		Percent of Company Common Stock

BlackRock, Inc.	21,356,021	(1)	7.80%(1)
55 East 52nd Street, New York, NY 10055
State Street Corporation	19,282,125	(2)	7.05%(2)
State Street Financial Center, One Lincoln Street, Boston, MA 02111
The Vanguard Group	21,850,544	(3)	7.98%(3)
100 Vanguard Boulevard, Malvern, PA 19355

(1)
As of December 31, 2017 and as reported on Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 8, 2018, BlackRock, Inc. had (1) sole voting power with respect to 18,010,993 shares of common stock and (2) sole dispositive power with respect to 21,356,021 shares of common stock held by BlackRock Japan Co Ltd, BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Investment Management (UK) Ltd, BlackRock Capital Management, Inc., BlackRock Life Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG and FutureAdvisor, Inc.

(2)
As of December 31, 2017 and as reported on Schedule 13G filed by State Street Corporation with the SEC on February 14, 2018, State Street Corporation had shared voting and dispositive power with respect to 19,282,125 shares of common stock held by State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors, Ltd, State Street Global Advisors France S.A.S, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors Trust Company, State Street Global Advisors Singapore Limited, State Street Global Advisors GMBH and State Street Global Advisors (Asia) Limited.

(3)
As of December 31, 2017 and as reported on Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018, The Vanguard Group had (1) sole voting power with respect to 385,921 shares of common stock, (2) shared voting power with respect to 71,615 shares of common stock, (3) sole dispositive power with respect to 21,403,887 shares of common stock and (4) shared dispositive power with respect to 446,657 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors, a company's chief accounting officer and persons who beneficially own more than 10% of a company's common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Our executive officers, directors, chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and on written representations from our executive officers, directors and chief accounting officer, we believe that our executive officers, directors and chief accounting officer complied with all Section 16(a) filing requirements during 2017, other than Mr. Schermerhorn, who filed a late report promptly upon becoming aware of a purchase on December 7, 2017 and a sale on January 26, 2018 in a broker-managed account. These transactions were executed by his broker contrary to his instructions.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	65

Other Information | CEO Pay Ratio

CEO PAY RATIO

As required by Section 953(B) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we provide the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Schnitzer, our Chief Executive Officer. For 2017, our last completed fiscal year:

•
The median of the annual total compensation of all employees of our company (other than Mr. Schnitzer) was $99,004;

•
The annual total compensation of Mr. Schnitzer was $15,244,942; and

•
Based on the foregoing, the ratio of the annual total compensation of Mr. Schnitzer to the median of the annual total compensation of all employees was 154 to 1.

In addition to the required ratio, we also provide the following supplemental information regarding the relationship of the annual total compensation of our full-time U.S. employees who worked for us for the entire year and the annual total compensation of Mr. Schnitzer. For 2017:

•
The median of the annual total compensation of full-time employees of our company (other than Mr. Schnitzer) in the United States who worked for us for the entire year was $106,320; and

•
Based on the foregoing and the above annual total compensation of Mr. Schnitzer, the ratio of the annual total compensation of Mr. Schnitzer to the median of the annual total compensation of our full-time employees in the U.S. who worked for us for the entire year was 143 to 1.

As discussed below, these calculations include Company-paid benefits. We subsidize health benefits more heavily for lower paid employees as compared to higher paid employees and also offer 401(k) Savings Plan matching contributions and pension benefits.

Identifying the Median Employee for Purposes of the Required Ratio

We selected December 31, 2017, which is the last day of our fiscal year, as the date upon which we would identify the "median employee".

We determined that, as of December 31, 2017, we had approximately 31,100 full-time, part-time and temporary employees. These employees were located primarily in the United States, Canada, the United Kingdom, Ireland and Brazil. For purposes of calculating our median employee compensation, we excluded approximately 1,200 individuals from three separate jurisdictions. Of the excluded individuals, 1,033 were located in the United Kingdom, 119 were located in Brazil and 55 were located in Ireland. As a result of this de minimis exemption, our employee population for purposes of calculating our median employee compensation is reduced to approximately 29,900.

In order to identify the median employee, we used annual total compensation, as that term is defined in Item 402(c)(2)(x) of Regulation S-K, as our compensation measure. We included perquisites and personal benefits for each employee, whether or not the amount exceeded $10,000 in the aggregate. We also included the change in pension value for participants in our tax-qualified defined benefit plan with a cash-balance formula but excluded the change in pension value for grandfathered participants accruing benefits under a final average pay formula. We excluded the change in pension value for grandfathered participants because of the complexity of calculating change in pension value for such participants and the limited number of such participants. We consistently applied this compensation measure to our employee population.

Because our employees are predominantly located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying our median employee.

In addition, in identifying our median employee, we did not annualize the compensation of all permanent employees included in the employee population who were employed as of December 31, 2017 but did not work for us or our consolidated subsidiaries for the entire fiscal year.

Identifying the Median Employee for Purposes of the Supplemental Ratio

We identified the median employee for purposes of the supplemental ratio in the same manner as we did for the required ratio except:

•
We excluded all of our non-U.S. employees;

•
We excluded U.S. employees who were employed as of December 31, 2017 but did not work for us or our consolidated subsidiaries for the entire calendar year; and

•
We excluded part-time U.S. employees who were employed as of December 31, 2017.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	66

Other Information | CEO Pay Ratio

Calculating the Median Employee's Total Compensation

Once we identified our median employee for purposes of the required ratio and the supplemental ratio, we combined all of the elements of such employee's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of

$99,004 for the required ratio and $106,320 for the supplemental ratio. For purposes of the foregoing, we included personal benefits that in aggregate were less than $10,000 and compensation under non-discriminatory benefit plans.

Calculating Mr. Schnitzer's Total Compensation

Mr. Schnitzer's annual total compensation for 2017, above, differs from the amount reported in the "total" column in the "Summary Compensation Table" because it includes compensation under benefit plans that do not discriminate in favor of our executive officers and are available generally to all salaried employees, which amounts are excluded from the amount reported in the "Summary Compensation Table".

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	67

Other Information | General Information About the Meeting

GENERAL INFORMATION ABOUT THE MEETING

Why am I being provided with these materials?

We are providing this Proxy Statement to you in connection with the Board's solicitation of proxies to be voted at our Annual Meeting of Shareholders to be held on May 23, 2018, and at any postponements or adjournments of the Annual Meeting. We have either (1) delivered to you a Notice and made these proxy materials available to you on the Internet or (2) delivered printed versions of these materials, including a proxy card, to you by mail.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record or hold shares through our 401(k) Savings Plan, you may vote by granting a proxy. Specifically, you may vote:

•
By Internet—You may submit your proxy by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or proxy card in order to vote by Internet.

•
By Telephone—You may submit your proxy by using a touch-tone telephone to dial (800) 690-6903 and following the recorded instructions. You will need the 16-digit number included on your Notice or proxy card in order to vote by telephone.

•
By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, indicate your name and title or capacity.

If you hold your shares in street name, you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this on the Internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

What constitutes a quorum?

A majority of the shares of common stock entitled to vote must be present or represented by proxy to constitute a quorum at the Annual Meeting. Abstentions and shares represented by "broker non-votes", as described below, are counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 270,243,994 shares of the Company's common stock were outstanding, and each share is entitled to one vote at the Annual Meeting.

Who is entitled to vote?

Shareholders as of the close of business on March 27, 2018 may vote at the Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•
Held directly in your name as "shareholder of record" (also referred to as "registered shareholder");

•
Held for you in an account with a broker, bank or other nominee (shares held in "street name")—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares; and

•
Credited to your account in the Company's 401(k) Savings Plan.

What are the voting deadlines if I do not attend the Annual Meeting?

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on May 22, 2018 for the voting of shares held by shareholders of record or held in street name and at 11:59 p.m. (Eastern Daylight Time) on May 21, 2018 for the voting of shares held by current and former employees through the Company's 401(k) Savings Plan.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 22, 2018.

Mailed proxy cards with respect to shares held by current and former employees through the Company's 401(k) Savings Plan must be received no later than May 21, 2018.

May I revoke my proxy or change my vote?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may revoke your proxy or change your vote by:

•
Sending a written statement to that effect to our Corporate Secretary or to any corporate officer of the Company, provided such statement is received no later than May 22, 2018;

•
Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 22, 2018;

•
Submitting a properly signed proxy card with a later date that is received no later than May 22, 2018; or

•
Attending the Annual Meeting, revoking your proxy and voting in person.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	68

Other Information | General Information About the Meeting

If you are a current or former employee and hold shares through Travelers' 401(k) Savings Plan, you may change your vote and revoke your proxy by any of the first three methods listed if you do so no later than 11:59 p.m. (Eastern Daylight Time) on May 21, 2018. You cannot, however, revoke or change your proxy with respect to shares held through the Company's 401(k) Savings Plan after that date, and you cannot vote those shares in person at the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

What is a "broker non-vote" and how does it affect voting on each item?

A broker non-vote occurs if you hold your shares in street name and do not provide voting instructions to your broker on a proposal and your broker does not have discretionary authority to vote on such proposal. See below for a discussion of which proposals permit discretionary voting by brokers and the effect of a broker non-vote.

What if I receive more than one Notice or Proxy Card about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card, or, if you vote by Internet or telephone, vote once for each Notice or proxy card you receive.

How do I vote my shares in person at the Annual Meeting?

First, as discussed below, you must satisfy the requirements for admission to the Annual Meeting. Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice, proxy card or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares held by current and former employees through the Company's 401(k) Savings Plan cannot be voted in person at the Annual Meeting.

What do I need to be admitted to the Annual Meeting?

You will need a form of personal identification (such as a driver's license) along with either your Notice, proxy card or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the Annual Meeting, you must present proof of your ownership of The Travelers Companies, Inc. stock, such as a bank or brokerage account statement.

Are there other things I should know if I intend to attend the Annual Meeting?

Please note that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes. Representatives of American Election Services, LLC will act as inspectors of election.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. In addition, we have hired Morrow Sodali LLC to solicit proxies. We expect to pay Morrow Sodali LLC a fee of $15,000 plus reasonable expenses for these services.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	69

Other Information | General Information About the Meeting

What am I voting on, how many votes are required to approve each item, how are votes counted and how does the Board recommend I vote?

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Item	Vote Required	Voting Options	Board Recommendation(2)	Broker Discretionary Voting Allowed(3)	Impact of Abstain Vote

Item 1 - Election of the 12 director nominees listed in this Proxy Statement	Majority of votes cast– "FOR" must exceed "AGAINST" votes(1)	"FOR" "AGAINST" "ABSTAIN"	"FOR"	No	None

Item 2 - Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018

Item 3 - Non-binding vote to approve executive compensation

Item 4 - Shareholder proposal relating to a diversity report, including EEOC data, if presented at the Annual Meeting

	Majority of votes present in person or represented by proxy and entitled to vote on this item of business or, if greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting	"FOR" "AGAINST" "ABSTAIN" "FOR" "AGAINST" "ABSTAIN" "FOR" "AGAINST" "ABSTAIN"	"FOR" "FOR" "AGAINST"	Yes No No	"AGAINST" "AGAINST" "AGAINST"

(1)
In an uncontested election of directors at which a quorum is present, if any nominee for director receives a greater number of votes "AGAINST" his or her election than votes "FOR" such election, our Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the shareholder vote. Our Governance Guidelines further provide that the Nominating and Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee's recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. Cumulative voting in the election of directors is not permitted.

(2)
If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board's recommendation.

(3)
A broker non-vote will not count as a vote for or against a director and will have no effect on the outcome of the election of the 12 director nominees disclosed in this Proxy Statement. A broker non-vote will have no effect on Items 2, 3 and 4 unless a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting is required in order to approve the item as described in the column "Vote Required" above, then a broker non-vote will have the same effect as a vote "AGAINST."

What is "householding" and how does it affect me?

SEC rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as "householding", provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You may also call (866) 540-7095 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of a copy of the proxy statement and annual report by contacting Travelers Investor Relations Department, 485 Lexington Avenue, 3140-NY08EX, New York, New York 10017, 917-778-6877.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	70

Other Information | Shareholder Proposals for 2019 Annual Meeting and Other Business

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2019 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, at the Company's principal executive office located at 485 Lexington Avenue, New York, New York 10017. To be eligible under the SEC's shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2019 Annual Meeting Proxy Statement and form of proxy to be made available in April 2019, a proposal must be received by our Corporate Secretary on or before December 7, 2018. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our bylaws require timely notice of business to be brought before a shareholders' meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is more than 30 days before or 70 days after such anniversary date or, if no such meeting was held in the preceding year, notice by a shareholder shall be timely only if received (a) not earlier than 120 days prior to such annual meeting and (b) not less than 90 days before such annual meeting or, if later, within ten days after the first public announcement of the date of such annual meeting.

Our bylaws, which have other informational requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders meeting, are posted on our website at www.travelers.com under "For Investors: Corporate Governance; Amended and Restated Bylaws".

In addition, in 2016 the Board of Directors implemented proxy access. For information regarding submission of a director nominee using the Company's proxy access bylaw, see "Governance of Your Company—Director Nominations—Proxy Access" in this Proxy Statement.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxyholders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Wendy C. Skjerven
Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website www.travelers.com and click on "SEC Filings" under "Financial Information" under the "For Investors" heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary The Travelers Companies, Inc. 485 Lexington Avenue New York, NY 10017

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	71

Other Information | Annex A: Reconciliation of GAAP Measures to Non-GAAP Measures and Selected Definitions

ANNEX A: RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES AND SELECTED DEFINITIONS

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses) and the effect of a change in tax laws and tax rates at enactment date. Core income per diluted share is core income on a per diluted common share basis.

Return on equity is the ratio of net income less preferred dividends to average shareholders' equity for the periods presented. Average shareholders' equity is (a) the sum of total shareholders' equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Core return on equity is the ratio of core income less preferred dividends to adjusted average shareholders' equity for the periods presented. Adjusted shareholders' equity is shareholders' equity excluding net unrealized investment gains (losses), net of tax, included in shareholders' equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), and preferred stock. Adjusted average shareholders' equity is (a) the sum of adjusted shareholders' equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Average annual core return on equity over a period is the ratio of: (a) the sum of core income less preferred dividends for the periods presented to (b) the sum of the adjusted average shareholders' equity for all years in the period presented.

In the opinion of the Company's management, core income, core income per diluted share and core return on equity are important indicators of how well management creates value for its shareholders through its operating activities and its capital management. Financial statement users also consider core income when analyzing the results and trends of insurance companies. These measures exclude net realized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. Internally, the Company's management uses core income, core income per diluted share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Book value per share is total common shareholders' equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders' equity excluding net unrealized investment gains and losses, net of tax, included in shareholders' equity, divided by the number of common shares outstanding. In the opinion of the Company's management, adjusted book value per share is useful in an analysis of a property casualty company's book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company's management, it is important to measure profitability excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company's management, this measure is meaningful to users of the financial statements to understand the Company's periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain (loss).

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical or radiological events, cyber attacks, explosions and infrastructure failures. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company's threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2017 ranged from approximately $17 million to $30 million of losses before reinsurance and taxes.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	A-1

Other Information | Annex A: Reconciliation of GAAP Measures to Non-GAAP Measures and Selected Definitions

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company's management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

We have included the following tables to provide a reconciliation or a calculation of the above terms used in this Proxy Statement: (i) net income to core income less preferred dividends, (ii) shareholders' equity to adjusted shareholders' equity, which are components of the return on equity and core return on equity ratios, (iii) calculation of return on equity and core return on equity, (iv) net income per diluted share to core income per diluted share, (v) book value per share to adjusted book value per share and (vi) components of net income.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Twelve Months Ended December 31,
($ in millions, after-tax)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008

Net income	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924
Adjustments:
Net realized investment (gains)/losses	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271
Impact of TCJA at enactment	129	—	—	—	—	—	—	—	—	—

Core Income	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195
Less: Preferred dividends	—	—	—	—	—	—	1	3	3	4
Core income, less preferred dividends	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191

Reconciliation of Shareholders' Equity to Adjusted Shareholders' Equity

	As of December 31,
($ in millions)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007

Shareholders' equity	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616
Net unrealized investment (gains)/losses, net of tax	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)
Net realized investment (gains)/losses, net of tax	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)
Impact of TCJA at enactment	287	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)

Adjusted shareholders' equity	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783

Calculation of Return on Equity and Core Return on Equity

	Twelve Months Ended December 31,
($ in millions, after-tax)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008

Net income, less preferred dividends	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,425	$3,213	$3,619	$2,920
Average shareholders' equity	23,671	24,182	24,304	25,264	25,099	25,192	25,075	26,601	26,902	25,649

Return on equity	8.7%	12.5%	14.2%	14.6%	14.6%	9.8%	5.7%	12.1%	13.5%	11.4%

Core income, less preferred dividends	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191
Adjusted average shareholders' equity	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668

Core return on equity	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	A-2

Other Information | Annex A: Reconciliation of GAAP Measures to Non-GAAP Measures and Selected Definitions

Reconciliation of Net Income per Diluted Share to Core Income per Diluted Share

	Twelve Months Ended December 31,
	2017	2016

Diluted income per share
Net income	$7.33	$10.28
Adjustments:
Net realized investment gains, after-tax	(0.51)	(0.16)
Impact of TCJA at enactment	0.46	—

Core income	$7.28	$10.12

Reconciliation of Book Value per Share to Adjusted Book Value per Share

	As of December 31,
($ in millions)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007

Book value per share	$87.46	$83.05	$79.75	$77.08	$70.15	$67.31	$62.32	$58.47	$52.54	$43.12	$42.22
Less: Net unrealized investment gains/(losses), net of tax	4.10	2.61	4.36	6.10	3.74	8.22	7.31	4.28	3.56	(0.25)	0.97

Adjusted book value per share	$83.36	$80.44	$75.39	$70.98	$66.41	$59.09	$55.01	$54.19	$48.98	$43.37	$41.25

Components of Net Income

	Twelve Months Ended December 31,
($ in millions, after-tax)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006

Underwriting gain excluding the impact of catastrophes and net favorable prior year reserve development (underlying underwriting gain)	$1,239	$1,265	$1,446	$1,430	$1,277	$888	$451	$715	$866	$995	$1,457	$1,354
Impact of catastrophes	(1,267)	(576)	(338)	(462)	(387)	(1,214)	(1,669)	(729)	(297)	(919)	(109)	(67)
Impact of net favorable prior year reserve development	378	510	617	616	552	622	473	818	868	1,000	351	255

Underwriting gain/(loss)	350	1,199	1,725	1,584	1,442	296	(745)	804	1,437	1,076	1,699	1,542
Net investment income	1,872	1,846	1,905	2,216	2,186	2,316	2,330	2,468	2,290	2,299	2,915	2,712
Other, including interest expense	(179)	(78)	(193)	(159)	(61)	(171)	(195)	(229)	(127)	(180)	(114)	(54)

Core income	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200
Net realized investment gains/(losses)	142	47	2	51	106	32	36	173	22	(271)	101	8
Impact of TCJA at enactment	(129)	—	—	—	—	—	—	—	—	—	—	—

Net income	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208

The following terms are also used in this Proxy Statement and are defined as follows:

•
Book value per share growth is the percentage change in book value per share over the specified time period.

•
Adjusted book value per share growth is the percentage change in adjusted book value per share over the specified time period.

•
Total shareholder return is the percentage change in the stock price and the cumulative amount of dividends, assuming dividend reinvestment, from the stock price at the beginning of the specified period.

•
Retention is the amount of exposure a policyholder company retains on any one risk or group of risks.

The Travelers Companies, Inc. | Proxy Statement for 2018 Annual Meeting	A-3

YOU HAVE THREE WAYS TO VOTE: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions electronically. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, date and return your proxy card in the postage-paid envelope that has been provided to you or return it to The Travelers Companies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you are a shareholder of record or hold shares through a broker or bank, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 22, 2018. If you are a current or former employee voting shares held under Travelers' 401(k) Savings Plan, however, your vote with respect to those plan shares must be received by 11:59 p.m. Eastern Daylight Time on May 21, 2018. Please consult the separate voting instructions provided for persons holding shares through a Company employee benefit or compensation plan. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by The Travelers Companies, Inc. in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. 485 LEXINGTON AVENUE NEW YORK, NY 10017 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E40838-P05893-Z72064-Z72063 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE TRAVELERS COMPANIES, INC. The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of the twelve directors listed below. Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 1a. Alan L. Beller 2. Ratification of the appointment of KPMG LLP as The Travelers Companies, Inc. independent registered public accounting firm for 2018. Non-binding vote to approve executive compensation. ! ! ! ! ! ! 1b. John H. Dasburg 1c. Janet M. Dolan 3. 1d. Kenneth M. Duberstein The Board of Directors recommends you vote AGAINST Proposal 4. ! ! ! 4. Shareholder proposal relating to a diversity report, including EEOC data, if presented at the Annual Meeting of Shareholders. 1e. Patricia L. Higgins 1f. William J. Kane IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE. 1g. Clarence Otis Jr. 1h. Philip T. Ruegger III 1i. Todd C. Schermerhorn 1j. Alan D. Schnitzer 1k. Donald J. Shepard 1l. Laurie J. Thomsen Yes No ! ! Please indicate if you plan to attend this meeting. NOTE: Please sign exactly as the name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or other business entity, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 23, 2018: the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. For driving directions to the Annual Meeting, please see the "Notice of Internet Availability of Proxy Materials - FAQs" posted on our website at www.travelers.com under "For Investors". E40839-P05893-Z72064-Z72063 THE TRAVELERS COMPANIES, INC. Proxy Solicited on Behalf of the Board of Directors of The Travelers Companies, Inc. for the Annual Meeting of Shareholders, May 23, 2018 The signer(s) hereby constitute(s) and appoint(s) Alan D. Schnitzer, Avrohom J. Kess and Wendy C. Skjerven, and each of them, the signer(s) true and lawful agents and proxies, with full power of substitution in each, to represent the signer(s) at the Annual Meeting of Shareholders of The Travelers Companies, Inc. to be held on May 23, 2018 at 9:00 a.m. (Eastern Daylight Time) and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of stock of The Travelers Companies, Inc. held of record by the signer(s) at the close of business on March 27, 2018 as the signer(s) would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy. The signer(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof. This proxy when properly executed will be voted in the manner directed on the reverse side. If this proxy is signed but no direction given, this proxy will be voted FOR the election of each of the director nominees listed on the reverse side, FOR Proposal 2, FOR Proposal 3 and AGAINST Proposal 4. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. iF no boXes are MarKed, tHis ProXY WiLL be voted in tHe Manner described above. continued and to be signed on reverse side